UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☒	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2023

Or

☐	Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the transition period from       to

Commission file number 001-14965

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:

THE GOLDMAN SACHS 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

THE GOLDMAN SACHS GROUP, INC.

200 West Street

New York, NY 10282

THE GOLDMAN SACHS 401(k) PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

*

All other schedules required by 29 CFR §2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, are not included because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of The Goldman Sachs 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Goldman Sachs 401(k) Plan (the “Plan”) as of December 31, 2023 and 2022 and the related statements of changes in net assets available for benefits for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2023 and 2022, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental schedule of assets (held at end of year) as of December 31, 2023, schedule of assets (acquired and disposed of within year) for the year ended December 31, 2023 and schedule of reportable transactions for the year ended December 31, 2023 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 17, 2024

We have served as the Plan’s auditor since at least 1983. We have not been able to determine the specific year we began serving as auditor of the Plan.

THE GOLDMAN SACHS 401(k) PLAN

Statements of Net Assets Available for Benefits

	As of December
$ in thousands	2023	2022
Assets
Investment assets (at fair value)	$11,147,098	$9,412,433
Receivables:
Employee contributions	65	65
Employer contributions	206,873	212,193
Notes receivable from participants	28,726	27,888
Interest and dividends	15,133	12,069
Due from brokers and other receivables	30,744	17,401
Total assets	11,428,639	9,682,049
Liabilities
Investment liabilities (at fair value)	4,319	8,595
Due to brokers and other payables	97,196	38,265
Accrued expenses	4,941	3,962
Total liabilities	106,456	50,822
Net assets available for benefits	$11,322,183	$9,631,227

The accompanying notes are an integral part of these financial statements.

THE GOLDMAN SACHS 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits

	Year Ended December
$ in thousands	2023	2022
Additions
Investment income/(loss):
Net appreciation/(depreciation) in the fair value of investments	$1,612,595	$(1,877,829)
Interest and dividends	118,568	86,444
Less: Investment management fees and other expenses	(14,915)	(14,221)
Total investment income/(loss)	1,716,248	(1,805,606)
Interest income on notes receivable from participants	1,552	1,249
Contributions:
Employee	372,102	353,840
Employer	206,873	212,193
Assets transferred	7,980	25,551
Total contributions	586,955	591,584
Total additions	2,304,755	(1,212,773)
Deductions
Benefits paid	613,799	532,984
Total deductions	613,799	532,984
Net increase/(decrease) in net assets available for benefits	1,690,956	(1,745,757)
Net assets available for benefits, beginning balance	9,631,227	11,376,984
Net assets available for benefits, ending balance	$11,322,183	$9,631,227

The accompanying notes are an integral part of these financial statements.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Note 1.

Plan Description

The following description of The Goldman Sachs 401(k) Plan (the Plan) is provided for general information purposes only. The Plan sponsor is The Goldman Sachs Group, Inc. (the firm). Participants should refer to the Plan document, as most recently amended and restated, for a more complete description of the Plan’s provisions. Items referenced in italics are defined in the Plan document.

The Plan became effective on January 1, 1945 as the “Goldman Sachs Employees’ Profit Sharing Retirement Income Plan” and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Effective January 1, 2008, the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan was amended to incorporate a 401(k) safe harbor design and was renamed “The Goldman Sachs 401(k) Plan.” The Plan has been subsequently amended for various reasons, including to reflect changes in law.

General

The Plan is a defined contribution plan to which participants may elect to make pre-tax, and “Roth” after-tax, contributions each year from their 401(k) Compensation (as determined under the Plan), and to which they can roll over amounts from certain other qualified retirement arrangements. Effective January 1, 2023, participants may elect to make “non-Roth” after-tax contributions from their 401(k) Compensation up to the Plan specified amount. Eligible participants have the option to convert existing eligible non-Roth Plan balances to a Roth 401(k) account in the Plan. The Plan’s Plan Year is the 12-month period commencing on January 1 and ending on the following December 31. The Plan offers a dollar-for-dollar Matching Contribution on participants’ elective deferrals up to 6% of Safe Harbor Compensation, capped at a maximum match of $12,500. If an eligible participant’s Safe Harbor Compensation is less than $125,000, the firm will also allocate to that eligible participant’s account a Fixed Contribution equal to 2% of Safe Harbor Compensation.

In addition to these contributions, the firm will allocate to each eligible participant an Additional Retirement Contribution of up to $4,000. Collectively, the Matching Contribution, Fixed Contribution and Additional Retirement Contribution are herein referred to as the Firm Contributions.

The Plan has two named fiduciaries, the Retirement Committee and the Administrative Committee. The Retirement Committee has the power to appoint one or more investment managers, as well as certain other duties relating to the investment of the funds held by the trustee. The Administrative Committee is responsible for administering the terms and provisions of the Plan. In general, each committee’s members are employees of the firm or its affiliates, although in certain cases non-employees may serve on either committee. Callan LLC (Callan) is the Retirement Committee’s investment adviser. Participants direct their contributions and the Firm Contributions into various investment options available from time to time under the Plan through the Goldman Sachs Profit Sharing Master Trust (the Master Trust). The Plan is the sole investor in the Master Trust. Participants’ directed investments can be allocated to mutual funds, collective trusts, separately managed accounts and a bank deposit account. Alight Solutions is the Plan’s record keeper.

The Plan offers participants the option to invest in the Stock Fund, which is a separately managed account and substantially all of its investments are shares of the firm’s common stock. In accordance with a policy adopted by the Retirement Committee, no more than 20% of any contribution made on behalf of each participant can be invested in the Stock Fund. When a participant reallocates his or her total investment balance, he or she is limited to reallocating 20% of his or her total investment balance into the Stock Fund. In addition, participants are restricted from transferring into or out of the Stock Fund during certain periods in accordance with the firm’s compliance procedures designed to avoid violations of applicable securities laws.

The Plan’s investments are owned by the Master Trust, which is subject to a trust agreement (the Trust Agreement) with The Bank of New York Mellon Corporation (the Trustee).

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

In March 2022, the firm acquired GreenSky Holdings, LLC (GreenSky), which encompasses the GreenSky Trade Credit, LLC 401(k) Plan. In connection with this transaction, GreenSky salaried employees became eligible for the Plan in 2022 and in July 2022, GreenSky Trade Credit, LLC 401(k) Plan active salaried participant account balances along with any associated outstanding loan balances were transferred into the Plan. The value of assets transferred into the Plan was $26 million during 2022, substantially all of which related to GreenSky. GreenSky hourly employees remained in the GreenSky Trade Credit, LLC 401(k) Plan. In the first quarter of 2024, the firm sold GreenSky.

In April 2022, the firm acquired NN Investment Partners (NNIP) and in August 2023 assets were transferred into the Plan. The value of assets transferred into the Plan was $8 million during 2023, substantially all of which related to NNIP.

Eligibility

Employees become eligible to make pre-tax, and “Roth” after-tax, contributions to the Plan as of the first day of the month after they join the firm or its affiliates as eligible employees. In addition, employees become eligible for Matching Contributions and Fixed Contributions generally as of the first day of the month following hire date and attainment of age 21. In addition, to be eligible for the Fixed Contribution, the employee generally must be employed on the last day of the firm’s fiscal year that ends with or within the Plan Year.

Generally, to be eligible for the Additional Retirement Contribution, employees must have been (i) active or on authorized leave of absence for no longer than two years as of November 26, 2004, (ii) age 46 or older as of November 26, 2004, and (iii) employed by the firm or its affiliates as of the last day of the current fiscal year.

Vesting

Participants are immediately fully vested in their own 401(k) contributions. Employees are subject to a two-year vesting requirement for the Matching Contributions and Fixed Contributions. Additionally, upon the earliest to occur of: (i) attainment of age 65 while employed by the firm or its affiliates, (ii) disability retirement, (iii) death while employed by the firm or on military duty or (iv) Plan termination, each participant or beneficiary will be 100% vested and may receive a lump-sum amount equal to the value of the funds or a portion thereof allocated to the participant’s account or may receive periodic distributions from the Plan.

Benefits

Any benefits provided by the Plan are paid from net assets available for benefits. The benefit to which a Plan participant is entitled equals the amount that can be provided by the vested contributions and net earnings (or losses) thereon (including net realized and unrealized investment appreciation and depreciation) allocated to such participant’s account. All or a portion of benefits can generally be distributed when an employee (i) leaves the firm, or (ii) reaches age 59 1⁄2.

Notes Receivable from Participants

A participant in the Plan is permitted to borrow between $1,000 and $50,000, reduced by (i) the highest outstanding balance of loans to such participant from the Plan during the one-year period ending on the day before the date on which such new loan is made, less (ii) the outstanding balance of loans to such participant from the Plan on the date of such new loan, subject to an overall cap of the lesser of (a) one-half of the participant’s total vested account balance (including Firm Contributions) or (b) the balance in the participant’s 401(k) and rollover contribution accounts. A participant may not borrow any amounts attributable to the Firm Contributions.

Interest on loans is fixed at the U.S. prime rate plus one percent for the life of the respective loan. Loans generally must be repaid within five years, or in some cases, ten years. Loans are repaid (principal and interest) and added back to participants’ account balances generally through regular after-tax payroll deductions.

Risks and Uncertainties

Investments are exposed to various risks, such as interest rate, market, currency and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Note 2.

Basis of Presentation

These financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

All references to 2023 and 2022 refer to the Plan’s years ended, or the dates, as the context requires, December 31, 2023 and December 31, 2022, respectively.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Note 3.

Significant Accounting Policies

Use of Estimates

Preparation of these financial statements requires management to make certain estimates and assumptions, the most important of which relate to the fair value measurement of the Plan’s investments. These estimates and assumptions are based on the best available information, but actual results could be materially different.

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Participant loans are measured at their unpaid principal balance, plus any accrued but unpaid interest.

Expenses

Investment management fees charged by managers of mutual funds are borne by the Plan, and are included in net appreciation/(depreciation) in the fair value of investments. Investment management fees charged by managers of collective trusts are borne by the Plan, and are included in net appreciation/(depreciation) in the fair value of investments or investment management fees and other expenses based on the underlying trust agreements.

Investment management fees charged by managers of separately managed accounts are borne by the Plan, and are included in investment management fees and other expenses.

Other expenses borne by the Plan, unless paid by the firm, consist of custodial, administrative and investment advisory fees. Investment advisory fees were paid to Callan, which advised the Retirement Committee on the selection and oversight of Plan investments. These Plan expenses, unless paid by the firm, are included in investment management fees and other expenses.

Investments

The investments of the Plan are reported at fair value.

The Bank Deposit Option is a deposit obligation of Goldman Sachs Bank USA (GS Bank USA), a Federal Deposit Insurance Corporation (FDIC) insured New York State-chartered bank and a member of the Federal Reserve System. The Bank Deposit Option offers an FDIC-insured deposit with a floating rate coupon generally tied to the Federal Funds Rate.

Mutual funds and collective trust funds represent investments with various investment managers. Mutual funds are valued based on the quoted net asset value per share held. Collective trust funds are valued based on the net asset value per unit as reported by the investment managers.

Investments within separately managed accounts are described below:

Cash and cash equivalents include cash and certain short-term interest-bearing investments.

Securities purchased under agreements to resell (resale agreements) are transactions in which the Plan purchases financial instruments from a seller, typically in exchange for cash, and simultaneously enters into an agreement to resell the same or substantially the same financial instruments to the seller at a stated price plus accrued interest at a future date. Even though resale agreements involve the legal transfer of ownership of financial instruments, they are accounted for as financing arrangements because they require the financial instruments to be resold at the maturity of the agreement. The financial instruments purchased in resale agreements typically include U.S. government and federal agency obligations, investment-grade sovereign obligations, corporate debt instruments and equity securities. The Plan receives financial instruments purchased under resale agreements. To mitigate credit exposure, the investment managers monitor the market value of the resale agreements on a daily basis, and deliver or obtain additional collateral due to changes in the market value of the financial instruments, as appropriate. For resale agreements, the Plan typically requires collateral with a fair value approximately equal to the carrying value of the relevant assets in the statements of net assets available for benefits.

Fixed income securities, common and preferred stocks, real estate investment trusts, commodities, and interests in exchange-traded options and futures contracts traded in active markets are valued at closing prices on the last business day of each period presented. Securities traded in markets that are not considered active are valued based on broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using the investment managers’ (or independent third parties on behalf of the investment managers) best estimate of fair value.

Mutual funds, as described above, may also be investments held within separately managed accounts.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Forward foreign currency contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers), using quoted forward foreign currency exchange rates. At the end of each period presented, open contracts are valued at the current forward foreign currency exchange rates and the change in market value is recorded as an unrealized gain or loss. When the contract is closed or delivery taken, the Plan records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

Swap contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers) utilizing their proprietary models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information.

See Note 10 for further information about derivatives.

Investments denominated in currencies other than the U.S. dollar are translated using exchange rates prevailing at the end of the periods presented. Purchases and sales of these investments are translated at the rate of exchange on the respective dates of such transactions.

Interest income and expense are recorded on an accrual basis. Dividend income is recorded on the ex-dividend date.

Purchases and sales of the investments within the Plan are reflected on a trade-date basis.

Due from Brokers and Other Receivables and Due to Brokers and Other Payables

Due from brokers and other receivables includes cash balances held with brokers, receivables from unsettled sales transactions, and collateral posted in connection with certain derivative transactions. Amounts due from brokers may be restricted to the extent that they serve as deposits for investment liabilities. Due to brokers and other payables includes payables from unsettled purchase transactions and collateral received in connection with certain derivative transactions. Certain of the Plan’s securities held by the clearing brokers or prime brokers are pledged to the brokers on terms that permit them to repledge the securities to others, subject to certain limitations. Securities held at custodians under custody agreements cannot be repledged to others by the custodian.

Note 4.

Fair Value Measurements

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial instruments are marked at closing prices. Fair value measurements do not include transaction costs.

The best evidence of fair value is a quoted price in an active market. If quoted prices in active markets are not available, fair value is determined by reference to prices for similar instruments, quoted prices or recent transactions in less active markets, or internally developed models that primarily use market-based or independently sourced inputs, including, but not limited to, interest rates, volatilities, equity or debt prices, foreign exchange rates, commodity prices, credit spreads and funding spreads (i.e., the spread or difference between the interest rate at which a borrower could finance a given financial instrument relative to a benchmark interest rate).

U.S. GAAP has a three-level hierarchy for disclosure of fair value measurements. This hierarchy prioritizes inputs to the valuation techniques used to measure fair value, giving the highest priority to level 1 inputs and the lowest priority to level 3 inputs. A financial instrument’s level in this hierarchy is based on the lowest level of input that is significant to its fair value measurement. The fair value hierarchy is as follows:

Level 1. Inputs are unadjusted quoted prices in active markets to which the Plan had access at the measurement date for identical, unrestricted assets or liabilities.

Level 2. Inputs to valuation techniques are observable, either directly or indirectly.

Level 3. One or more inputs to valuation techniques are significant and unobservable.

The investment managers and custodian, on behalf of the Plan, use independent pricing sources to value Plan assets traded on exchanges and independent quoted prices or developed models for all assets not traded on exchanges. Investment managers review their valuation approaches on an ongoing basis and revise as necessary based on changing market conditions to ensure their valuations represent fair value. Subsequently, the Plan uses other methodologies to determine fair value (e.g., relevant broker quotations), which vary based on the type of instrument.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Level 1 Investments

Level 1 investments include bank deposit, mutual funds, collective trusts, and within separately managed accounts, cash and cash equivalents, certain fixed income securities, most common and preferred stocks, mutual funds, most real estate investment trusts and certain derivatives. These instruments are valued using quoted prices for identical unrestricted instruments in active markets.

The Plan determines active markets for equity instruments based on the average daily trading volume both in absolute terms and relative to the market capitalization for the instrument. The Plan determines active markets for debt instruments based on both the average daily trading volume and the number of days with trading activity.

Level 2 Investments

Level 2 investments include resale agreements, certain fixed income securities, certain common and preferred stocks, certain real estate investment trusts, commodities and derivatives within separately managed accounts.

The valuation of level 2 investments can be verified to quoted prices, recent trading activity for identical or similar instruments, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Consideration is given to the nature of the quotations (e.g., indicative or executable) and the relationship of recent market activity to the prices provided from alternative pricing sources.

Level 3 Investments

Level 3 investments have one or more significant valuation inputs that are not observable. Absent evidence to the contrary, level 3 instruments are initially valued at transaction price, which is considered to be the best initial estimate of fair value. Subsequently, the Plan uses other methodologies to determine fair value, which vary based on the type of instrument and include relevant broker quotations. Valuation inputs and assumptions are changed when corroborated by substantive observable evidence, including values realized on sales of financial assets.

As of both December 2023 and December 2022, the Plan’s level 3 investment assets consisted of certain common stocks.

See Notes 3 and 5 for further information about investment assets and investment liabilities.

Note 5.

Investment Assets and Investment Liabilities

Fair Value of Investment Assets and Investment Liabilities by Level

The table below presents investment assets and investment liabilities of the Plan by level within the fair value hierarchy.

$ in thousands	Level 1	Level 2	Level 3	Total
As of December 2023
Assets
Bank deposit	$285,429	$–	$ –	$285,429
Mutual funds	1,374,779	–	–	1,374,779
Collective trusts	6,478,586	–	–	6,478,586
Separately managed accounts:
Cash and cash equivalents	2,408	–	–	2,408
Resale agreements	–	139,200	–	139,200
Fixed income securities	111,485	128,650	–	240,135
Common and preferred stocks	2,232,114	–	289	2,232,403
Mutual funds	83,421	–	–	83,421
Real estate investment trusts	278,708	547	–	279,255
Commodities	–	24,558	–	24,558
Derivatives	–	6,924	–	6,924
Total investment assets	$10,846,930	$299,879	$289	$11,147,098
Liabilities
Separately managed accounts:
Derivatives	$–	$(4,319)	$ –	$(4,319)
Total investment liabilities	$–	$(4,319)	$ –	$(4,319)
As of December 2022
Assets
Bank deposit	$274,757	$–	$ –	$274,757
Mutual funds	1,261,605	–	–	1,261,605
Collective trusts	5,267,412	–	–	5,267,412
Separately managed accounts:
Cash and cash equivalents	8,876	–	–	8,876
Resale agreements	–	114,300	–	114,300
Fixed income securities	112,185	110,504	–	222,689
Common and preferred stocks	1,892,574	1,347	763	1,894,684
Mutual funds	66,038	–	–	66,038
Real estate investment trusts	269,460	419	–	269,879
Commodities	–	21,569	–	21,569
Derivatives	85	10,539	–	10,624
Total investment assets	$9,152,992	$258,678	$763	$9,412,433
Liabilities
Separately managed accounts:
Derivatives	$(199)	$(8,396)	$ –	$(8,595)
Total investment liabilities	$(199)	$(8,396)	$ –	$(8,595)

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

In the table above:

•	Investment assets are shown as positive amounts and investment liabilities are shown as negative amounts.

•	Mutual funds within separately managed accounts consist of money market funds, exchange-traded funds and investments in funds that primarily consist of fixed income securities.

Level 3 Rollforward

The table below presents the changes in fair value for level 3 investment assets.

	Year Ended December

$ in thousands	2023	2022
Common and preferred stocks
Beginning balance	$763	$–
Net unrealized gains/(losses)	–	(4,479)
Sales	(474)	(38)
Transfers into level 3	–	5,280
Ending balance	$289	$763

In the table above:

•	Changes in fair value are presented for all investment assets that are classified in level 3 as of the end of the period.

•	Net unrealized gains/(losses) relates to investment assets that were still held at period-end.

•

Transfers between levels of the fair value hierarchy are reported at the beginning of the reporting period in which they occur. If an investment asset was transferred to level 3 during a reporting period, its entire gain or loss for the period is classified in level 3.

•	For level 3 investment assets, increases are shown as positive amounts, while decreases are shown as negative amounts.

Level 3 Rollforward Commentary

Year Ended December 2023. There were no net realized or unrealized gains/(losses) on level 3 investment assets for 2023.

There were no transfers into or out of level 3 investment assets during 2023.

Year Ended December 2022. The net unrealized losses on level 3 investment assets of $4.5 million for 2022 are reported in net appreciation/(depreciation) in the fair value of investments.

The net unrealized losses on level 3 investment assets for 2022 reflected losses on certain common stocks, principally driven by geopolitical concerns.

Transfers into level 3 investment assets during 2022 reflected transfers of certain common stocks from level 1 (principally due to reduced price transparency as a result of a lack of market evidence, including fewer market transactions in these instruments).

There were no transfers out of level 3 investment assets during 2022.

Note 6.

Related-Party and Party-In-Interest Transactions

The Plan offers as an investment option the Stock Fund, which has substantially all of its investments in the firm’s common stock. As of December 2023, the Plan’s interest in the Stock Fund represented 532,692 shares of the firm’s common stock with a fair market value of $205.5 million. As of December 2022, the Plan’s interest in the Stock Fund represented 536,915 shares of the firm’s common stock with a fair market value of $184.4 million. Purchases of $15.8 million and sales of $8.6 million of the firm’s common stock were made through the Stock Fund during 2023. Purchases of $19.6 million and sales of $5.3 million of the firm’s common stock were made through the Stock Fund during 2022. The Stock Fund is managed by State Street Global Advisors.

GSAM Stable Value, LLC (GSAM Stable Value), an affiliate of the firm, manages a laddered fixed income separately managed account investment option in the Plan. No fees were paid during both 2023 and 2022, or were payable by the Plan to GSAM Stable Value or other affiliates to manage this separately managed account as of both December 2023 and December 2022. In April 2024, GSAM Stable Value was merged into Goldman Sachs Asset Management, L.P., an affiliate of the firm.

GS Bank USA, an affiliate of the firm, has a deposit obligation to the Plan under the Plan’s Bank Deposit Option. No fees were paid during both 2023 and 2022, or were payable by the Plan to GS Bank USA as of both December 2023 and December 2022, for bank deposit obligations.

During 2022, the firm provided the Plan with an interest free, unsecured loan of $113.4 million pursuant to Prohibited Transaction Exemption 80-26. In accordance with the terms of the loan, proceeds from the redemption of the Plan’s interest in an investment fund in which the Plan was invested were used to repay the loan. Such proceeds allowed the Plan to repay all but $0.5 million of the principal amount. As provided in the loan agreement, the remaining $0.5 million was forgiven.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Note 7.

Plan Termination

The firm intends to continue the Plan indefinitely, but reserves the right to discontinue or amend the Plan at any time, subject to the provisions of ERISA. In the event of discontinuance, affected participants will become fully vested in the Firm Contributions and the related investment income as required by ERISA.

Note 8.

Income Tax Status

The Internal Revenue Service has determined, and informed the firm by a letter dated April 14, 2017, that the terms of the Plan conform to the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended.

Note 9.

Reconciliation of Financial Statements to the Form 5500

The tables below present the reconciliations from the Plan’s financial statements to the Form 5500.

	As of December

$ in thousands	2023	2022
Net assets available for benefits, per Statements of Net Assets Available for Benefits	$11,322,183	$9,631,227
Amounts allocated to withdrawing participants	(48,158)	(20,383)
Net assets, per the Form 5500	$11,274,025	$9,610,844

	As of December

$ in thousands	2023	2022
Benefits paid, per Statements of Changes in Net Assets Available for Benefits	$613,799	$532,984
Amounts allocated to withdrawing participants, ending balance	48,158	20,383
Amounts allocated to withdrawing participants, beginning balance	(20,383)	(57,487)
Benefits paid to participants and certain deemed distributions of participant loans, per the Form 5500	$641,574	$495,880

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to both December 2023 and December 2022, but had not yet been paid as of that date.

Note 10.

Financial Instruments with Off-Balance Sheet Risk

In accordance with the investment strategy of the separately managed accounts, the Plan’s investment managers execute transactions in various financial instruments that may give rise to varying degrees of off-balance sheet market and credit risk, including investment liabilities. These investment liabilities involve obligations to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance sheet risk as the Plan’s ultimate obligation to satisfy the sale of investment liabilities may exceed the amount recognized in the financial statements.

Derivatives are instruments that derive their value from underlying asset prices, indices, reference rates and other inputs, or a combination of these factors. Derivatives may be traded on an exchange (exchange-traded) or they may be privately negotiated contracts, which are usually referred to as over-the-counter (OTC) derivatives.

The Plan enters into various types of derivatives, including:

•	Futures and Forwards. Contracts that commit counterparties to purchase or sell financial instruments, commodities or currencies in the future.

•

Swaps. Contracts that require counterparties to exchange cash flows, such as currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, financial instruments, commodities, currencies or indices.

•

Options. Contracts in which the option purchaser has the right, but not the obligation, to purchase from or sell to the option writer financial instruments, commodities or currencies within a defined time period for a specified price.

As a writer of option contracts, the Plan receives a premium to become obligated to buy or sell financial instruments for a period of time at the holder’s option. During this period, the Plan bears the risk of an unfavorable change in the market value of the financial instrument underlying the option, but has no credit risk, as the counterparty has no performance obligation to the Plan once it has paid its cash premium.

Derivatives are recorded on a gross basis in the statements of net assets available for benefits and are accounted for at fair value.

THE GOLDMAN SACHS 401(k) PLAN

Notes to Financial Statements

Risk Management

Market risk includes risk that arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates, in prices of commodities, and in prices of debt and equity securities. In many cases, these financial instruments serve to reduce, rather than increase, the Plan’s exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.

The Plan is subject to credit risk of counterparty nonperformance on derivative assets, except for written options, which obligate the Plan to perform and do not give rise to any counterparty credit risk.

The tables below present information about derivative contracts by major product type.

	As of December 2023		As of December 2022

$ in thousands	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rates	$6,038	$3,549	$7,052	$7,055
Credit	321	59	83	36
Currencies	218	687	685	1,180
Commodities	347	24	2,804	324
Total gross fair value	$6,924	$4,319	$10,624	$8,595
Not offset in the statements of net assets available for benefits
Counterparty netting	$(4,001)	$(4,001)	$(4,509)	$(4,509)
Cash collateral netting	(2,923)	(318)	(6,115)	(1,310)
Total	$–	$–	$–	$2,776

	Notional Amounts as of December

$ in thousands	2023	2022
Interest rates	$559,716	$437,041
Credit	54,575	23,176
Currencies	3,200	2,854
Commodities	235,526	264,419
Equities	12,800	12,930
Total	$865,817	$740,420

In the tables above:

•

The amount of derivative assets and liabilities reported on the statements of net assets available for benefits is the gross fair value and excludes the impact of any legally enforceable master netting agreements and cash collateral held by the Plan.

•	Notional amounts, which represent the sum of gross long and short derivative contracts, provide an indication of the volume of the Plan’s derivative activity and do not represent anticipated losses.

The table below presents the net appreciation/(depreciation) in the fair value of derivatives (including gains and losses on derivatives bought and sold, as well as held during the year) by major product type.

	Year Ended December

$ in thousands	2023	2022
Interest rates	$1,738	$(3,469)
Credit	41	(1)
Currencies	44	(15)
Commodities	(9,003)	28,701
Equities	214	1,185
Total	$(6,966)	$26,401

Credit Derivatives

The Plan’s investment managers enter into various credit derivative transactions.

The Plan enters into credit default swaps. Single-name credit default swaps protect the buyer against the loss of principal on one or more bonds, loans or mortgages (reference obligations) in the event the issuer of the reference obligations suffers a credit event. The buyer of protection pays an initial or periodic premium to the seller and receives protection for the period of the contract. If there is no credit event, as defined in the contract, the seller of protection makes no payments to the buyer. If a credit event occurs, the seller of protection is required to make a payment to the buyer, calculated according to the terms of the contract.

The Plan had no written credit derivative transactions and all of the Plan’s purchased credit derivative transactions are with financial institutions and are subject to stringent collateral thresholds. These amounts were not material for both December 2023 and December 2022.

Note 11.

Subsequent Events

The Plan has evaluated subsequent events through June 17, 2024, the date the financial statements were issued, and determined that there were no other material events or transactions that would require recognition or additional disclosure in these financial statements.

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
Bank Deposit
*GOLDMAN SACHS BANK USA BANK DEPOSIT ACCOUNT	285,428,501	$285,428,501
Total Bank Deposit		$285,428,501
Mutual Funds
AMERICAN FUNDS AMERICAN HIGH-INCOME TRUST	19,457,879	$184,849,849
DODGE & COX INTERNATIONAL STOCK FUND	1,675,902	82,387,327
RBC EMERGING MARKETS EQUITY FUND	6,017,073	75,273,577
SSGA HEDGED INTERNATIONAL DEVELOPED EQUITY INDEX FUND	1,116,705	122,111,649
VANGUARD CASH RESERVES FEDERAL MONEY MARKET	670,500,570	670,500,570
VANGUARD INFLATION-PROTECTED SECURITIES FUND	11,287,558	105,877,296
WESTERN ASSET CORE PLUS BOND FUND	13,964,397	133,778,922
Total Mutual Funds		$1,374,779,190
Collective Trusts
BLACKROCK 20+ YR TREASURY BOND INDEX FUND	2,130,348	$85,320,635
BLACKROCK EQUITY GROWTH INDEX FUND	7,008,860	423,805,416
BLACKROCK EQUITY VALUE INDEX FUND	6,739,838	386,983,971
BLACKROCK LIFEPATH® 2025 INDEX NON-LENDABLE FUND	3,476,057	110,710,662
BLACKROCK LIFEPATH® 2030 INDEX NON-LENDABLE FUND	5,318,202	189,682,732
BLACKROCK LIFEPATH® 2035 INDEX NON-LENDABLE FUND	6,209,479	246,019,573
BLACKROCK LIFEPATH® 2040 INDEX NON-LENDABLE FUND	7,293,078	317,000,922
BLACKROCK LIFEPATH® 2045 INDEX NON-LENDABLE FUND	9,229,915	434,369,968
BLACKROCK LIFEPATH® 2050 INDEX NON-LENDABLE FUND	7,804,349	387,868,331
BLACKROCK LIFEPATH® 2055 INDEX NON-LENDABLE FUND	11,630,808	419,549,979
BLACKROCK LIFEPATH® 2060 INDEX NON-LENDABLE FUND	7,092,559	145,608,115
BLACKROCK LIFEPATH® RETIREMENT INDEX NON-LENDABLE FUND	4,081,048	101,154,489
BLACKROCK MSCI EAFE EQUITY INDEX NON-LENDABLE FUND	3,225,152	106,711,896
SSGA EMERGING MARKETS INDEX NON-LENDING SERIES FUND	4,515,406	154,038,547
SSGA REAL ASSET NON-LENDING SERIES FUND	1,731,228	28,407,727
SSGA RUSSELL 2000® INDEX NON-LENDING SERIES FUND	7,474,451	315,675,973
SSGA S&P 500® INDEX NON-LENDING SERIES FUND	49,733,472	2,249,743,332
SSGA S&P MIDCAP® INDEX NON-LENDING SERIES FUND	5,400,092	313,351,115
SSGA U.S. BOND INDEX NON-LENDING SERIES FUND	5,642,152	62,582,749
Total Collective Trusts		$6,478,586,132
Separately Managed Accounts
Cash and Cash Equivalents
ARS (ARGENTINE PESO)	13,450,840	$16,637
AUD (AUSTRALIAN DOLLARS)	158,308	108,021
BRL (BRAZILIAN REAL)	960	198
CAD (CANADIAN DOLLARS)	22,088	16,751
CHF (SWISS FRANC)	2,608	3,099
CNH (CHINESE R YUAN HK)	9,314,225	1,308,067
DKK (DANISH KRONE)	1,453	215
EUR (EURO)	148,186	163,694
GBP (GREAT BRITISH POUNDS)	245,332	312,749
HKD (HONG KONG DOLLARS)	793	102
ILS (ISRAELI SHEKEL)	455	126
JPY (JAPANESE YEN)	2,516,230	17,848
KRW (SOUTH KOREAN WON)	19,049,424	14,791
MXN (MEXICAN PESO)	770,798	45,516
MYR (MALAYSIAN RINGGIT)	8,798	1,915

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
NGN (NIGERIAN NAIRA)	233,121,336	259,745
NOK (NORWEGIAN KRONE)	75,972	7,481
NZD (NEW ZEALAND DOLLAR)	24,985	15,819
PHP (PHILIPPINES PESO)	676	12
PLN (POLISH ZLOTY)	405	103
SEK (SWEDISH KRONA)	46,683	4,632
SGD (SINGAPORE DOLLARS)	7,956	6,032
THB (THAI BAHT)	2,435,270	71,348
USD (US DOLLAR)	33,154	33,154
ZAR (SOUTH AFRICAN RAND)	1,514	83
Total Cash and Cash Equivalents		$2,408,138
Securities Purchased Under Agreements to Resell
J P MORGAN CHASE REV REPO 5.490% 01/03/24 DD 01/02/24	65,100,000	$65,100,000
MERRILL LYNCH REV REPO 5.420% 01/02/24 DD 12/29/23	74,100,000	74,100,000
Total Securities Purchased Under Agreements to Resell		$139,200,000
Fixed Income Securities
522 FUNDING CLO 201 3A AR 144A VAR RT 10/20/31 DD 06/30/21	250,000	$249,373
7-ELEVEN INC 144A 0.800% 02/10/24 DD 02/10/21	250,000	248,581
7-ELEVEN INC 144A 0.950% 02/10/26 DD 02/10/21	125,000	115,575
ABBVIE INC 2.600% 11/21/24 DD 05/21/20	1,100,000	1,074,536
ABBVIE INC 2.950% 11/21/26 DD 05/21/20	750,000	719,539
ABN AMRO BANK NV 144A VAR RT 10/13/26 DD 10/13/23	200,000	203,103
ACAS CLO 2015-1 LT 1A AR3 144A VAR RT 10/18/28 DD 06/22/21	162,489	162,280
AIR LEASE CORP 1.875% 08/15/26 DD 05/24/21	550,000	506,103
ALTERNATIVE LOAN TRU OA17 1A1A VAR RT 12/20/46 DD 09/29/06	61,100	52,273
AMERICAN EXPRESS CO VAR RT 05/01/26 DD 05/01/23	760,000	757,935
AMERICAN EXPRESS CREDIT AC 1 A 4.870% 05/15/28 DD 06/14/23	500,000	503,820
AMGEN INC 2.600% 08/19/26 DD 08/19/16	700,000	665,407
AMORTIZING RESIDENTIAL CO 1 A5 VAR RT 10/25/34 DD 09/25/04	144,315	141,889
ANCHORAGE CAPITAL 11A AR 144A VAR RT 07/22/32 DD 07/22/21	250,000	248,963
ANHEUSER-BUSCH COS LLC / ANHEU 3.650% 02/01/26 DD 02/01/19	355,000	348,451
APIDOS CLO XXVII 27A A1R 144A VAR RT 07/17/30 DD 06/15/21	213,763	213,379
ARBOR REALTY COMMER FL1 A 144A VAR RT 01/15/37 DD 02/11/22	200,000	196,997
ARMADA EURO CLO II 3A A1R 144A VAR RT 07/15/31	248,669	271,770
AT&T INC 0.900% 03/25/24 DD 03/23/21	500,000	494,488
AT&T INC DISC 03/19/24	250,000	236,225
AUSTRALIA GOVERNMENT BOND REGS 1.000% 11/21/31	200,000	110,007
AUSTRALIA GOVERNMENT BOND REGS 1.750% 06/21/51	50,000	20,131
AUSTRALIA GOVERNMENT BOND REGS 2.500% 05/21/30	400,000	253,514
AUSTRALIA GOVERNMENT BOND REGS 4.500% 04/21/33	200,000	142,248
AVANGRID INC 3.200% 04/15/25 DD 04/09/20	275,000	267,139
AVOLON HOLDINGS FUNDING L 144A 2.528% 11/18/27 DD 08/18/21	360,000	319,159
AVOLON HOLDINGS FUNDING L 144A 2.875% 02/15/25 DD 01/14/20	350,000	337,628
BAIN CAPITAL CREDIT 1A A1R 144A VAR RT 07/20/30 DD 05/20/21	196,945	196,733
BANCA MONTE DEI PASCHI DI REGS 0.875% 10/08/27	100,000	102,969
BANCA MONTE DEI PASCHI DI REGS 2.625% 04/28/25	100,000	107,567
BANCO DE CREDITO DEL PERU 144A 4.650% 09/17/24 DD 09/17/19	300,000	78,695
BANCO SANTANDER SA 2.706% 06/27/24 DD 06/27/19	800,000	789,249
BANK OF AMERICA CORP VAR RT 01/20/27 DD 01/20/23	525,000	524,024
BANK OF AMERICA CORP VAR RT 02/04/25 DD 02/04/22	1,050,000	1,045,933
BANK OF AMERICA CORP VAR RT 04/02/26 DD 03/22/22	1,200,000	1,202,445
BANK OF AMERICA CORP VAR RT 09/15/27 DD 09/15/23	300,000	306,225

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
BANK OF AMERICA CORP VAR RT 09/25/25 DD 09/25/20	425,000	410,212
BANK OF AMERICA MORTGAGE F 3A1 VAR RT 07/25/35 DD 06/01/05	8,108	6,584
BANK OF AMERICA MORTGAGE H 2A5 VAR RT 09/25/35 DD 08/01/05	26,847	22,960
BANK OF MONTREAL VAR RT 01/22/27 DD 01/22/21	1,030,000	949,895
BARCLAYS DRYROCK ISSUANCE 1 A 4.720% 02/15/29 DD 04/25/23	700,000	699,900
BARCLAYS PLC VAR RT 09/13/27 DD 09/13/23	500,000	514,771
BAYVIEW MSR OPPORTUN 5 A1 144A VAR RT 11/25/51 DD 10/01/21	166,032	141,853
BEAR STEARNS ALT-A TRUST 6 31A1 VAR RT 11/25/36 DD 09/01/06	105,816	57,902
BEAR STEARNS ARM TRUST 2 4 3A1 VAR RT 08/25/35 DD 06/01/05	5,607	5,080
BEAR STEARNS STRUCTURED R6 1A1 VAR RT 01/26/36 DD 08/01/07	20,097	14,874
BELL TELEPHONE CO OF CANADA OR 0.750% 03/17/24 DD 03/17/21	1,125,000	1,113,476
BERKSHIRE HATHAWAY ENERGY CO 4.050% 04/15/25 DD 10/15/20	250,000	247,135
BIG COMMERCIAL MORTGAGE BIG A 144A VAR RT 02/15/39 DD 03/03/22	191,716	187,790
BMW VEHICLE OWNER TRUST A A2A 5.720% 04/27/26 DD 07/18/23	200,000	200,324
BNP PARIBAS SA 144A VAR RT 01/10/25 DD 01/10/19	1,420,000	1,419,878
BNP PARIBAS SA 144A VAR RT 06/09/26 DD 06/09/20	200,000	190,941
BOEING CO/THE 2.750% 02/01/26 DD 11/02/20	490,000	469,095
BRAZIL LETRAS DO TESOURO NACIO 0.000% 01/01/24	400,000	82,345
BRAZIL LETRAS DO TESOURO NACIO 0.000% 07/01/24	600,000	117,542
BROADCOM CORP / BROADCOM CAYMA 3.625% 01/15/24 DD 01/15/18	350,000	349,677
BROADCOM INC 3.625% 10/15/24 DD 04/15/20	675,000	665,409
BX COMMERCIAL MORTGAGE 21M A 144A VAR RT 10/15/36 DD 11/08/21	404,949	397,077
BX TRUST 2021-BXMF BXMF A 144A VAR RT 10/15/26 DD 11/08/21	375,386	368,325
CANADIAN GOVERNMENT REAL RETURN 1.500% 12/01/44 DD 05/31/10	6	4
CANADIAN IMPERIAL BANK OF COMM 5.615% 07/17/26 DD 07/17/23	780,000	795,892
CANADIAN NATURAL RESOURCES LTD 2.050% 07/15/25 DD 06/24/20	300,000	285,894
CARVANA AUTO RECEIVABLES P1 A4 0.860% 01/11/27 DD 03/18/21	600,000	574,269
CARVANA AUTO RECEIVABLES P2 A4 0.800% 01/10/27 DD 06/24/21	500,000	471,629
CASSA DEPOSITI E PRESTITI 144A 5.750% 05/05/26 DD 05/05/23	200,000	199,833
CATERPILLAR FINANCIAL SERVICES 4.800% 01/06/26 DD 01/06/23	910,000	915,463
CELANESE US HOLDINGS LLC 3.500% 05/08/24 DD 05/08/19	67,000	66,372
CENTERPOINT ENERGY INC 5.250% 08/10/26 DD 08/10/23	550,000	554,944
CHARTER COMMUNICATIONS OPERATION 4.908% 07/23/25 DD 07/23/16	875,000	866,835
CHARTER COMMUNICATIONS OPERATION 6.384% 10/23/35 DD 10/23/16	300,000	305,151
CHASE MORTGAGE FINANCE A1 1A1 VAR RT 02/25/37 DD 02/01/07	17,257	16,814
CHL MORTGAGE PASS-THROUGH 7 1A1 VAR RT 03/25/35 DD 01/27/05	19,428	17,637
CIFC FUNDING 2017- 4A A1R 144A VAR RT 10/24/30 DD 06/17/21	210,931	210,773
CITIBANK NA 5.488% 12/04/26 DD 12/04/23	250,000	254,619
CITIBANK NA 5.864% 09/29/25 DD 09/29/23	900,000	915,107
CITIGROUP COMMERCIAL M GC19 A4 4.023% 03/11/47 DD 03/01/14	138,420	138,178
CITIGROUP COMMERCIAL M GC25 A4 3.635% 10/10/47 DD 10/01/14	400,000	392,257
CITIGROUP INC VAR RT 05/01/25 DD 05/04/21	500,000	491,541
CITIGROUP INC VAR RT 10/30/24 DD 10/30/20	375,000	375,210
CITIGROUP INC VAR RT 11/03/25 DD 11/03/21	375,000	360,836
CITIGROUP MORTGAGE INV3 A11 144A VAR RT 05/25/51 DD 09/25/21	159,432	147,627
CITIZENS BANK NA/PROVIDENCE RI 2.250% 04/28/25 DD 04/30/20	425,000	406,320
CONSTELLATION BRANDS INC 4.750% 12/01/25 DD 12/04/15	936,000	931,676
COOPERATIEVE RABOBANK UA/NY 0.375% 01/12/24 DD 01/12/21	425,000	424,435
CREDIT SUISSE AG/NEW YORK NY 3.700% 02/21/25 DD 04/07/22	665,000	651,411
CREDIT SUISSE AG/NEW YORK NY 4.750% 08/09/24 DD 08/23/22	1,500,000	1,490,639
CSMC 2021-RPL2TR RPL2 A1A 144A VAR RT 01/25/60 DD 01/01/21	121,448	99,787
CVS HEALTH CORP 5.000% 02/20/26 DD 02/21/23	760,000	763,872
DELL INTERNATIONAL LLC / EMC C 6.020% 06/15/26 DD 06/15/21	655,000	670,482
DEUTSCHE BANK AG REGS 2.625% 12/16/24	200,000	246,980

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
DEUTSCHE BANK AG/NEW YORK NY 0.898% 05/28/24 DD 05/28/21	325,000	319,190
DEUTSCHE BANK AG/NEW YORK NY 4.162% 05/13/25 DD 05/13/22	285,000	281,202
DEUTSCHE BANK AG/NEW YORK NY VAR RT 01/07/28 DD 01/07/22	150,000	137,793
DEUTSCHE BANK AG/NEW YORK NY VAR RT 01/14/32 DD 01/14/21	200,000	168,223
DEUTSCHE BANK AG/NEW YORK NY VAR RT 11/26/25 DD 11/26/19	150,000	147,556
DISCOVER CARD EXECUTION N A4 A 5.030% 10/15/27 DD 11/28/22	200,000	200,816
DLR KREDIT A/S 1.000% 10/01/24	1,800,000	261,883
DOMINION ENERGY INC STEP 08/15/24 DD 05/15/19	125,000	122,926
DRYDEN 27 R EURO C 27A AR 144A VAR RT 04/15/33	248,709	270,734
DRYDEN 61 CLO LTD 61A A1R 144A VAR RT 01/17/32 DD 03/24/21	200,000	199,525
DTE ENERGY CO 1.050% 06/01/25 DD 08/06/20	225,000	212,043
DTE ENERGY CO STEP 11/01/24 DD 08/01/22	435,000	429,912
ECMC GROUP STUDENT L 2A A 144A VAR RT 09/25/68 DD 10/10/18	437,660	430,424
ELP COMMERCIAL MORTGAGE ELP A 144A VAR RT 11/15/38 DD 11/17/21	399,535	392,012
EMERA US FINANCE LP 0.833% 06/15/24 DD 06/04/21	275,000	268,046
ENBRIDGE INC VAR RT 02/16/24 DD 02/17/22	275,000	275,079
EQUITABLE FINANCIAL LIFE 144A 1.400% 07/07/25 DD 07/07/20	250,000	236,551
EUROSAIL-UK 2007-3 3X A3A REGS VAR RT 06/13/45	51,772	65,619
EVERSOURCE ENERGY 4.200% 06/27/24 DD 06/27/22	335,000	332,439
EXETER AUTOMOBILE RECEIV 4A A2 6.070% 12/15/25 DD 08/30/23	700,000	700,259
EXETER AUTOMOBILE RECEIV 5A A3 6.320% 03/15/27 DD 11/15/23	500,000	504,428
EXTENDED STAY AMERICA ESH A 144A VAR RT 07/15/38 DD 07/08/21	186,688	184,932
FEDERAL NATL MTG ASSN 2.125% 04/24/26 DD 04/26/16	100,000	95,586
FHLMC MULTICLASS MTG 3179 FP VAR RT 07/15/36 DD 07/15/06	3,377	3,335
FHLMC MULTICLASS MTG 4579 FD VAR RT 01/15/38 DD 05/01/16	28,180	27,764
FHLMC MULTICLASS MTG 4579 SD VAR RT 01/15/38 DD 05/01/16	28,180	1,476
FHLMC MULTICLASS MTG 4594 PA 3.000% 11/15/44 DD 06/01/16	131,647	124,118
FHLMC MULTICLASS MTG 4604 HA 2.500% 05/15/45 DD 08/01/16	129,167	116,501
FHLMC MULTICLASS MTG 4709 EA 3.000% 01/15/46 DD 08/01/17	149,935	141,206
FHLMC MULTICLASS MTG 4718 DA 3.000% 02/15/47 DD 09/01/17	119,408	110,020
FHLMC MULTICLASS MTG 4839 A 4.000% 04/15/51 DD 10/01/18	2,813,562	2,694,595
FHLMC MULTICLASS MTG 4874 AT 3.000% 09/15/48 DD 03/01/19	133,910	120,409
FHLMC MULTICLASS STRIP 278 F1 VAR RT 09/15/42 DD 09/15/12	39,550	38,588
FHLMC POOL #G0-8788 3.500% 11/01/47 DD 10/01/17	163,712	153,183
FHLMC POOL #QD-5748 2.000% 02/01/52 DD 01/01/22	183,104	149,849
FHLMC POOL #QD-8010 2.000% 03/01/52 DD 02/01/22	49,262	40,292
FHLMC POOL #QE-8001 4.500% 08/01/52 DD 08/01/22	182,648	177,566
FHLMC POOL #SD-3886 4.500% 02/01/53 DD 09/01/23	199,058	193,228
FHLMC POOL #SD-8166 2.000% 08/01/51 DD 08/01/21	345,918	282,818
FHLMC POOL #SD-8329 5.000% 05/01/53 DD 05/01/23	3,499,653	3,465,785
FIFTH THIRD AUTO TRUST 2 1 A2A 5.800% 11/16/26 DD 08/23/23	350,000	350,570
FIFTH THIRD AUTO TRUST 20 1 A1 5.618% 08/15/24 DD 08/23/23	93,991	93,991
FIRSTENERGY CORP 2.050% 03/01/25 DD 02/20/20	175,000	168,875
FISERV INC 2.750% 07/01/24 DD 06/24/19	375,000	369,373
FLORIDA POWER & LIGHT CO 2.850% 04/01/25 DD 03/27/20	175,000	170,887
FNMA GTD REMIC P/T 06-30 KF VAR RT 05/25/36 DD 04/25/06	12,515	12,365
FNMA GTD REMIC P/T 15-92 PA 2.500% 12/25/41 DD 11/01/15	47,494	42,989
FNMA GTD REMIC P/T 18-27 WF VAR RT 05/25/58 DD 04/01/18	450,719	437,327
FNMA POOL #0555678 5.000% 08/01/33 DD 07/01/03	295,797	300,886
FNMA POOL #0735676 5.000% 07/01/35 DD 06/01/05	96,863	98,529
FNMA POOL #0AB0130 5.000% 05/01/38 DD 05/01/09	29,446	29,952
FNMA POOL #0AB2503 4.500% 03/01/31 DD 02/01/11	2,130	2,117
FNMA POOL #0AL1674 VAR RT 05/01/42 DD 05/01/12	19,462	19,927
FNMA POOL #0AL5548 VAR RT 05/01/38 DD 07/01/14	28,723	29,481

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
FNMA POOL #0AN6870 VAR RT 10/01/27 DD 10/01/17	489,799	486,640
FNMA POOL #0BF0334 3.500% 01/01/59 DD 08/01/19	176,152	159,999
FNMA POOL #0BJ8703 3.500% 05/01/49 DD 08/01/19	32,310	30,192
FNMA POOL #0BM2007 4.000% 09/01/48 DD 08/01/18	123,490	119,051
FNMA POOL #0BN5342 4.000% 03/01/49 DD 03/01/19	172,559	166,000
FNMA POOL #0BV3023 2.000% 02/01/52 DD 02/01/22	41,974	34,340
FNMA POOL #0BV4128 2.000% 03/01/52 DD 03/01/22	89,600	73,326
FNMA POOL #0CA4346 3.000% 10/01/49 DD 09/01/19	136,317	122,450
FNMA POOL #0CB5580 4.500% 10/01/52 DD 01/01/23	1,150,628	1,116,928
FNMA POOL #0FM1796 3.500% 10/01/34 DD 10/01/19	20,855	20,190
FNMA POOL #0FM3243 3.500% 06/01/50 DD 05/01/20	57,193	53,299
FNMA POOL #0FS5611 4.000% 07/01/53 DD 08/01/23	487,913	462,223
FNMA POOL #0MA0634 4.500% 01/01/31 DD 12/01/10	1,987	1,977
FNMA POOL #0MA4840 4.500% 12/01/52 DD 11/01/22	1,509,437	1,465,228
FORD CREDIT AUTO OWNER T D A2A 5.370% 08/15/25 DD 11/22/22	298,511	298,297
FORD MOTOR CREDIT CO LLC 5.584% 03/18/24 DD 03/18/19	200,000	199,725
FRENCH REPUBLIC GOVERNMENT 144A 0.500% 05/25/72	100,000	46,198
FRENCH REPUBLIC GOVERNMENT 144A 0.750% 05/25/52	650,000	411,489
FRENCH REPUBLIC GOVERNMENT 144A 2.000% 05/25/48	900,000	822,088
FRENCH REPUBLIC GOVERNMENT 144A 3.250% 05/25/45	400,000	460,904
FWD SECURITIZATION INV1 A1 144A VAR RT 01/25/50 DD 01/01/20	45,392	41,364
GCAT 22-INV2 TR INV2 A5 144A VAR RT 04/25/52 DD 04/01/22	181,383	154,969
GENERAL MOTORS FINANCIAL CO IN 1.050% 03/08/24 DD 04/09/21	350,000	346,857
GENERAL MOTORS FINANCIAL CO IN 1.200% 10/15/24 DD 10/15/21	375,000	361,859
GENERAL MOTORS FINANCIAL CO IN 3.800% 04/07/25 DD 04/07/22	725,000	709,819
GEORGIA POWER CO VAR RT 05/08/25 DD 11/08/23	700,000	701,569
GLENCORE FUNDING LLC 144A 1.625% 09/01/25 DD 09/01/20	325,000	306,914
GM FINANCIAL CONSUMER AU 3 A2A 5.740% 09/16/26 DD 07/19/23	300,000	300,557
GNMA GTD REMIC P/T 16-H20 FG VAR RT 08/20/66 DD 09/20/16	9,609	9,586
GNMA GTD REMIC P/T 16-H24 F VAR RT 11/20/66 DD 11/20/16	200,692	199,749
GNMA GTD REMIC P/T 17-121 PE 3.000% 07/20/46 DD 08/01/17	4,218	4,013
GNMA GTD REMIC P/T 18-H15 FG VAR RT 08/20/68 DD 09/20/18	45,347	44,453
GNMA II POOL #0MA1376 4.000% 10/20/43 DD 10/01/13	217,215	212,970
GNMA II POOL #0MA5332 5.000% 07/20/48 DD 07/01/18	444,708	448,632
GNMA II POOL #0MA5530 5.000% 10/20/48 DD 10/01/18	232,403	234,205
GNMA II POOL #0MA5596 4.500% 11/20/48 DD 11/01/18	18,877	18,661
GNMA II POOL #0MA5711 4.500% 01/20/49 DD 01/01/19	10,350	10,231
GNMA II POOL #0MA5764 4.500% 02/20/49 DD 02/01/19	41,528	41,047
GNMA II POOL #0MA5818 4.500% 03/20/49 DD 03/01/19	55,682	55,040
GNMA II POOL #0MA5819 5.000% 03/20/49 DD 03/01/19	20,316	20,420
GNMA II POOL #0MA5877 4.500% 04/20/49 DD 04/01/19	81,422	80,478
GNMA II POOL #0MA5987 4.500% 06/20/49 DD 06/01/19	28,762	28,321
GNMA II POOL #0MA5988 5.000% 06/20/49 DD 06/01/19	663,381	666,992
GOVERNMENT OF CANADA 1.500% 01-DEC-44 REAL RTN BD	136,254	102,144
GOVERNMENT OF CANADA 3.250% 01-DEC-33 BD SER Q723	700,000	537,647
GREAT-WEST LIFECO US FINA 144A 0.904% 08/12/25 DD 08/12/20	150,000	140,104
GREENSAIF PIPELINES BIDCO 144A 6.510% 02/23/42 DD 02/23/23	200,000	211,137
HALSEYPOINT CLO 3 3A A1A 144A VAR RT 11/30/32 DD 11/24/20	200,000	200,100
HCA INC 5.625% 09/01/28 DD 08/23/18	375,000	384,086
HONDA AUTO RECEIVABLES 20 2 A2 5.410% 04/15/26 DD 05/30/23	500,000	499,980
HONDA AUTO RECEIVABLES 20 4 A2 5.870% 06/22/26 DD 11/08/23	725,000	729,564
HSBC HOLDINGS PLC VAR RT 04/18/26 DD 08/18/20	825,000	784,282
HSBC HOLDINGS PLC VAR RT 05/24/25 DD 05/24/21	300,000	293,904
HSBC HOLDINGS PLC VAR RT 06/04/31 DD 06/04/20	200,000	172,231

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
HYUNDAI AUTO LEASE S A A4 144A 1.320% 12/15/25 DD 01/19/22	200,000	197,051
HYUNDAI CAPITAL AMERICA 144A 1.000% 09/17/24 DD 09/17/21	475,000	459,737
HYUNDAI CAPITAL AMERICA 144A 5.800% 06/26/25 DD 06/26/23	255,000	256,397
INDYMAC INDX MORTGAGE AR15 A2 VAR RT 09/25/35 DD 07/01/05	44,079	35,684
INTERNATIONAL BANK FOR RECONST 0.500% 10/28/25 DD 10/28/20	2,590,000	2,414,320
INTUIT INC 0.950% 07/15/25 DD 06/29/20	175,000	164,894
JAPAN GOVERNMENT THIRTY YEAR B 0.500% 03/20/49	155,000,000	852,951
JAPAN GOVERNMENT THIRTY YEAR B 0.500% 09/20/46	82,000,000	469,898
JAPAN GOVERNMENT THIRTY YEAR B 0.700% 12/20/48	82,000,000	477,122
JAPAN GOVERNMENT TWENTY YEAR B 1.500% 09/20/43	70,000,000	505,214
JAPAN GOVERNMENT TWO YEAR BOND 0.005% 03/01/24	60,000,000	425,694
JAPAN GOVERNMENT TWO YEAR BOND 0.005% 04/01/24	70,000,000	496,728
JAPAN GOVERNMENT TWO YEAR BOND 0.005% 05/01/24	30,000,000	212,907
JAPAN GOVERNMENT TWO YEAR BOND 0.005% 10/01/24	140,000,000	993,595
JAPAN TREASURY DISCOUNT BILL 0.000% 01/09/24	460,000,000	3,265,297
JAPAN TREASURY DISCOUNT BILL 0.000% 01/29/24	450,000,000	3,193,755
JAPAN TREASURY DISCOUNT BILL 0.000% 02/05/24	110,000,000	780,687
JAPAN TREASURY DISCOUNT BILL 0.000% 02/13/24	30,000,000	212,913
JAPAN TREASURY DISCOUNT BILL 0.000% 02/19/24	600,000,000	4,258,400
JAPAN TREASURY DISCOUNT BILL 0.000% 02/26/24	360,000,000	2,555,216
JAPAN TREASURY DISCOUNT BILL 0.000% 03/11/24	40,000,000	283,866
JAPAN TREASURY DISCOUNT BILL 0.000% 03/18/24	80,000,000	567,722
JAPANESE GOVERNMENT CPI LINKED 0.100% 03/10/28	93,757,290	699,289
JDE PEET’S NV 144A 0.800% 09/24/24 DD 09/24/21	525,000	504,827
JP MORGAN CHASE & CO VAR RT 02/16/25 DD 02/16/21	375,000	372,492
JP MORGAN CHASE & CO VAR RT 04/26/26 DD 04/26/22	1,000,000	1,004,776
JP MORGAN CHASE & CO VAR RT 06/01/25 DD 06/01/21	775,000	758,447
JP MORGAN CHASE & CO VAR RT 09/22/27 DD 09/22/21	875,000	792,898
JP MORGAN CHASE & CO VAR RT 10/15/25 DD 09/12/19	100,000	97,452
JP MORGAN CHASE CO FL12 A 144A VAR RT 12/15/31 DD 09/30/19	95,236	77,422
JP MORGAN MORTGAGE 10 A3 144A VAR RT 12/25/51 DD 07/01/21	166,953	136,850
JP MORGAN MORTGAGE LTV2 A3 144A VAR RT 09/25/52 DD 04/01/22	366,665	325,072
JP MORGAN MORTGAGE TRUST A3 7A1 VAR RT 04/25/35 DD 04/01/06	5,733	5,481
JYSKE REALKREDIT A/S 1.000% 01/01/24	5,100,000	755,740
JYSKE REALKREDIT A/S 1.000% 04/01/24	1,000,000	147,047
JYSKE REALKREDIT A/S 1.000% 10/01/24	3,600,000	524,263
JYSKE REALKREDIT A/S 1.000% 10/01/50	2,932,527	321,788
JYSKE REALKREDIT A/S REGS 1.000% 10/01/50	2,581,437	299,114
KOREA HOUSING FINANCE COR 144A 5.375% 11/15/26 DD 11/15/23	200,000	203,485
KOREA TREASURY BOND 2.000% 06/10/31	857,530,000	612,711
KOREA TREASURY BOND 2.375% 12/10/28	166,440,000	124,362
KOREA TREASURY BOND 2.625% 06/10/28	178,700,000	135,486
KOREA TREASURY BOND 3.250% 03/10/28	177,750,000	138,306
KOREA TREASURY BOND 3.250% 06/10/33	203,700,000	158,288
KOREA TREASURY BOND 4.250% 12/10/32	119,550,000	100,186
KREDITANSTALT FUER WIEDERAUFBA 3.375% 08/23/24 DD 08/23/22	860,000	850,380
LCM 30 LTD 30A AR 144A VAR RT 04/20/31 DD 06/09/21	250,000	249,320
LCM XXV LTD 25A AR 144A VAR RT 07/20/30 DD 02/28/22	156,025	155,518
LONG BEACH MORTGAGE LOAN 1 M4 VAR RT 02/25/35 DD 01/06/05	125,873	122,525
LUDGATE FUNDING PLC W1X A1 REGS VAR RT 01/01/61	134,491	164,566
LUDGATE FUNDING PLC 1 A2B REGS VAR RT 01/01/61	138,517	146,269
M360 2021-CRE3 LTD CRE3 A 144A VAR RT 11/22/38 DD 10/08/21	192,484	189,980
MADISON PARK FUN 19A A1R2 144A VAR RT 01/22/28 DD 03/10/20	211,857	211,857
MAN GLG EURO CLO I 2A A1R 144A VAR RT 01/15/30	65,565	72,388

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
MANUFACTURERS & TRADERS TRUST 4.650% 01/27/26 DD 01/27/23	730,000	714,877
MARATHON CLO IX L 9A A1AR 144A VAR RT 04/15/29 DD 02/17/21	68,856	68,930
MARBLE POINT CLO X 1A AR 144A VAR RT 10/15/30 DD 04/15/21	208,271	208,688
MARSH & MCLENNAN COS INC 3.500% 06/03/24 DD 05/30/14	450,000	445,752
MASSACHUSETTS EDUCATIONAL 1 A1 VAR RT 04/25/38 DD 07/02/08	107,616	107,425
MASTER CREDIT CARD T 1A A 144A 0.530% 11/21/25 DD 06/15/21	675,000	661,739
MERCEDES-BENZ AUTO LEASE B A3 0.400% 11/15/24 DD 06/29/21	45,072	44,987
MERRILL LYNCH MORTGAGE I A10 A VAR RT 02/25/36 DD 12/22/05	5,521	5,159
MERRILL LYNCH MORTGAGE I A2 A2 VAR RT 02/25/35 DD 02/01/05	9,393	8,888
MERRILL LYNCH MORTGAGE IN E A1 VAR RT 11/25/29 DD 09/23/04	42,300	37,962
METROPOLITAN LIFE GLOBAL 144A 0.550% 06/07/24 DD 06/08/21	425,000	415,990
MF1 2021-FL7 LTD FL7 A 144A VAR RT 10/16/36 DD 09/24/21	198,305	195,278
MF1 2022-FL8 LTD FL8 A 144A VAR RT 02/19/37 DD 01/20/22	200,000	196,783
MFA 2020-NQM2 TRU NQM2 A1 144A VAR RT 04/25/65 DD 10/01/20	97,262	89,643
MIDOCEAN CREDIT CL 8A A1R 144A VAR RT 02/20/31 DD 04/06/21	172,917	172,672
MILL CITY MORTGAG NMR1 A1 144A VAR RT 11/25/60 DD 01/01/21	77,462	72,203
MITSUBISHI UFJ FINANCIAL GROUP 2.193% 02/25/25 DD 02/25/20	200,000	193,193
MITSUBISHI UFJ FINANCIAL GROUP VAR RT 10/11/25 DD 10/13/21	500,000	482,007
MONDELEZ INTERNATIONAL HO 144A 0.750% 09/24/24 DD 09/24/21	500,000	481,974
MONDELEZ INTERNATIONAL INC 1.500% 05/04/25 DD 05/04/20	225,000	214,528
MORGAN STANLEY BANK NA 5.882% 10/30/26 DD 11/01/23	600,000	617,046
MORGAN STANLEY CAPITAL I L2 A4 4.071% 03/15/52 DD 03/01/19	200,000	188,621
MORGAN STANLEY MORTGAGE 11AR 1A1 VAR RT 01/25/35 DD 12/29/04	55,442	50,761
MORGAN STANLEY MORTGAGE 6XS 2A6S VAR RT 02/25/47 DD 03/01/07	85,002	30,382
MORGAN STANLEY VAR RT 01/22/25 DD 07/20/21	675,000	673,014
MORGAN STANLEY VAR RT 01/28/27 DD 01/19/23	2,254,000	2,256,743
MORGAN STANLEY VAR RT 02/18/26 DD 02/18/22	100,000	96,796
MORGAN STANLEY VAR RT 04/28/26 DD 04/28/20	400,000	384,316
MORGAN STANLEY VAR RT 07/22/25 DD 07/23/19	100,000	98,355
MORGAN STANLEY VAR RT 10/21/25 DD 10/19/21	500,000	481,243
MORGAN STANLEY VAR RT 10/21/25 DD 10/21/20	250,000	240,170
MPLX LP 1.750% 03/01/26 DD 08/18/20	575,000	538,116
NATIONAL BANK OF HUNGARY BILL 0.000% 01/04/24	184,000,000	530,674
NATIONAL BANK OF HUNGARY BILL 0.000% 11/16/23	65,000,000	187,858
NATIONWIDE BUILDING SOCIETY 144A VAR RT 10/18/27 DD 10/18/23	200,000	206,902
NATWEST GROUP PLC VAR RT 05/18/29 DD 05/18/18	200,000	196,549
NATWEST MARKETS PLC 144A 0.800% 08/12/24 DD 05/12/21	325,000	315,413
NEWGATE FUNDING PL 3X A3A REGS VAR RT 12/01/50	155,078	190,715
NEXTERA ENERGY CAPITAL HOLDING 1.875% 01/15/27 DD 12/13/21	274,000	252,105
NEXTERA ENERGY CAPITAL HOLDING 6.051% 03/01/25 DD 03/01/23	380,000	383,432
NISOURCE INC 3.490% 05/15/27 DD 05/22/17	112,000	107,918
NOMURA HOLDINGS INC 5.099% 07/03/25 DD 07/06/22	200,000	198,671
NORDEA KREDIT REALKREDITAKTIES 1.000% 04/01/24	4,000,000	588,745
NORDEA KREDIT REALKREDITAKTIES 1.000% 10/01/24	1,800,000	261,981
NORDEA KREDIT REALKREDITAKTIES 1.000% 10/01/50	4,694,087	519,536
NRG ENERGY INC 144A 3.750% 06/15/24 DD 05/28/19	400,000	395,354
NXP BV / NXP FUNDING LLC / NXP 3.875% 06/18/26 DD 12/18/21	500,000	487,325
NYKREDIT REALKREDIT AS REGS 1.000% 04/01/24	1,800,000	265,312
NYKREDIT REALKREDIT AS REGS 1.000% 10/01/50	2,783,860	322,355
NYKREDIT REALKREDIT AS REGS 1.500% 10/01/53	189,023	22,862
OAKTREE CLO 2019-1 1A A1R 144A VAR RT 04/22/30 DD 09/20/21	250,000	249,587
OBX 2021-INV2 TR INV2 A11 144A VAR RT 10/25/51 DD 10/25/21	169,614	156,232
ORACLE CORP 2.650% 07/15/26 DD 07/07/16	1,244,000	1,180,085
O’REILLY AUTOMOTIVE INC 5.750% 11/20/26 DD 11/20/23	1,495,000	1,531,481

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
OTIS WORLDWIDE CORP 2.056% 04/05/25 DD 02/27/20	840,000	807,571
PACIFIC GAS AND ELECTRIC CO 4.250% 03/15/46 DD 11/05/15	100,000	77,112
PARAGON MORTGAGES 12A A2C 144A VAR RT 11/15/38 DD 07/20/06	58,958	56,992
PARKER-HANNIFIN CORP 3.650% 06/15/24 DD 06/15/22	1,025,000	1,015,153
PENNSYLVANIA HIGHER EDUCA 1 A3 VAR RT 10/25/35 DD 08/10/06	261,224	255,744
PERUVIAN GOVERNMENT INTER 144A 6.950% 08/12/31	600,000	167,238
PETRONAS CAPITAL LTD 144A 2.480% 01/28/32 DD 04/28/21	200,000	170,450
PHILIP MORRIS INTERNATIONAL IN 5.000% 11/17/25 DD 11/17/22	650,000	652,616
PHILLIPS 66 0.900% 02/15/24 DD 11/18/20	275,000	273,297
PNC FINANCIAL SERVICES GROUP I VAR RT 01/26/27 DD 01/24/23	935,000	928,021
PROTECTIVE LIFE GLOBAL FUND 144A 0.473% 01/12/24 DD 01/12/21	200,000	199,738
PROTECTIVE LIFE GLOBAL FUND 144A VAR RT 03/28/25 DD 03/31/22	825,000	828,020
QATARENERGY 144A 2.250% 07/12/31 DD 07/12/21	300,000	255,087
RAD CLO 5 LTD 5A AR 144A VAR RT 07/24/32 DD 12/16/21	250,000	249,864
REALKREDIT DANMARK A/S REGS 1.000% 04/01/24	1,000,000	147,131
REALKREDIT DANMARK A/S REGS 1.000% 10/01/50	933,809	108,700
REALKREDIT DANMARK A/S REGS 1.500% 10/01/53	189,335	22,904
REPUBLIC OF ITALY GOVERNMENT REGS 6.000% 08/04/28	100,000	133,617
REPUBLIC OF POLAND GOVERNMENT REGS 3.875% 02/14/33	100,000	114,828
RESIDENTIAL MORTGAGE 32A A 144A VAR RT 06/20/70	107,032	136,703
RIVERSIDE CA ELEC REVENUE 7.455% 10/01/30 DD 12/16/10	200,000	224,918
RMAC SECURITIES NS3X A2A REGS VAR RT 06/12/44	100,439	124,115
ROCHE HOLDINGS INC 144A 5.265% 11/13/26 DD 11/13/23	495,000	506,102
ROMANIAN GOVERNMENT INTER 144A 1.750% 07/13/30	100,000	89,034
ROMANIAN GOVERNMENT INTER 144A 2.000% 04/14/33	100,000	82,438
ROMANIAN GOVERNMENT INTER 144A 2.750% 04/14/41	50,000	37,006
ROMANIAN GOVERNMENT INTER 144A 2.875% 04/13/42	100,000	74,354
ROMANIAN GOVERNMENT INTER 144A 5.000% 09/27/26	300,000	339,820
ROMARK CLO LTD 1A A1R 144A VAR RT 10/23/30 DD 07/23/21	203,751	203,321
ROYAL BANK OF CANADA 0.425% 01/19/24 DD 01/19/21	450,000	448,863
ROYAL BANK OF CANADA 144A 4.851% 12/14/26 DD 12/14/23	200,000	201,569
SANTANDER DRIVE AUTO RECE 4 A2 6.180% 02/16/27 DD 08/23/23	1,415,315	1,419,117
SANTANDER DRIVE AUTO RECE 5 A2 6.310% 07/15/27 DD 10/18/23	300,000	301,109
SANTANDER DRIVE AUTO RECE 6 A3 5.930% 07/17/28 DD 11/21/23	600,000	611,025
SANTANDER HOLDINGS USA INC VAR RT 06/09/25 DD 06/09/22	281,000	277,628
SANTANDER UK GROUP HOLDINGS PL VAR RT 03/15/25 DD 03/15/21	675,000	667,598
SANTANDER UK PLC 144A VAR RT 02/12/27	300,000	382,784
SBA GTD PARTN CTFS 2008-20G 1 5.870% 07/01/28 DD 07/16/08	11,479	11,396
SBA GTD PARTN CTFS 2008-20I 1 5.600% 09/01/28 DD 09/17/08	22,673	22,406
SERBIA INTERNATIONAL BOND 144A 1.000% 09/23/28	100,000	92,994
SIEMENS FINANCIERINGSMAAT 144A 0.650% 03/11/24 DD 03/11/21	300,000	297,158
SMB PRIVATE EDUCATI B A1B 144A VAR RT 02/16/55 DD 05/27/22	144,170	143,877
SOCIETE GENERALE SA 144A 4.351% 06/13/25 DD 06/15/22	680,000	673,947
SOCIETE GENERALE SA 144A VAR RT 01/21/33 DD 01/19/22	200,000	168,011
SOUND POINT CLO XV 3A A1R 144A VAR RT 10/20/30 DD 04/01/21	195,837	195,528
SOUTHERN CO/THE 5.150% 10/06/25 DD 10/06/22	345,000	345,794
SOUTHERN POWER CO 0.900% 01/15/26 DD 01/08/21	100,000	92,160
SPAIN GOVERNMENT BOND 144A 1.400% 07/30/28	100,000	105,086
SPAIN GOVERNMENT BOND 144A 1.450% 10/31/71	150,000	83,820
SPAIN GOVERNMENT BOND 144A 1.850% 07/30/35	400,000	387,727
SPAIN GOVERNMENT BOND 144A 2.550% 10/31/32	100,000	107,756
SPAIN GOVERNMENT BOND 144A 3.450% 07/30/66	350,000	360,491
STANDARD CHARTERED PLC 144A VAR RT 02/08/28 DD 11/08/23	200,000	206,127
STANDARD CHARTERED PLC 144A VAR RT 05/21/25 DD 05/21/19	400,000	396,474

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
STANDARD CHARTERED PLC 144A VAR RT 06/29/32 DD 06/29/21	200,000	162,129
STWD 2021-FL2 LTD FL2 A 144A VAR RT 04/18/38 DD 05/05/21	199,641	194,897
SYNCHRONY BANK 5.400% 08/22/25 DD 08/23/22	280,000	275,831
SYNCHRONY FINANCIAL 4.875% 06/13/25 DD 06/13/22	430,000	422,724
TAKE-TWO INTERACTIVE SOFTWARE 3.300% 03/28/24 DD 04/14/22	33,000	32,792
TELEDYNE TECHNOLOGIES INC 0.950% 04/01/24 DD 03/22/21	675,000	667,247
TERWIN MORTGAGE TRUST S 6HE A1 VAR RT 11/25/33 DD 11/25/03	3,364	2,778
TEXAS NATURAL GAS SECURITIZATION 5.102% 04/01/35 DD 09/01/23	50,000	50,957
THERMO FISHER SCIENTIFIC INC 1.215% 10/18/24 DD 10/22/21	600,000	580,856
THERMO FISHER SCIENTIFIC INC 5.000% 12/05/26 DD 12/05/23	825,000	837,155
T-MOBILE USA INC 2.625% 04/15/26 DD 03/23/21	992,000	943,491
T-MOBILE USA INC 3.500% 04/15/25 DD 04/15/21	575,000	562,938
TORONTO-DOMINION BANK/THE 5.103% 01/09/26 DD 01/10/23	915,000	921,594
TOWD POINT MORTGAGE 1 A1 144A VAR RT 01/25/60 DD 01/01/20	104,111	97,493
TOWD POINT MORTGAGE 4 A1 144A VAR RT 10/25/59 DD 10/01/19	390,950	367,300
TOWD POINT MORTGAGE A14X A REGS VAR RT 05/20/45	129,858	165,640
TOWD POINT MORTGAGE GR4A A1 144A VAR RT 10/20/51	85,530	109,158
TOWD POINT MORTGAGE HY2 A1 144A VAR RT 05/25/58 DD 04/30/19	38,736	39,362
TOWD POINT MORTGAGE HY3 A1A 144A VAR RT 10/25/59 DD 10/30/19	53,182	53,460
TOYOTA AUTO LOAN EXT 1A A 144A 2.560% 11/25/31 DD 06/19/19	300,000	296,222
TOYOTA MOTOR CREDIT CORP 3.950% 06/30/25 DD 06/30/22	720,000	711,536
TOYOTA MOTOR CREDIT CORP VAR RT 08/22/24 DD 08/22/23	400,000	400,377
TRANSCANADA PIPELINES LTD 1.000% 10/12/24 DD 10/12/21	325,000	313,371
TRINITY SQUARE 2021- 1A A 144A VAR RT 07/15/59	113,113	144,218
U S TREASURY BOND 1.375% 11/15/40 DD 11/15/20	5,630,000	3,750,988
U S TREASURY BOND 1.625% 11/15/50 DD 11/15/20	1,150,000	688,922
U S TREASURY BOND 1.875% 02/15/51 DD 02/15/21	100,000	63,750
U S TREASURY BOND 2.875% 05/15/52 DD 05/15/22	200,000	160,031
U S TREASURY BOND 4.000% 11/15/52 DD 11/15/22	300,000	297,387
U S TREASURY NOTE 0.250% 07/31/25 DD 07/31/20	5,090,000	4,767,501
U S TREASURY NOTE 0.375% 09/30/27 DD 09/30/20	1,800,000	1,579,992
U S TREASURY NOTE 0.500% 02/28/26 DD 02/28/21	4,580,000	4,233,816
U S TREASURY NOTE 0.500% 10/31/27 DD 10/31/20	600,000	527,883
U S TREASURY NOTE 0.625% 08/15/30 DD 08/15/20	940,000	763,640
U S TREASURY NOTE 0.750% 01/31/28 DD 01/31/21	100,000	88,234
U S TREASURY NOTE 0.750% 04/30/26 DD 04/30/21	2,470,000	2,285,908
U S TREASURY NOTE 1.000% 12/15/24 DD 12/15/21	4,101,300	3,955,031
U S TREASURY NOTE 1.125% 01/15/25 DD 01/15/22	10,380,000	10,000,076
U S TREASURY NOTE 1.250% 06/30/28 DD 06/30/21	2,590,000	2,311,980
U S TREASURY NOTE 1.375% 08/31/26 DD 08/31/19	8,670,000	8,085,791
U S TREASURY NOTE 2.625% 12/31/25 DD 12/31/18	5,140,000	4,982,186
U S TREASURY NOTE 2.750% 06/30/25 DD 06/30/18	2,230,000	2,175,644
U S TREASURY NOTE 2.750% 08/31/25 DD 08/31/18	2,260,000	2,200,498
U S TREASURY NOTE 2.875% 04/30/25 DD 04/30/18	1,000,000	978,281
U S TREASURY NOTE 2.875% 05/31/25 DD 05/31/18	270,000	263,893
U S TREASURY NOTE 3.000% 07/15/25 DD 07/15/22	4,440,000	4,343,742
U S TREASURY NOTE 3.000% 10/31/25 DD 10/31/18	13,100,000	12,797,574
U S TREASURY NOTE 3.500% 02/15/33 DD 02/15/23	300,000	291,492
U S TREASURY NOTE 3.500% 04/30/30 DD 04/30/23	850,000	831,904
U S TREASURY NOTE 3.750% 12/31/28 DD 12/31/23	900,000	896,766
U S TREASURY NOTE 3.750% 12/31/30 DD 12/31/23	890,000	883,881
U S TREASURY NOTE 4.000% 02/28/30 DD 02/28/23	900,000	905,449
U S TREASURY NOTE 4.250% 12/31/24 DD 12/31/22	1,892,800	1,882,818
UBS AG/LONDON 144A 0.450% 02/09/24 DD 02/09/21	475,000	472,417

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
UBS AG/LONDON 144A 0.700% 08/09/24 DD 08/09/21	275,000	267,380
UBS AG/LONDON 5.800% 09/11/25 DD 09/11/23	1,660,000	1,678,733
UBS GROUP AG 144A VAR RT 08/05/25 DD 08/05/22	725,000	719,594
UBS GROUP AG 144A VAR RT 11/15/33 DD 11/14/22	250,000	307,836
UBS GROUP AG REGS VAR RT 01/16/26	200,000	221,147
UNITED KINGDOM GILT REGS 0.625% 10/22/50	200,000	112,463
UNITED KINGDOM GILT REGS 1.250% 07/31/51	300,000	203,535
UNITED KINGDOM GILT REGS 1.500% 07/31/53	100,000	71,015
UNITED KINGDOM GILT REGS 1.750% 01/22/49	600,000	483,404
UNITED KINGDOM GILT REGS 4.250% 12/07/40	200,000	261,913
UNITEDHEALTH GROUP INC 3.700% 12/15/25 DD 12/17/18	1,187,000	1,167,747
US TREAS-CPI INFLAT 0.125% 04/15/25 DD 04/15/20	559,841	539,940
US TREAS-CPI INFLAT 0.125% 07/15/26 DD 07/15/16	128,358	122,365
US TREAS-CPI INFLAT 0.125% 01/15/32 DD 01/15/22	110,993	97,750
US TREAS-CPI INFLAT 0.125% 07/15/31 DD 07/15/21	229,590	204,624
US TREAS-CPI INFLAT 0.250% 01/15/25 DD 01/15/15	1,039,208	1,008,823
US TREAS-CPI INFLAT 0.250% 07/15/29 DD 07/15/19	384,902	356,305
US TREAS-CPI INFLAT 0.375% 07/15/27 DD 07/15/17	150,932	143,539
US TREAS-CPI INFLAT 0.500% 01/15/28 DD 01/15/18	997,872	945,224
US TREAS-CPI INFLAT 0.625% 01/15/26 DD 01/15/16	129,487	124,979
US TREAS-CPI INFLAT 0.750% 02/15/45 DD 02/15/15	182,896	143,963
US TREAS-CPI INFLAT 0.875% 02/15/47 DD 02/15/17	25,492	20,233
US TREAS-CPI INFLAT 1.125% 01/15/33 DD 01/15/23	309,870	294,044
US TREAS-CPI INFLAT 1.375% 02/15/44 DD 02/15/14	171,597	154,319
US TREAS-CPI INFLAT 2.375% 01/15/27 DD 01/15/07	152,547	154,002
US TREAS-CPI INFLAT 2.500% 01/15/29 DD 01/15/09	687,768	711,954
US TREAS-CPI INFLAT 3.375% 04/15/32 DD 10/15/01	17,331	19,439
US TREAS-CPI INFLAT 3.875% 04/15/29 DD 04/15/99	561,396	619,718
UWM MORTGAGE TRUST INV3 A3 144A VAR RT 11/25/51 DD 10/01/21	1,393	1,140
UWM MORTGAGE TRUST INV3 A9 144A VAR RT 11/25/51 DD 10/25/21	258,628	238,934
VERALTO CORP 144A 5.500% 09/18/26 DD 09/18/23	1,250,000	1,266,467
VISTRA OPERATIONS CO LLC 144A 3.550% 07/15/24 DD 06/11/19	225,000	221,826
VOLKSWAGEN GROUP OF AMERICA 144A 3.950% 06/06/25 DD 06/08/22	400,000	391,788
VOYA CLO 2017-1 LT 1A A1R 144A VAR RT 04/17/30 DD 05/18/21	171,586	171,457
WACHOVIA MORTGAGE LOAN T B 2A4 VAR RT 10/20/35 DD 11/01/05	20,034	19,282
WAMU MORTGAGE PASS-TH AR13 A1A VAR RT 11/25/34 DD 11/23/04	86,182	81,667
WAMU MORTGAGE PASS-TH AR15 A1A2 VAR RT 11/25/45 DD 11/22/05	58,713	52,520
WELLS FARGO & CO 3.750% 01/24/24 DD 01/24/19	249,000	248,663
WELLS FARGO & CO VAR RT 04/30/26 DD 04/30/20	500,000	479,237
WELLS FARGO & CO VAR RT 05/19/25 DD 05/19/21	450,000	441,172
WELLS FARGO & CO VAR RT 08/15/26 DD 08/15/22	676,000	668,930
WELLS FARGO & CO VAR RT 10/30/25 DD 10/31/19	100,000	97,286
WELLS FARGO BANK NA 5.254% 12/11/26 DD 12/11/23	700,000	708,868
WILLIAMS COS INC/THE 4.000% 09/15/25 DD 03/03/15	500,000	490,847
XCEL ENERGY INC 1.750% 03/15/27 DD 11/03/21	850,000	775,661
XCEL ENERGY INC 3.350% 12/01/26 DD 12/01/16	266,000	256,267
Total Fixed Income Securities		$240,134,800
Common Stock
2SEVENTY BIO INC	23,529	$100,469
ABBOTT LABORATORIES	69,833	7,686,518
ABBVIE INC	21,379	3,313,104
ACUSHNET HOLDINGS CORP	17,986	1,136,176
ADDUS HOMECARE CORP	15,220	1,413,177

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
ADIDAS AG	11,425	2,324,215
ADMIRAL GROUP PLC	28,714	982,468
ADOBE INC	17,463	10,418,426
ADVANCED MICRO DEVICES INC	38,084	5,613,962
ADVANTEST CORP	19,636	668,137
ADYEN NV	2,326	2,997,481
AENA SME SA	1,930	349,857
AEROVIRONMENT INC	14,761	1,860,476
AGCO CORP	45,300	5,499,873
AGILENT TECHNOLOGIES INC	35,900	4,991,177
AIA GROUP LTD HK/01299	610,733	5,322,420
AIB GROUP PLC	194,032	830,973
AIR FRANCE - KLM	65,397	981,897
AIR LEASE CORP	48,651	2,040,423
AIR LIQUIDE SA	11,135	2,166,325
AIRBNB INC	15,577	2,120,653
AIRBUS SE	10,723	1,655,717
AKERO THERAPEUTICS INC	27,589	644,203
AKZO NOBEL NV	5,988	494,908
ALASKA AIR GROUP INC	125,000	4,883,750
ALCON INC	51,847	4,048,309
ALD SA	48,038	342,005
ALFA LAVAL AB	78,525	3,143,228
ALIGN TECHNOLOGY INC	5,484	1,502,616
ALIGNMENT HEALTHCARE INC	204,533	1,761,029
ALIMENTATION COUCHE-TARD INC	81,054	4,796,484
ALKERMES PLC	36,970	1,025,548
ALLFUNDS GROUP PLC	55,624	394,784
ALLIANT ENERGY CORP	143,550	7,364,115
ALLIANZ SE	17,583	4,699,410
ALLSTATE CORP/THE	52,202	7,307,236
ALNYLAM PHARMACEUTICALS INC	5,904	1,130,085
ALPHA METALLURGICAL RESOURCES	2,417	819,170
ALPHABET INC	188,173	26,480,849
ALTAIR ENGINEERING INC	40,322	3,393,096
AMAZON.COM INC	310,664	47,202,288
AMBEV SA ADR	667,475	1,868,930
AMERANT BANCORP INC	103,869	2,552,061
AMERICAN EAGLE OUTFITTERS INC	85,795	1,815,422
AMERICAN FINANCIAL GROUP INC/O	58,825	6,993,704
AMERICAN INTERNATIONAL GROUP INC	165,925	11,241,419
AMERICAN VANGUARD CORP	58,663	643,533
AMERIS BANCORP	63,036	3,344,060
AMICUS THERAPEUTICS INC	65,418	928,281
AMKOR TECHNOLOGY INC	13,538	450,409
AMPHENOL CORP	118,537	11,750,573
ANGLO AMERICAN PLC	37,835	950,461
ANTERO MIDSTREAM CORP	71,240	892,637
ANZ GROUP HOLDINGS LTD	132,540	2,344,170
AP MOLLER - MAERSK A/S	100	177,525
APELLIS PHARMACEUTICALS INC	15,060	901,492
APPLE INC	162,900	31,363,137
APTARGROUP INC	29,800	3,683,876
APTIV PLC	61,300	5,499,836

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
ARGENX SE	1,875	711,464
ARGENX SE ADR	15,925	6,058,348
ARISTA NETWORKS INC	34,338	8,086,942
ARKEMA SA	5,828	663,104
ARRAY TECHNOLOGIES INC	31,838	534,878
ARTHUR J GALLAGHER & CO	13,187	2,965,493
ASAHI INTECC CO LTD	16,500	335,723
ASCENDIS PHARMA A/S ADR	53,865	6,784,297
ASML HOLDING NV	8,380	6,320,869
ASSA ABLOY AB	107,589	3,099,182
ASSURED GUARANTY LTD	36,612	2,739,676
ASTRAZENECA PLC	26,954	3,642,262
ATI INC	15,477	703,739
ATLANTA BRAVES HOLDINGS INC	60,191	2,382,360
ATLAS COPCO AB	201,121	3,463,492
ATLASSIAN CORP	33,989	8,084,624
ATMUS FILTRATION TECHNOLOGIES	43,445	1,020,523
ATRICURE INC	31,920	1,139,225
AURORA INNOVATION INC	430,593	1,881,691
AUTOZONE INC	1,827	4,723,909
AVERY DENNISON CORP	31,000	6,266,960
AVIENT CORP	19,701	818,971
AXA SA	83,107	2,707,304
AXALTA COATING SYSTEMS LTD	92,500	3,142,225
AXCELIS TECHNOLOGIES INC	4,449	576,991
AXSOME THERAPEUTICS INC	9,107	724,826
AZEK CO INC/THE	101,732	3,891,249
BAE SYSTEMS PLC	80,315	1,136,992
BANCO BILBAO VIZCAYA ARGENTARIA	415,031	3,771,325
BANDAI NAMCO HOLDINGS INC	27,062	542,565
BANK OF AMERICA CORP	255,017	8,586,422
*BANK OF NEW YORK MELLON CORP	129,200	6,724,860
BARRICK GOLD CORP	19,391	352,056
BAWAG GROUP AG	23,999	1,271,974
BEAZLEY PLC	193,655	1,288,669
BECTON DICKINSON & CO	18,383	4,482,327
BEIERSDORF AG	14,438	2,164,271
BELLRING BRANDS INC	54,577	3,025,203
BENTLEY SYSTEMS INC	54,929	2,866,195
BERKSHIRE HATHAWAY INC	10,175	3,629,016
BHP GROUP LTD	25,919	891,543
BHP GROUP LTD ADR	63,462	4,335,089
BIONTECH SE ADR	22,549	2,379,821
BJ’S WHOLESALE CLUB HOLDINGS INC	103,005	6,866,313
BLACKSTONE INC	35,751	4,680,521
BLOCK INC	12,133	938,488
BLUEPRINT MEDICINES CORP	13,232	1,220,520
BNP PARIBAS SA	18,596	1,285,728
BOAT ROCKER MEDIA INC SUB VTG	43,590	42,975
BOISE CASCADE CO	12,332	1,595,268
BOOT BARN HOLDINGS INC	28,208	2,165,246
BORGWARNER INC	233,644	8,376,137
BP PLC	623,983	3,708,007
BRENNTAG SE	14,139	1,299,784

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
BRIDGEBIO PHARMA INC	27,306	1,102,343
BROADCOM INC	14,002	15,629,733
BROOKDALE SENIOR LIVING INC	199,383	1,160,409
BT GROUP PLC	279,630	440,600
BUMBLE INC	95,796	1,412,033
BUREAU VERITAS SA	49,808	1,258,317
CABALETTA BIO INC	18,926	429,620
CABOT CORP	32,849	2,742,892
CACTUS INC	24,051	1,091,915
CADENCE BANK	55,112	1,630,764
CANADIAN NATIONAL RAILWAY CO	16,023	2,012,969
CAPGEMINI SE	3,783	788,766
CARGO THERAPEUTICS INC	12,670	293,311
CARGURUS INC	107,677	2,601,476
CARMAX INC	90,552	6,948,960
CARPENTER TECHNOLOGY CORP	6,106	432,305
CARRIER GLOBAL CORP	71,000	4,078,950
CARVANA CO	5,939	314,411
CASELLA WASTE SYSTEMS INC	25,705	2,196,749
CATERPILLAR INC	21,986	6,500,601
CAVCO INDUSTRIES INC	5,804	2,011,782
CELLDEX THERAPEUTICS INC	27,662	1,097,075
CELSIUS HOLDINGS INC	101,261	5,520,750
CENTURY ALUMINUM CO	11,650	141,431
CENTURY COMMUNITIES INC	26,861	2,448,112
CHARGEPOINT HOLDINGS INC	39,123	91,548
CHARLES SCHWAB CORP/THE	12,741	876,581
CHEFS’ WAREHOUSE INC/THE	73,610	2,166,342
CHENIERE ENERGY INC	15,859	2,707,290
CHEVRON CORP	31,987	4,771,181
CHIBA BANK LTD/THE	207,493	1,499,019
CHIPOTLE MEXICAN GRILL INC	6,418	14,677,709
CHORD ENERGY CORP	14,508	2,411,665
CHUGAI PHARMACEUTICAL CO LTD	196,100	7,430,602
CINEMARK HOLDINGS INC	137,027	1,930,710
CIVITAS RESOURCES INC	8,679	593,470
CLEARWATER ANALYTICS HOLDINGS	44,953	900,409
COCA-COLA CONSOLIDATED INC	233	216,317
COGNIZANT TECHNOLOGY SOLUTIONS	37,225	2,811,604
COMMERCIAL METALS CO	14,682	734,687
COMMERZBANK AG	35,124	417,485
CONOCOPHILLIPS	112,889	13,103,026
CONSTELLIUM SE	15,432	308,023
CONVATEC GROUP PLC	181,080	563,713
COOPER COS INC/THE	16,200	6,130,728
COSTAR GROUP INC	33,855	2,958,588
COTERRA ENERGY INC	252,675	6,448,266
CREDICORP LTD	11,713	1,756,130
CREDO TECHNOLOGY GROUP HOLDING	36,980	720,001
CRH PLC	5,349	369,937
CRINETICS PHARMACEUTICALS INC	25,977	924,262
CRODA INTERNATIONAL PLC	7,291	469,376
CROWN HOLDINGS INC	84,000	7,735,560
CYTOKINETICS INC	23,312	1,946,319

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
DAIFUKU CO LTD	79,700	1,612,599
DAIICHI SANKYO CO LTD	59,100	1,623,175
DAIKIN INDUSTRIES LTD	7,319	1,193,270
DAIMLER TRUCK HOLDING AG	40,917	1,537,669
DAITO TRUST CONSTRUCTION CO LT	11,845	1,373,711
DARDEN RESTAURANTS INC	35,125	5,771,038
DASSAULT SYST SHS	51,825	2,532,387
DATADOG INC	22,707	2,756,176
DAYFORCE INC	47,851	3,211,759
DBS GROUP HOLDINGS LTD	192,629	4,878,883
DECKERS OUTDOOR CORP	2,377	1,588,858
DEERE & CO	19,854	7,939,019
DENALI THERAPEUTICS INC	21,750	466,755
DEUTSCHE POST AG	16,077	796,601
DEUTSCHE TELEKOM AG	56,149	1,349,044
DEVON ENERGY CORP	118,400	5,363,520
DEXCOM INC	49,296	6,117,141
DIAMOND OFFSHORE DRILLING INC	67,058	871,083
DIAMONDBACK ENERGY INC	22,910	3,552,883
DIASORIN SPA	4,743	488,517
DICK’S SPORTING GOODS INC	38,500	5,657,575
DIGITALBRIDGE GROUP INC	80,160	1,406,006
DISC MEDICINE INC	4,885	282,158
DOMINION ENERGY INC	40,842	1,919,574
DOMINO’S PIZZA INC	4,550	1,875,647
DOORDASH INC	34,775	3,438,900
DR HORTON INC	24,281	3,690,226
DSM-FIRMENICH AG	3,884	394,722
DUOLINGO INC	8,405	1,906,674
EASTERN BANKSHARES INC	107,235	1,522,737
EATON CORP PLC	40,644	9,787,888
EDENRED SE	7,397	442,383
EDP - ENERGIAS DE PORTUGAL SA	166,277	836,653
EDWARDS LIFESCIENCES CORP	20,529	1,565,336
EISAI CO LTD	11,800	590,251
ELEMENT SOLUTIONS INC	39,947	924,374
ELF BEAUTY INC	13,487	1,946,714
ELI LILLY & CO	46,946	27,365,762
ENEL SPA	169,536	1,260,381
ENERPLUS CORP	151,944	2,330,821
ENGIE SA	104,894	1,844,437
ENN ENERGY HOLDINGS LTD HK/02688	156,900	1,155,368
ENOVIX CORP	41,867	524,175
ENSTAR GROUP LTD	895	263,443
ENTERPRISE FINANCIAL SERVICES	32,317	1,442,954
EPIROC AB	123,189	2,471,640
EQUIFAX INC	7,324	1,811,152
ERSTE GROUP BANK AG	2,592	105,167
ESC GLOBIX CORPORATION	1,200	–
ESTEE LAUDER COS INC/THE	2,178	318,533
ETSY INC	18,528	1,501,694
EUROGROUP LAMINATIONS SPA	33,969	145,668
EVERCORE INC	5,452	932,565
EVGO INC	247,248	885,148

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
EVOLENT HEALTH INC	84,253	2,782,877
EXACT SCIENCES CORP	112,085	8,292,048
EXPERIAN PLC	16,857	688,088
EXPRO GROUP HOLDINGS NV	25,185	400,945
FABRINET	16,700	3,178,511
FERGUSON PLC	22,117	4,270,129
FERRARI NV	2,674	901,510
FIDELITY NATIONAL FINANCIAL INC	43,525	2,220,646
FINECOBANK BANCA FINECO SPA	69,807	1,047,571
FIRST SOLAR INC	7,014	1,208,372
FIRSTCASH HOLDINGS INC	13,354	1,447,440
FIVE BELOW INC	13,688	2,917,734
FIVE POINT HOLDINGS LLC	56,877	174,612
FLEX LTD	231,000	7,036,260
FLOWSERVE CORP	57,536	2,371,634
FLUOR CORP	114,482	4,484,260
FOMENTO ECONOMICO MEXICANO SAB ADR	36,668	4,779,674
FORMFACTOR INC	23,080	962,667
FORTIVE CORP	51,202	3,770,003
FRANCO-NEVADA CORP	44,500	4,931,045
FREEPORT-MCMORAN INC	168,814	7,186,412
FRESHPET INC	20,416	1,771,292
FTI CONSULTING INC	32,800	6,532,120
GATX CORP	5,181	622,860
GENERAL MOTORS CO	150,464	5,404,667
GENIUS SPORTS LTD	281,570	1,740,103
GENMAB A/S	10,330	3,298,755
GENPACT LTD	151,150	5,246,417
GERON CORP	202,239	426,724
GLAUKOS CORP	14,655	1,164,926
GLENCORE PLC	251,090	1,511,143
GLOBAL PAYMENTS INC	79,297	10,070,719
*GOLDMAN SACHS GROUP INC/THE	532,692	205,496,593
GOODYEAR TIRE & RUBBER CO/THE	147,733	2,115,537
GRAFTECH INTERNATIONAL LTD	26,611	58,278
GREEN PLAINS INC	24,725	623,565
GROUP 1 AUTOMOTIVE INC	4,681	1,426,488
GSK PLC	86,810	1,604,869
GUARDANT HEALTH INC	33,855	915,778
GULFPORT ENERGY CORP	13,492	1,797,134
HAEMONETICS CORP	17,109	1,462,991
HAIER SMART HOME CO LTD HK/06690	1,437,400	4,058,970
HAKUHODO DY HOLDINGS INC	39,200	300,437
HALEON PLC	1,570,230	6,438,562
HALOZYME THERAPEUTICS INC	33,309	1,231,101
HAMILTON INSURANCE GROUP LTD	67,706	1,012,205
HAMILTON LANE ALL-CLAS-CW26 WTS EXP 01/08/26	20,726	415
HAMILTON LANE INC	13,532	1,535,070
HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE	46,722	1,288,593
HARMONIC INC	143,985	1,877,564
HARTFORD FINANCIAL SERVICES GROUP	125,812	10,112,769
HB FULLER CO	20,474	1,666,788
HCA HEALTHCARE INC	25,552	6,916,415
HCI GROUP INC	3,100	270,940

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
HDFC BANK LTD ADR	45,216	3,034,446
HEALTH CATALYST INC	92,934	860,569
HECLA MINING CO	84,580	406,830
HELIOS TECHNOLOGIES INC	50,229	2,277,885
HELMERICH & PAYNE INC	24,256	878,552
HERMES INTERNATIONAL SCA	484	1,025,888
HESS CORP	32,500	4,685,200
HILTON WORLDWIDE HOLDINGS INC	24,900	4,534,041
HOLOGIC INC	79,675	5,692,779
HOME BANCSHARES INC/AR	125,113	3,169,112
HOME DEPOT INC/THE	16,367	5,671,984
HONEYWELL INTERNATIONAL INC	18,723	3,926,400
HSBC HOLDINGS PLC	375,120	3,038,980
HUBBELL INC	16,023	5,270,445
HUBSPOT INC	16,285	9,454,094
HUMANA INC	10,187	4,663,710
HUNTINGTON BANCSHARES INC/OH	253,850	3,228,972
IBIDEN CO LTD	17,110	948,465
ICICI BANK LTD ADR	85,129	2,029,475
ICON PLC	15,000	4,246,050
IMCD NV	4,467	777,426
IMI PLC	38,512	826,761
IMMUNOCORE HOLDINGS PLC ADR	12,939	883,992
IMMUNOGEN INC	29,571	876,780
IMMUNOVANT INC	12,197	513,860
INARI MEDICAL INC	20,627	1,339,105
INFINEON TECHNOLOGIES AG	149,456	6,240,650
INGERSOLL RAND INC	73,552	5,688,512
INGEVITY CORP	29,254	1,381,374
INTEGRA LIFESCIENCES HOLDINGS	15,490	674,590
INTELLIA THERAPEUTICS INC	17,288	527,111
INTERCONTINENTAL HOTELS GROUP	13,630	1,231,925
INTERNATIONAL GAME TECHNOLOGY	76,161	2,087,573
INTRA-CELLULAR THERAPIES INC	18,438	1,320,530
INTUIT INC	11,102	6,939,083
INTUITIVE SURGICAL INC	7,016	2,366,918
INVESTOR AB	18,367	425,556
IRHYTHM TECHNOLOGIES INC	22,951	2,456,675
ISUZU MOTORS LTD	123,200	1,586,971
ITOCHU CORP	22,696	928,414
JABIL INC	45,195	5,757,843
JB HUNT TRANSPORT SERVICES INC	34,500	6,891,030
JCDECAUX SE	37,857	761,101
KANSAI ELECTRIC POWER CO INC/T	54,000	717,038
KBC GROUP NV	17,844	1,157,452
KDDI CORP	46,025	1,464,521
KEMPER CORP	4,418	215,024
KENNAMETAL INC	24,914	642,532
KEYENCE CORP	7,906	3,483,620
KEYSIGHT TECHNOLOGIES INC	10,964	1,744,263
KKR & CO INC	76,872	6,368,845
KNIGHT-SWIFT TRANSPORTATION HOLDINGS	62,300	3,591,595
KOITO MANUFACTURING CO LTD	16,680	259,996
KOMATSU LTD	87,100	2,278,513

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
KULICKE & SOFFA INDUSTRIES INC	6,762	370,017
KYMERA THERAPEUTICS INC	18,505	471,137
L3HARRIS TECHNOLOGIES INC	15,970	3,363,601
LABORATORY CORP OF AMERICA HOLDINGS	19,753	4,489,659
LAM RESEARCH CORP	6,140	4,809,216
LANDSTAR SYSTEM INC	21,900	4,240,935
LATTICE SEMICONDUCTOR CORP	99,039	6,832,701
LEAR CORP	24,764	3,496,924
LEGALZOOM.COM INC	99,793	1,127,661
LEGRAND SA	15,036	1,562,956
LEIDOS HOLDINGS INC	68,400	7,403,616
LIBERTY MEDIA CORP-LIBERTY FOR	21,149	1,335,136
LIFE TIME GROUP HOLDINGS INC	64,497	972,615
LIGHTSPEED COMMERCE INC	19,409	407,395
LINCOLN ELECTRIC HOLDINGS INC	14,400	3,131,424
LINDE PLC	6,555	2,669,026
LIVE NATION ENTERTAINMENT INC	32,019	2,996,978
LIVENT CORP	58,686	1,055,174
LONDON STOCK EXCHANGE GROUP PLC	12,083	1,428,512
L’OREAL SA	9,400	4,679,419
LOUISIANA-PACIFIC CORP	13,517	957,409
LOWE’S COS INC	25,564	5,689,268
LUKOIL PJSC ADR	41,527	289,028
LULULEMON ATHLETICA INC	4,291	2,193,945
LVMH MOET HENNESSY LOUIS VUITTON	3,728	3,021,064
MAKITA CORP	28,720	792,459
MANPOWERGROUP INC	57,125	4,539,724
MANULIFE FINANCIAL CORP	210,100	4,665,348
MARKETAXESS HOLDINGS INC	3,757	1,100,237
MARRIOTT INTERNATIONAL INC/MD	34,432	7,764,760
MARSH & MCLENNAN COS INC	12,594	2,386,185
MARTIN MARIETTA MATERIALS INC	5,923	2,955,044
MASTERBRAND INC	119,456	1,773,922
MASTERCARD INC	37,518	16,001,802
MATADOR RESOURCES CO	33,026	1,877,858
MAXIMUS INC	60,900	5,107,074
MCGRATH RENTCORP	15,078	1,803,630
MCKESSON CORP	15,444	7,150,263
MEDTRONIC PLC	48,416	3,988,510
MERCADOLIBRE INC	5,970	9,382,094
META PLATFORMS INC	85,756	30,354,194
METHANEX CORP	9,984	474,592
MGIC INVESTMENT CORP	121,350	2,340,842
MICROSOFT CORP	187,306	70,434,548
MIDDLEBY CORP/THE	45,325	6,670,480
MITSUBISHI CORP	57,000	911,119
MITSUBISHI ELECTRIC CORP	20,381	288,989
MITSUI & CO LTD	23,800	894,399
MKS INSTRUMENTS INC	65,950	6,784,277
MODERNA INC	7,287	724,692
MONGODB INC	5,739	2,346,390
MONOLITHIC POWER SYSTEMS INC	7,364	4,645,064
MONSTER BEVERAGE CORP	34,400	1,981,784
MOOG INC	10,523	1,523,520

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
MOONLAKE IMMUNOTHERAPEUTICS	5,456	329,488
MORGAN STANLEY	27,824	2,594,588
MORPHIC HOLDING INC	13,729	396,494
MOTOROLA SOLUTIONS INC	13,000	4,070,170
MR COOPER GROUP INC	7,695	501,098
MSCI INC	5,431	3,072,045
MUSASHI SEIMITSU INDUSTRY CO LTD	39,400	422,003
MVB FINANCIAL CORP	18,067	407,592
NASDAQ INC	68,498	3,982,474
NATIONAL BANK HOLDINGS CORP	49,814	1,852,583
NATIONAL GRID PLC	30,627	413,078
NATWEST GROUP PLC ORD GBP 1.0769	74,651	208,792
NESTLE SA ADR	17,970	2,077,871
NETFLIX INC	32,586	15,865,472
NEW JERSEY RESOURCES CORP	30,977	1,380,955
NEWMARK GROUP INC	26,300	288,248
NEXON CO LTD	29,100	530,376
NIPPON TELEGRAPH & TELEPHONE CORP	818,475	1,000,307
NITORI HOLDINGS CO LTD	2,700	361,583
NOKIAN RENKAAT OYJ	34,609	315,710
NORTHEAST BANK	14,095	777,903
NORTHERN OIL & GAS INC	26,778	992,660
NOVAGOLD RESOURCES INC	44,262	165,540
NOVANTA INC	10,869	1,830,448
NOVARTIS AG	36,569	3,687,532
NOVO NORDISK A/S	32,981	3,411,802
NOVONESIS (NOVOZYMES) B	24,663	1,356,248
NU HOLDINGS LTD/CAYMAN ISLANDS	142,900	1,190,357
NUVALENT INC	8,832	649,947
NUVEI CORP	26,646	699,724
NVIDIA CORP	59,445	29,438,353
NVR INC	1,118	7,826,503
OLD REPUBLIC INTERNATIONAL CORP	228,000	6,703,200
OLLIE’S BARGAIN OUTLET HOLDING	38,817	2,945,822
ON SEMICONDUCTOR CORP	71,887	6,004,721
ONESPAWORLD HOLDINGS LTD	23,300	328,530
ONTO INNOVATION INC	9,870	1,509,123
OPTION CARE HEALTH INC	24,869	837,837
ORACLE CORP	92,245	9,725,390
ORIENTAL LAND CO LTD/JAPAN	36,919	1,375,101
ORORA LTD	114,209	202,619
OWENS & MINOR INC	33,649	648,416
OWENS CORNING	18,650	2,764,490
PACKAGING CORP OF AMERICA	44,000	7,168,040
PALO ALTO NETWORKS INC	14,762	4,353,019
PARKER-HANNIFIN CORP	17,740	8,172,818
PARTNERS GROUP HOLDING AG	376	541,897
PAYONEER GLOBAL INC	355,301	1,851,118
PENN ENTERTAINMENT INC	35,792	931,308
PEPSICO INC	42,270	7,179,137
PERELLA WEINBERG PARTNERS	44,847	548,479
PERFICIENT INC	26,941	1,773,257
PERNOD RICARD SA	17,961	3,169,539
PFIZER INC	160,777	4,628,770

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
PGT INNOVATIONS INC	22,144	901,261
PIEDMONT LITHIUM INC	2,346	66,228
PING AN INSURANCE GROUP CO OF HK/02318	223,000	1,009,541
POOL CORP	4,457	1,777,050
POPULAR INC	19,208	1,576,401
PORTLAND GENERAL ELECTRIC CO	36,394	1,577,316
POWER INTEGRATIONS INC	10,055	825,616
PRIMO WATER CORP	65,663	988,228
PRIMORIS SERVICES CORP	56,396	1,872,911
PRIVIA HEALTH GROUP INC	43,467	1,001,045
PROGRESSIVE CORP/THE	18,100	2,882,968
PROSPERITY BANCSHARES INC	85,700	5,804,461
PROSUS NV	54,527	1,625,394
PROTHENA CORP PLC	10,730	389,928
PTC THERAPEUTICS INC	20,306	559,633
QIAGEN NV	20,753	903,237
QUALYS INC	4,842	950,388
QUANTA SERVICES INC	30,534	6,589,237
QUEST DIAGNOSTICS INC	53,900	7,431,732
RADIUS RECYCLING INC	6,126	184,760
RAKUTEN BANK LTD	18,400	275,648
RALPH LAUREN CORP	43,075	6,211,415
RAMBUS INC	57,360	3,914,820
RECKITT BENCKISER GROUP PLC	45,423	3,138,464
RECRUIT HOLDINGS CO LTD	35,592	1,505,427
REGAL REXNORD CORP	32,018	4,739,304
REGENERON PHARMACEUTICALS INC	13,279	11,662,813
REMITLY GLOBAL INC	130,578	2,535,825
RENAULT SA	20,627	840,903
RENESAS ELECTRONICS CORP	18,297	330,820
REPLIGEN CORP	18,796	3,379,521
REPUBLIC SERVICES INC	33,700	5,557,467
REVOLUTION MEDICINES INC	46,858	1,343,887
RHEINMETALL AG	2,946	933,984
RIO TINTO PLC	91,627	6,823,812
ROBLOX CORP	54,194	2,477,750
ROCHE HOLDING AG	10,986	3,191,442
ROCKET PHARMACEUTICALS INC	32,203	965,124
ROCKWELL AUTOMATION INC	3,439	1,067,741
ROSS STORES INC	49,600	6,864,144
ROTORK PLC	188,449	777,400
RPM INTERNATIONAL INC	52,300	5,838,249
RWE AG	33,286	1,514,163
RYAN SPECIALTY HOLDINGS INC	30,931	1,330,652
RYDER SYSTEM INC	75,621	8,700,952
SAGE THERAPEUTICS INC	16,194	350,924
SAIA INC	9,187	4,025,927
SALESFORCE INC	38,774	10,202,990
SAMSUNG ELECTRONICS CO LTD GDR	4,510	6,755,980
SANSAN INC	32,927	373,459
SAP SE ADR	18,990	2,935,664
SAVARA INC	79,695	374,567
SCHNEIDER ELECTRIC SE	23,165	4,651,608
SEACOAST BANKING CORP OF FLORIDA	39,224	1,116,315

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
SEADRILL LTD	9,092	429,870
SERVICENOW INC	7,265	5,132,650
SHAKE SHACK INC	24,395	1,808,157
SHELL PLC	146,202	4,792,718
SHIFT4 PAYMENTS INC	47,275	3,514,424
SHIMANO INC	9,500	1,471,361
SHIONOGI & CO LTD	41,200	1,986,648
SHISEIDO CO LTD	35,400	1,067,675
SHOALS TECHNOLOGIES GROUP INC	46,293	719,393
SHOCKWAVE MEDICAL INC	14,141	2,694,709
SHOPIFY INC	175,302	13,656,026
SIEMENS AG	17,565	3,296,988
SIEMENS HEALTHINEERS AG	5,830	338,750
SILICON LABORATORIES INC	4,462	590,189
SILVERBOW RESOURCES INC	11,298	328,546
SIMPLEX HOLDINGS INC	18,600	361,894
SIMPLY GOOD FOODS CO/THE	4,221	167,152
SINGAPORE TELECOMMUNICATIONS LTD	259,900	486,660
SIRIUSPOINT LTD	144,763	1,679,251
SITIO ROYALTIES CORP	43,808	1,029,926
SKANDINAVISKA ENSKILDA BANKEN	338,356	4,660,102
SKYLINE CHAMPION CORP	74,513	5,533,335
SKYWORKS SOLUTIONS INC	62,575	7,034,682
SMITH & NEPHEW PLC	33,080	454,808
SOFTBANK CORP	32,600	406,864
SOLENO THERAPEUTICS INC	7,955	320,189
SONOVA HOLDING AG	6,018	1,962,026
SONY GROUP CORP	69,390	6,600,368
SOUTHSTATE CORP	24,351	2,056,442
SOUTHWEST GAS HOLDINGS INC	45,393	2,875,647
SPOTIFY TECHNOLOGY SA	31,229	5,868,241
SPS COMMERCE INC	10,384	2,012,835
SPYRE THERAPEUTICS INC	17,935	385,961
SQUARE ENIX HOLDINGS CO LTD	11,104	398,777
SQUARESPACE INC	91,979	3,036,227
SS&C TECHNOLOGIES HOLDINGS INC	88,474	5,406,646
STANDARD CHARTERED PLC	143,599	1,220,278
STARBUCKS CORP	30,849	2,961,812
STEM INC	106,089	411,625
STEPSTONE GROUP INC	41,324	1,315,343
STEVANATO GROUP SPA	13,388	365,359
STRUCTURE THERAPEUTICS INC ADR	18,082	737,022
STRYKER CORP	12,618	3,778,586
SUMITOMO MITSUI TRUST HOLDINGS	43,600	836,868
SUPER MICRO COMPUTER INC	6,559	1,864,461
SURGERY PARTNERS INC	50,868	1,627,267
SYMRISE AG	20,050	2,206,850
SYNAPTICS INC	19,180	2,188,054
SYNDAX PHARMACEUTICALS INC	33,748	729,294
SYNOPSYS INC	25,054	12,900,555
SYNOVUS FINANCIAL CORP	42,622	1,604,718
SYSCO CORP	51,050	3,733,287
SYSMEX CORP	25,200	1,404,608
T ROWE PRICE GROUP INC	48,525	5,225,657

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
T&D HOLDINGS INC	103,400	1,643,266
TABOOLA.COM LTD	338,665	1,466,419
TAIWAN SEMICONDUCTOR MANUFACTURING ADR	63,732	6,628,128
TAKE-TWO INTERACTIVE SOFTWARE	11,663	1,877,160
TALANX AG	17,322	1,237,061
TAPESTRY INC	26,775	985,588
TARGET CORP	36,692	5,225,675
TDK CORP	15,200	724,205
TECAN GROUP AG	1,727	704,630
TECHTRONIC INDUSTRIES CO LTD HK/00669	59,500	709,027
TELKOM INDONESIA PERSERO TBK P	8,316,800	2,133,630
TENCENT HOLDINGS LTD HK/00700	49,100	1,846,151
TERUMO CORP	15,600	511,443
TESLA INC	59,197	14,709,271
TEXAS CAPITAL BANCSHARES INC	23,870	1,542,718
TEXAS INSTRUMENTS INC	33,861	5,771,946
TEXTRON INC	93,600	7,527,312
THERMO FISHER SCIENTIFIC INC	572	303,612
TOKYO ELECTRON LTD	11,412	2,044,333
TORO CO/THE	49,300	4,732,307
TOTALENERGIES SE	38,977	2,652,246
TRADE DESK INC/THE	55,483	3,992,557
TRADEWEB MARKETS INC	38,317	3,482,249
TRAINLINE PLC	112,990	463,520
TRANE TECHNOLOGIES PLC	25,410	6,197,499
TRANSDIGM GROUP INC	7,968	8,060,429
TRANSUNION	47,300	3,249,983
TREX CO INC	44,982	3,724,060
TRICON RESIDENTIAL INC	257,910	2,346,981
TRINET GROUP INC	25,458	3,027,720
TRIUMPH FINANCIAL INC	10,668	855,360
TRUIST FINANCIAL CORP	68,362	2,523,925
TWIST BIOSCIENCE CORP	26,379	972,330
TYLER TECHNOLOGIES INC	9,494	3,969,631
TYSON FOODS INC	40,600	2,182,250
UBER TECHNOLOGIES INC	199,175	12,263,205
UCB SA	6,240	543,859
ULTRAGENYX PHARMACEUTICAL INC	10,472	500,771
UMB FINANCIAL CORP	17,756	1,483,514
UNICHARM CORP	61,100	2,209,447
UNICREDIT SPA	46,466	1,260,889
UNILEVER PLC	72,974	3,535,036
UNION PACIFIC CORP	24,222	5,949,408
UNITED COMMUNITY BANKS INC/GA	49,194	1,439,416
UNITED INTERNET AG	41,073	1,045,355
US FOODS HOLDING CORP	124,775	5,666,033
VALARIS LTD	19,569	1,341,846
VALEO SE	19,347	297,387
VALLEY NATIONAL BANCORP	69,539	755,194
VAXCYTE INC	21,571	1,354,659
VEEVA SYSTEMS INC	29,123	5,606,760
VERACYTE INC	39,104	1,075,751
VERADIGM INC	147,624	1,548,576
VERISK ANALYTICS INC	9,649	2,304,760

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
VERRA MOBILITY CORP	138,307	3,185,210
VIAVI SOLUTIONS INC	202,794	2,042,136
VICOR CORP	4,442	199,623
VINCI SA	11,096	1,393,643
VIPER ENERGY INC	61,302	1,923,657
VISA INC	16,174	4,210,901
VISTEON CORP	7,486	935,001
W R BERKLEY CORP	88,700	6,272,864
WARRIOR MET COAL INC	6,282	383,014
WASTE MANAGEMENT INC	24,419	4,373,443
WELLS FARGO & CO	132,021	6,498,074
WESCO INTERNATIONAL INC	11,718	2,037,526
WEST PHARMACEUTICAL SERVICES INC	18,465	6,501,896
WESTERN ALLIANCE BANCORP	21,829	1,436,130
WESTERN DIGITAL CORP	137,100	7,179,927
WESTLAKE CORP	49,500	6,928,020
WHITE MOUNTAINS INSURANCE GROUP	691	1,039,962
WHITEHAVEN COAL LTD	22,827	115,885
WILLIS TOWERS WATSON PLC	23,300	5,619,960
WINGSTOP INC	13,825	3,547,219
WISDOMTREE INC	42,693	295,862
WISE PLC	60,034	668,884
WIX.COM LTD	22,842	2,810,023
WOLTERS KLUWER NV	7,998	1,137,063
WORKDAY INC	15,155	4,183,689
WORTHINGTON ENTERPRISES INC	4,405	253,508
WORTHINGTON STEEL INC	4,405	123,781
WPP PLC	66,439	637,764
WW GRAINGER INC	4,178	3,462,267
XCEL ENERGY INC	114,900	7,113,459
XP INC	63,261	1,649,214
XYLEM INC/NY	49,692	5,682,777
YAMAHA MOTOR CO LTD	197,400	1,763,550
YETI HOLDINGS INC	13,757	712,337
YUM! BRANDS INC	51,500	6,728,990
ZEBRA TECHNOLOGIES CORP	13,400	3,662,622
ZIMMER BIOMET HOLDINGS INC	51,100	6,218,870
ZSCALER INC	10,065	2,230,001
ZURN ELKAY WATER SOLUTIONS CORP	25,743	757,128
Total Common Stock		$2,231,983,959
Preferred Stock
VOLKSWAGEN AG	3,389	$418,541
Total Preferred Stock		$418,541
Mutual Funds
DREYFUS INS RSRV PR MONEY 6546	56,398,476	$56,398,476
ISHARES CORE MSCI EAFE ETF	64,693	4,551,159
ISHARES RUSSELL 2000 ETF	45,499	9,132,083
PIMCO FDS SHORT TERM FLTG NAV PORT II	1,332,106	13,339,706
Total Mutual Funds		$83,421,424
Real Estate Investment Trusts
AGREE REALTY CORP	81,341	$5,120,416

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
ALEXANDRIA REAL ESTATE EQUITIE	90,750	11,504,378
AMERICAN TOWER CORP	5,760	1,243,469
AMERICAN TOWER CORP 3.375% 10/15/26 DD 05/13/16	275,000	263,563
AMERICOLD REALTY TRUST INC	35,190	1,065,201
ARBOR REALTY TRUST INC	29,727	451,256
AVALONBAY COMMUNITIES INC	16,550	3,098,491
BLACKSTONE MORTGAGE TRUST INC	24,658	524,476
BOSTON PROPERTIES INC	41,500	2,912,055
BRIXMOR PROPERTY GROUP INC	205,760	4,788,035
BROADSTONE NET LEASE INC	105,040	1,808,789
CAMDEN PROPERTY TRUST	85,260	8,465,465
CARETRUST REIT INC	209,075	4,679,099
COUSINS PROPERTIES INC	114,690	2,792,702
CROWN CASTLE INC 1.350% 07/15/25 DD 06/15/20	300,000	283,068
CUBESMART	42,820	1,984,707
DIAMONDROCK HOSPITALITY CO	158,450	1,487,846
DIGITAL REALTY TRUST INC	62,130	8,361,455
DOUGLAS EMMETT INC	94,450	1,369,525
ELME COMMUNITIES	50,786	741,476
EQUINIX INC	20,882	16,818,154
EQUITY LIFESTYLE PROPERTIES INC	72,700	5,128,258
EQUITY RESIDENTIAL	130,300	7,969,148
ESSENTIAL PROPERTIES REALTY TRUST	140,194	3,583,359
EXTRA SPACE STORAGE INC	88,907	14,254,459
FIRST INDUSTRIAL REALTY TRUST	97,620	5,141,645
HEALTHPEAK PROPERTIES INC	292,160	5,784,768
HIGHWOODS PROPERTIES INC	37,530	861,689
HOST HOTELS & RESORTS INC	225,140	4,383,476
INDEPENDENCE REALTY TRUST INC	70,190	1,073,907
INVITATION HOMES INC	187,260	6,387,439
JBG SMITH PROPERTIES	41,639	708,279
KILROY REALTY CORP	58,590	2,334,226
KIMCO REALTY CORP	198,850	4,237,494
KLEPIERRE SA	33,572	915,265
LADDER CAPITAL CORP	29,067	334,561
LAMAR ADVERTISING CO	80,600	8,566,168
MEDICAL PROPERTIES TRUST INC	253,895	1,246,624
NNN REIT INC	239,855	10,337,751
OMEGA HEALTHCARE INVESTORS INC	98,320	3,014,491
OUTFRONT MEDIA INC	122,062	1,703,986
PARAMOUNT GROUP INC	72,520	374,928
PEBBLEBROOK HOTEL TRUST	197,464	3,155,475
PHILLIPS EDISON & CO INC	82,588	3,012,810
PROLOGIS INC	156,945	20,920,769
PUBLIC STORAGE	24,160	7,368,800
READY CAPITAL CORP	28,814	295,344
REALTY INCOME CORP	157,360	9,035,611
REDWOOD TRUST INC	94,802	702,483
RETAIL OPPORTUNITY INVESTMENTS	202,410	2,839,812
REXFORD INDUSTRIAL REALTY INC	83,110	4,662,471
RPT REALTY	129,754	1,664,744
SBA COMMUNICATIONS CORP	16,656	4,225,461
SIMON PROPERTY GROUP INC	48,310	6,890,938
STOCKLAND	258,177	783,943

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
SUN COMMUNITIES INC	50,470	6,745,316
TANGER INC	118,766	3,292,194
UDR INC	173,170	6,630,679
URBAN EDGE PROPERTIES	77,628	1,420,592
VENTAS INC	160,400	7,994,336
VERIS RESIDENTIAL INC	97,508	1,533,801
VICI PROPERTIES INC	185,320	5,908,002
WELLTOWER INC	105,270	9,492,196
XENIA HOTELS & RESORTS INC	188,941	2,573,376
Total Real Estate Investment Trusts		$279,254,700
Commodities
GOLD BARS	119	$24,558,201
Total Commodities		$24,558,201
Derivative Assets
CCP IRS R SOFR P 2.18000% PUT JAN 24 002.180 ED 01/11/24	300,000	$32,463
CCP OIS R SOFR P 2.78500% CALL APR 24 002.785 ED 04/08/24	200,000	1,472
CCP OIS R SOFR P 2.83500% CALL APR 24 002.835 ED 04/08/24	200,000	1,453
CCP OIS R SOFR P 4.75% PUT JUL 24 004.750 ED 07/15/24	1,500,000	864
CCP OIS R SOFR P 4.75000% PUT JUL 24 004.750 ED 07/10/24	1,000,000	575
CCP OIS R SOFR P 4.75000% PUT JUN 24 004.750 ED 06/20/24	5,800,000	3,214
CCP OIS R SOFR P 5.5% PUT MAR 24 005.500 ED 03/26/24	4,300,000	35
CCP OIS R SOFR P 5.50000% PUT MAR 24 005.500 ED 03/26/24	6,300,000	52
CCP_CDX. SP UL CDX.NA.IG.39 CM REC 100BPS 2027 DEC 20	4,500,000	86,022
CCP_CDX. SP UL CDX.NA.IG.40 CM 1.000% 00BPS 2028 JUN 20	10,000,000	200,980
CCP_CDX. SP UL CDX.NA.IG.41 CM 1.000% 00BPS 2028 DEC 20	1,600,000	31,093
CCP_CDX._BP UL CDX.NA.IG.39 CM PAY 100BPS 2032 DEC 20	3,800,000	–
CCP_CDX._BP UL CDX.NA.IG.40 CM PAY 100BPS 2033 JUN 20	600,000	–
CCP_CDX._BP UL ITRAXX EUROPE S PAY 100BPS 2033 DEC 20	1,800,000	–
CCP_CDX._SP UL CDX.NA.IG.39 CM REC 100BPS 2027 DEC 20	4,500,000	–
CCP_CDX._SP UL CDX.NA.IG.40 CM REC 100BPS 2028 JUN 20	10,000,000	–
CCP_CDX._SP UL CDX.NA.IG.41 CM REC 100BPS 2028 DEC 20	1,600,000	–
CCP_IRS. P AUD-BBR-BBSW 6M CME REC 4.25% 2033 MAR 15	980,000	5,326
CCP_IRS. P AUD-BBR-BBSW 6M CME REC 4.75% 2033 DEC 20	9,300,000	297,615
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 3.25% 2033 JUN 21	1,200,000	13,708
CCP_IRS. P EUR-EURIBOR-REUTERS REC 3.0% 2027 MAR 19	3,110,000	60,740
CCP_IRS. P EUR-EURIBOR-REUTERS REC 3.0% 2034 MAR 20	6,410,000	331,436
CCP_IRS. P EUR-EURIBOR-REUTERS REC 3.25% 2029 MAR 20	5,810,000	264,051
CCP_IRS. P EUR-EURIBOR-REUTERS REC 3.3% 2033 OCT 03	200,000	15,435
CCP_IRS. P EUR-EURIBOR-REUTERS REC 3.37% 2028 OCT 09	100,000	4,560
CCP_IRS. P EUR-EURIBOR-REUTERS REC 3.5% 2026 MAR 20	9,600,000	182,176
CCP_IRS. P GBP-SONIA-COMPOUND REC 4.25% 2054 MAR 20	100,000	21,519
CCP_IRS. P GBP-SONIA-COMPOUND REC 4.5% 2034 MAR 20	3,150,000	419,578
CCP_IRS. P GBP-SONIA-COMPOUND REC 5.0% 2029 MAR 20	3,900,000	385,635
CCP_IRS. P GBP-SONIA-COMPOUND REC 5.5% 2026 MAR 20	300,000	12,325
CCP_IRS. P KRW-CD 91D 3M CME REC 3.25% 2029 MAR 20	33,680,000	366
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.5% 2033 DEC 20	6,300,000	10,143
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.75% 2034 JUN 20	600,000	18,134
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.83% 2053 OCT 12	200,000	18,757
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.87% 2053 OCT 17	200,000	20,270
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.88% 2053 OCT 16	200,000	20,638
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.9% 2029 JUN 30	300,000	5,517
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.98% 2027 NOV 30	1,000,000	13,051

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CCP_IRS. P USD-SOFR-COMPOUND C REC 4.19% 2027 NOV 30	500,000	10,360
CCP_IRS. P USD-SOFR-COMPOUND C REC 4.25% 2034 MAR 20	1,400,000	95,579
CCP_IRS. R CAD-BA-CDOR 3M CME PAY 3.25% 2028 MAR 15	200,000	1,733
CCP_IRS. R CAD-BA-CDOR 3M CME PAY 3.25% 2033 MAR 15	1,000,000	8,487
CCP_IRS. R CNY-CNREPOFIX=CFXS- PAY 2.25% 2029 MAR 20	58,170,000	12,820
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 0.0% 2036 MAR 17	200,000	59,190
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 0.05% 2050 MAY 27	50,000	22,734
CCP_IRS. R JPY-TONA-OIS-COMPOUND PAY 0.4% 2039 JUN 19	100,000,000	81,226
CCP_IRS. R JPY-TONA-OIS-COMPOUND PAY 1.2% 2053 SEP 20	10,000,000	4,157
CCP_IRS. R USD-SOFR-COMPOUND C PAY 0.5% 2026 JUN 16	2,100,000	178,134
CCP_IRS. R USD-SOFR-COMPOUND C PAY 0.75% 2031 MAR 30	735,000	150,625
CCP_IRS. R USD-SOFR-COMPOUND C PAY 1.0% 2026 DEC 15	2,100,000	159,939
CCP_IRS. R USD-SOFR-COMPOUND C PAY 1.0% 2027 JUN 15	800,000	68,916
CCP_IRS. R USD-SOFR-COMPOUND C PAY 1.25% 2026 DEC 15	2,000,000	153,564
CCP_IRS. R USD-SOFR-COMPOUND C PAY 1.75% 2027 JUN 15	2,960,000	183,763
CCP_IRS. R USD-SOFR-COMPOUND C PAY 1.75% 2032 JUN 15	560,000	70,411
CCP_IRS. R USD-SOFR-COMPOUND C PAY 2.96% 2026 NOV 30	8,200,000	182,909
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.09% 2032 NOV 15	70,000	2,068
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.11% 2032 NOV 15	400,000	11,301
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.16% 2032 NOV 15	200,000	4,852
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.17% 2032 NOV 15	700,000	16,206
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.25% 2053 DEC 20	1,940,000	25,891
CCP_IRS. R USD-SOFR-COMPOUND C PAY 4.16% 2025 MAR 31	1,700,000	8,574
CCP_IRS._P AUD-BBR-BBSW 3M CME REC 3.75% 2024 MAR 15	3,800,000	–
CCP_IRS._P AUD-BBR-BBSW 6M CME REC 4.0% 2033 JUN 21	2,700,000	–
CCP_IRS._P AUD-BBR-BBSW 6M CME REC 4.25% 2033 MAR 15	980,000	–
CCP_IRS._P AUD-BBR-BBSW 6M CME REC 4.75% 2033 DEC 20	9,300,000	–
CCP_IRS._P CAD-BA-CDOR 3M CME REC 1.22% 2025 MAR 03	1,400,000	–
CCP_IRS._P CAD-BA-CDOR 3M CME REC 1.5% 2025 JUN 17	500,000	–
CCP_IRS._P CAD-BA-CDOR 3M CME REC 1.5% 2030 JUN 17	900,000	–
CCP_IRS._P CAD-BA-CDOR 3M CME REC 1.71% 2029 OCT 02	200,000	–
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 3.25% 2033 JUN 21	1,200,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 0.55% 2024 AUG 10	100,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 0.65% 2027 APR 12	200,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 0.65% 2027 MAY 11	200,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 0.7% 2027 APR 11	100,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 1.0% 2027 MAY 18	400,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 2.25% 2037 SEP 21	880,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 3.0% 2027 MAR 19	3,110,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 3.0% 2034 MAR 20	6,410,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 3.25% 2029 MAR 20	5,810,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 3.3% 2033 OCT 03	200,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 3.37% 2028 OCT 09	100,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 3.5% 2026 MAR 20	9,600,000	–
CCP_IRS._P GBP-SONIA-COMPOUND REC 4.25% 2054 MAR 20	100,000	–
CCP_IRS._P GBP-SONIA-COMPOUND REC 4.5% 2034 MAR 20	3,150,000	–
CCP_IRS._P GBP-SONIA-COMPOUND REC 5.0% 2029 MAR 20	3,900,000	–
CCP_IRS._P GBP-SONIA-COMPOUND REC 5.5% 2026 MAR 20	300,000	–
CCP_IRS._P JPY-TONA-OIS-COMPOUND REC 0.0% 2026 DEC 15	40,000,000	–
CCP_IRS._P JPY-TONA-OIS-COMPOUND REC 0.0% 2031 MAR 17	60,000,000	–
CCP_IRS._P JPY-TONA-OIS-COMPOUND REC 0.05% 2031 DEC 15	20,000,000	–
CCP_IRS._P JPY-TONA-OIS-COMPOUND REC 0.1% 2027 MAR 15	130,000,000	–
CCP_IRS._P JPY-TONA-OIS-COMPOUND REC 0.8% 2052 JUN 15	30,000,000	–
CCP_IRS._P KRW-CD 91D 3M CME REC 3.25% 2029 MAR 20	33,680,000	–

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CCP_IRS._P NZD-BBR-FRA 3M CME REC 3.75% 2027 JUN 15	400,000	–
CCP_IRS._P NZD-BBR-FRA 3M CME REC 4.0% 2024 JUN 14	5,600,000	–
CCP_IRS._P NZD-BBR-FRA 3M CME REC 4.75% 2025 MAR 20	2,100,000	–
CCP_IRS._P SEK-STIBOR-SIDE 3M REC 1.0% 2029 JUN 19	800,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 0.4% 2028 JAN 15	2,800,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 1.0% 2029 JUN 15	4,100,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 1.5% 2052 JUN 15	575,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 1.55% 2029 JAN 20	100,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 1.62% 2029 FEB 09	300,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 1.63% 2029 JAN 20	400,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 1.75% 2024 JUN 15	7,000,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 1.75% 2052 JUN 15	920,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 1.89% 2029 MAR 22	400,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 1.94% 2029 MAR 25	500,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 2.0% 2051 DEC 15	60,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 2.18% 2029 APR 21	400,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 2.75% 2053 JUN 21	240,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.16% 2029 SEP 30	300,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.22% 2029 SEP 30	1,100,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.34% 2030 FEB 23	300,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.45% 2029 JUN 30	500,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.5% 2033 DEC 20	6,300,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.75% 2025 JUN 21	8,710,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.75% 2034 JUN 20	600,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.83% 2053 OCT 12	200,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.87% 2053 OCT 17	200,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.88% 2053 OCT 16	200,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.9% 2029 JUN 30	300,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.98% 2027 NOV 30	1,000,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 4.19% 2027 NOV 30	500,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 4.25% 2034 MAR 20	1,400,000	–
CCP_IRS._P USD-SOFR-COMPOUND C VAR RT .5% 2028 DEC 15	1,700,000	–
CCP_IRS._R AUD-BBR-BBSW 6M CME PAY 4.75% 2028 DEC 20	9,300,000	–
CCP_IRS._R CAD-BA-CDOR 3M CME PAY 3.25% 2028 MAR 15	200,000	–
CCP_IRS._R CAD-BA-CDOR 3M CME PAY 3.25% 2033 MAR 15	1,000,000	–
CCP_IRS._R CAD-CORRA-OIS-COMPO PAY 3.25% 2053 JUN 21	300,000	–
CCP_IRS._R CAD-CORRA-OIS-COMPO PAY 3.5% 2032 JUN 01	1,400,000	–
CCP_IRS._R CAD-CORRA-OIS-COMPO PAY 3.75% 2033 DEC 20	800,000	–
CCP_IRS._R CNY-CNREPOFIX=CFXS- PAY 2.25% 2029 MAR 20	58,170,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS 0.000% .0% 2036 MAR 17	200,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 0.05% 2050 MAY 27	50,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 2.75% 2054 MAR 20	2,950,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 2.88% 2028 DEC 19	300,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 3.0% 2033 MAR 15	1,410,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 3.15% 2033 NOV 20	100,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 3.54% 2025 SEP 18	4,600,000	–
CCP_IRS._R JPY-TONA-OIS-COMPOU PAY 0.4% 2039 JUN 19	100,000,000	–
CCP_IRS._R JPY-TONA-OIS-COMPOU PAY 0.55% 2028 SEP 14	100,000,000	–
CCP_IRS._R JPY-TONA-OIS-COMPOU PAY 1.2% 2053 SEP 20	10,000,000	–
CCP_IRS._R SGD-SORA-COMPOUND C PAY 2.75% 2029 MAR 20	2,089,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 0.5% 2026 JUN 16	2,100,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 0.75% 2031 MAR 30	735,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 1.0% 2026 DEC 15	2,100,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 1.0% 2027 JUN 15	800,000	–

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CCP_IRS._R USD-SOFR-COMPOUND C PAY 1.25% 2026 DEC 15	2,000,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 1.75% 2027 JUN 15	2,960,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 1.75% 2032 JUN 15	560,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 2.96% 2026 NOV 30	8,200,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.09% 2032 NOV 15	70,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.11% 2032 NOV 15	400,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.16% 2032 NOV 15	200,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.17% 2032 NOV 15	700,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.25% 2053 DEC 20	1,940,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.75% 2028 DEC 20	2,180,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.83% 2032 MAY 15	200,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 4.0% 2054 MAR 20	300,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 4.16% 2025 MAR 31	1,700,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 4.25% 2025 DEC 20	1,800,000	–
CCP_OIS. R USD-SOFR-COMPOUND 1 PAY 3.25% 2028 JUN 21	740,000	9,894
CCP_OIS._R USD-SOFR-COMPOUND 1 PAY 3.25% 2028 JUN 21	740,000	–
CCP_ZCS. P CAD-CORRA-OIS-COMPO REC 4.6% 2025 AUG 30	3,200,000	23,421
CCP_ZCS. R USD-SOFR-COMPOUND C PAY 3.15% 2025 MAY 13	2,900,000	27,521
CCP_ZCS. R USD-SOFR-COMPOUND C PAY 3.2% 2025 MAY 13	400,000	3,622
CCP_ZCS._P CAD-CORRA-OIS-COMPO REC 3.5% 2025 MAY 10	4,300,000	–
CCP_ZCS._P CAD-CORRA-OIS-COMPO REC 4.6% 2025 AUG 30	3,200,000	–
CCP_ZCS._P EUR-EURIBOR-REUTERS REC 2.1% 2024 APR 05	700,000	–
CCP_ZCS._P EUR-EURIBOR-REUTERS REC 2.1% 2024 APR 06	400,000	–
CCP_ZCS._P EUR-EURIBOR-REUTERS REC 2.1% 2024 APR 13	1,000,000	–
CCP_ZCS._P EUR-EURIBOR-REUTERS REC 2.1% 2024 MAY 16	300,000	–
CCP_ZCS._P EUR-EURIBOR-REUTERS REC 2.25% 2024 MAY 03	700,000	–
CCP_ZCS._P USD-SOFR-COMPOUND C REC 2.85% 2024 NOV 15	300,000	–
CCP_ZCS._P USD-SOFR-COMPOUND C REC 2.92% 2024 OCT 17	100,000	–
CCP_ZCS._P USD-SOFR-COMPOUND C REC 2.99% 2024 OCT 13	100,000	–
CCP_ZCS._P USD-SOFR-COMPOUND C REC 3.02% 2024 NOV 08	700,000	–
CCP_ZCS._P USD-SOFR-COMPOUND C REC 3.65% 2024 DEC 05	200,000	–
CCP_ZCS._R USD-SOFR-COMPOUND C PAY 3.15% 2025 MAY 13	2,900,000	–
CCP_ZCS._R USD-SOFR-COMPOUND C PAY 3.2% 2025 MAY 13	400,000	–
CCP_ZCS._R USD-SOFR-COMPOUND C PAY 4.23% 2025 AUG 30	2,500,000	–
CCS AUD R US3ML +29.75 MYC 2030 OCT 14	200,000	33,848
CCS AUD R US3ML/AUD3MBBSW+42.2 P 2029 AUG 27	700,000	485,575
CCS AUD R US3ML-AUD3MBBSW+29 2031 JAN 04	700,000	83,753
CCS R US3ML-AUD3MBBSW+42 2029 JUL 31	800,000	100,383
CDS. SP UL REPUBLIC OF ITALY R 100BPS 2025 JUN 20	300,000	3,319
CDS._BP UL REPUBLIC OF INDONES P 100BPS 2024 JUN 20	1,500,000	–
CDS._BP UL REPUBLIC OF KOREA P 100BPS 2028 DEC 20	300,000	–
CDS._BP UL REPUBLIC OF THE PHI P 100BPS 2024 DEC 20	2,700,000	–
CDS._SP UL REPUBLIC OF ITALY R 100BPS 2025 JUN 20	300,000	–
COM FWD GASOILCO 1Q24 2024 MAR 31	6,000	4,027
COM FWD GASOILCO U23 24.5 BPS 2023 SEP 30	200	–
COM FWD JETCO 1Q24 2024 MAR 31	3,000	–
COMMIT TO PUR FNMA SF MTG 2.000% 01/01/39 DD 01/01/24	1,300,000	132,721
COMMIT TO PUR FNMA SF MTG 2.000% 02/01/54 DD 02/01/24	7,800,000	1,416,188
COMMIT TO PUR FNMA SF MTG 3.000% 03/01/54 DD 03/01/24	100,000	11,216
COMMIT TO PUR FNMA SF MTG 5.000% 01/01/54 DD 01/01/24	2,000,000	19,219
COMMIT TO PUR FNMA SF MTG 5.500% 02/01/54 DD 02/01/24	2,000,000	10,625
COMMIT TO PUR FNMA SF MTG 6.000% 02/01/54 DD 02/01/24	5,800,000	93,570
COMMIT TO PUR FNMA SF MTG 6.500% 02/01/54 DD 02/01/24	1,800,000	44,508
FRENCH REPUBLIC GOVERNMENT PUT MAY 25 97.000 ED 05/23/25	200,000	80,152

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
IRS. R MYR-KLIBOR 3M P 3.5% 2029 MAR 20	5,930,000	5,066
IRS._R MYR-KLIBOR 3M P 3.5% 2029 MAR 20	5,930,000	–
IRS._R MYR-KLIBOR 3M P 4.0% 2034 MAR 20	2,970,000	–
TRS EL BCOMIN INDEX P 0% 11 BPS 2024 FEB 15	970,432	23,176
TRS EL JMABFNJ2 EQUITY INDEX P 0% 2024 DEC 31	1,815,821	–
TRS EL SPGCESTR INDEX P TBILDI3M 16BPS 2024 FEB 15	110,055,627	126,260
TRS EL SPGCESTR INDEX P TBILDI3M 17BPS 2024 FEB 15	17,235,784	19,719
TRS FL IBOXIG EQUITY INDEX R SOFR 2024 MAR 20	6,400,000	–
TRS FL JMABNICS5 INDEX P 0% 2024 FEB 15	21,489	–
TRS_EL IBOXIG EQUITY INDEX R SOFR 2024 MAR 20	6,400,000	–
TRS_FL BCOMAG INDEX P 0% 15BPS 2024 FEB 15	1,014	–
TRS_FL BCOMF1NTC INDEX P 0% 2024 FEB 15	56,439	–
TRS_FL BCOMIN INDEX P 0% 11 BPS 2024 FEB 15	6,938	–
TRS_FL JMABFNJ2 EQUITY INDEX P 0% 2024 DEC 31	17,294	–
TRS_FL PIMCODB INDEX P 0% 2024 FEB 15	22,029	–
TRS_FL SPGCESTR INDEX P TBILDI3M 16BPS 2024 FEB 15	180,696	–
TRS_FL SPGCESTR INDEX P TBILDI3M 17BPS 2024 FEB 15	28,315	–
VARS GOLDLNPM 0.06325225 JPM 2026 APR 10	14,156,000	173,755
Total Derivative Assets		$6,924,180
Total Investment Assets (at fair value)		$11,147,097,766
Separately Managed Accounts
Derivative Liabilities
CCP IRS R 2.33% P EUR006M CALL JAN 24 002.330 ED 01/15/24	200,000	$(618)
CCP IRS R 2.49% P EUR006M CALL JAN 24 002.490 ED 01/12/24	200,000	(1,568)
CCP IRS R 2.59% P EURIB 6M CALL JAN 24 002.590 ED 01/05/24	200,000	(2,339)
CCP IRS R 2.74% P EUR006M PUT JAN 24 002.740 ED 01/15/24	200,000	(316)
CCP IRS R 2.89% P EUR006M PUT JAN 24 002.890 ED 01/12/24	200,000	(65)
CCP IRS R 2.96% P EURIB 6M PUT JAN 24 002.960 ED 01/05/24	200,000	(2)
CCP IRS R SOFR P 2.31000% PUT JAN 24 002.310 ED 01/11/24	2,800,000	(64,450)
CCP IRS R SOFR P 2.68750% CALL APR 24 002.688 ED 04/02/24	300,000	(50)
CCP IRS R SOFR P 2.68750% PUT APR 24 002.688 ED 04/02/24	300,000	(4,650)
CCP IRS R SONIA P 0.82% CALL DEC 24 000.820 ED 12/16/24	800,000	(646)
CCP OIS R SOFR CALL JAN 24 003.290 ED 01/19/24	100,000	(351)
CCP OIS R SOFR P 2.78500% PUT APR 24 002.785 ED 04/08/24	200,000	(1,418)
CCP OIS R SOFR P 2.835 (OTC) PUT APR 24 002.835 ED 04/08/24	200,000	(1,340)
CCP OIS R SOFR P 3.45500% CALL JAN 24 003.455 ED 01/08/24	150,000	(810)
CCP OIS R SOFR P 3.49400% CALL JAN 24 003.494 ED 01/08/24	150,000	(1,054)
CCP OIS R SOFR P 3.545% CALL JAN 24 003.540 ED 01/16/24	100,000	(1,183)
CCP OIS R SOFR P 3.6% CALL JAN 24 003.600ED 01/12/24	200,000	(2,800)
CCP OIS R SOFR P 3.67% CALL JAN 24 003.670 ED 01/04/24	200,000	(3,353)
CCP OIS R SOFR P 3.99400% PUT JAN 24 003.955 ED 01/08/24	150,000	(4)
CCP OIS R SOFR P 3.99400% PUT JAN 24 003.994 ED 01/08/24	150,000	(2)
CCP OIS R SOFR P 3.995% PUT JAN 24 003.995 ED 01/16/24	100,000	(16)
CCP OIS R SOFR P 4.05% PUT JAN 24 004.050 ED 01/12/24	200,000	(7)
CCP OIS R SOFR P 4.12% PUT JAN 24 004.120 ED 01/04/24	200,000	–
CCP OIS R SOFR P 5.25% PUT JUL 24 005.250 ED 07/15/24	1,500,000	(202)
CCP OIS R SOFR P 5.25000% PUT JUL 24 005.250 ED 07/10/24	1,000,000	(129)
CCP OIS R SOFR P 5.25000% PUT JUN 24 005.250 ED 06/20/24	5,800,000	(624)
CCP OIS R SOFR PUT JAN 24 003.740 ED 01/19/24	100,000	(184)
CCP_CDX. BP UL CDX.NA.IG.39 CM PAY 100BPS 2032 DEC 20	3,800,000	(16,899)
CCP_CDX. BP UL CDX.NA.IG.40 CM PAY 100BPS 2033 JUN 20	600,000	(2,405)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CCP_CDX. BP UL ITRAXX EUROPE S PAY 100BPS 2033 DEC 20	1,800,000	(2,495)
CCP_IRS. P AUD-BBR-BBSW 3M CME REC 3.75% 2024 MAR 15	3,800,000	(3,289)
CCP_IRS. P AUD-BBR-BBSW 6M CME REC 4.0% 2033 JUN 21	2,700,000	(23,523)
CCP_IRS. P CAD-BA-CDOR 3M CME REC 1.22% 2025 MAR 03	1,400,000	(42,383)
CCP_IRS. P CAD-BA-CDOR 3M CME REC 1.5% 2025 JUN 17	500,000	(16,097)
CCP_IRS. P CAD-BA-CDOR 3M CME REC 1.5% 2030 JUN 17	900,000	(74,217)
CCP_IRS. P CAD-BA-CDOR 3M CME REC 1.71% 2029 OCT 02	200,000	(13,316)
CCP_IRS. P EUR-EURIBOR-REUTERS REC 0.55% 2024 AUG 10	100,000	(2,157)
CCP_IRS. P EUR-EURIBOR-REUTERS REC 0.65% 2027 APR 12	200,000	(13,066)
CCP_IRS. P EUR-EURIBOR-REUTERS REC 0.65% 2027 MAY 11	200,000	(13,306)
CCP_IRS. P EUR-EURIBOR-REUTERS REC 0.7% 2027 APR 11	100,000	(6,366)
CCP_IRS. P EUR-EURIBOR-REUTERS REC 1.0% 2027 MAY 18	400,000	(21,828)
CCP_IRS. P EUR-EURIBOR-REUTERS REC 2.25% 2037 SEP 21	880,000	(35,702)
CCP_IRS. P JPY-TONA-OIS-COMPOUND REC 0.0% 2026 DEC 15	40,000,000	(2,479)
CCP_IRS. P JPY-TONA-OIS-COMPOUND REC 0.0% 2031 MAR 17	60,000,000	(21,529)
CCP_IRS. P JPY-TONA-OIS-COMPOUND REC 0.05% 2031 DEC 15	20,000,000	(7,313)
CCP_IRS. P JPY-TONA-OIS-COMPOUND REC 0.1% 2027 MAR 15	130,000,000	(6,389)
CCP_IRS. P JPY-TONA-OIS-COMPOUND REC 0.8% 2052 JUN 15	30,000,000	(31,867)
CCP_IRS. P NZD-BBR-FRA 3M CME REC 3.75% 2027 JUN 15	400,000	(4,014)
CCP_IRS. P NZD-BBR-FRA 3M CME REC 4.0% 2024 JUN 14	5,600,000	(24,956)
CCP_IRS. P NZD-BBR-FRA 3M CME REC 4.75% 2025 MAR 20	2,100,000	(3,072)
CCP_IRS. P SEK-STIBOR-SIDE 3M REC 1.0% 2029 JUN 19	800,000	(5,479)
CCP_IRS. P USD-SOFR-COMPOUND C REC 0.4% 2028 JAN 15	2,800,000	(362,984)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.0% 2029 JUN 15	4,100,000	(509,159)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.5% 2028 DEC 15	1,700,000	(175,653)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.5% 2052 JUN 15	575,000	(192,162)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.55% 2029 JAN 20	100,000	(10,303)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.62% 2029 FEB 09	300,000	(26,688)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.63% 2029 JAN 20	400,000	(39,662)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.75% 2024 JUN 15	7,000,000	(112,345)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.75% 2052 JUN 15	920,000	(265,887)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.89% 2029 MAR 22	400,000	(31,124)
CCP_IRS. P USD-SOFR-COMPOUND C REC 1.94% 2029 MAR 25	500,000	(37,828)
CCP_IRS. P USD-SOFR-COMPOUND C REC 2.0% 2051 DEC 15	60,000	(17,279)
CCP_IRS. P USD-SOFR-COMPOUND C REC 2.18% 2029 APR 21	400,000	(26,033)
CCP_IRS. P USD-SOFR-COMPOUND C REC 2.75% 2053 JUN 21	240,000	(24,561)
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.16% 2029 SEP 30	300,000	(5,457)
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.22% 2029 SEP 30	1,100,000	(16,393)
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.34% 2030 FEB 23	300,000	(2,674)
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.45% 2029 JUN 30	500,000	(1,713)
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.75% 2025 JUN 21	8,710,000	(81,891)
CCP_IRS. R AUD-BBR-BBSW 6M CME PAY 4.75% 2028 DEC 20	9,300,000	(233,390)
CCP_IRS. R CAD-CORRA-OIS-COMPO PAY 3.25% 2053 JUN 21	300,000	(12,467)
CCP_IRS. R CAD-CORRA-OIS-COMPO PAY 3.5% 2032 JUN 01	1,400,000	(38,838)
CCP_IRS. R CAD-CORRA-OIS-COMPO PAY 3.75% 2033 DEC 20	800,000	(35,108)
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 2.75% 2054 MAR 20	2,950,000	(297,043)
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 2.88% 2028 DEC 19	300,000	(6,800)
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 3.0% 2033 MAR 15	1,410,000	(33,499)
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 3.15% 2033 NOV 20	100,000	(6,289)
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 3.54% 2025 SEP 18	4,600,000	(50,765)
CCP_IRS. R JPY-TONA-OIS-COMPOUND PAY 0.55% 2028 SEP 14	100,000,000	(3,519)
CCP_IRS. R SGD-SORA-COMPOUND C PAY 2.75% 2029 MAR 20	2,089,000	(17,516)
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.75% 2028 DEC 20	2,180,000	(20,381)
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.83% 2032 MAY 15	200,000	(4,985)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Current Value
CCP_IRS. R USD-SOFR-COMPOUND C PAY 4.0% 2054 MAR 20	300,000	(39,410)
CCP_IRS. R USD-SOFR-COMPOUND C PAY 4.25% 2025 DEC 20	1,800,000	(5,270)
CCP_ZCS. P CAD-CORRA-OIS-COMPO REC 3.5% 2025 MAY 10	4,300,000	(15,323)
CCP_ZCS. P EUR-EURIBOR-REUTERS REC 2.1% 2024 APR 05	700,000	(3,939)
CCP_ZCS. P EUR-EURIBOR-REUTERS REC 2.1% 2024 APR 06	400,000	(2,338)
CCP_ZCS. P EUR-EURIBOR-REUTERS REC 2.1% 2024 APR 13	1,000,000	(6,117)
CCP_ZCS. P EUR-EURIBOR-REUTERS REC 2.1% 2024 MAY 16	300,000	(2,302)
CCP_ZCS. P EUR-EURIBOR-REUTERS REC 2.25% 2024 MAY 03	700,000	(4,503)
CCP_ZCS. P USD-SOFR-COMPOUND C REC 2.85% 2024 NOV 15	300,000	(5,254)
CCP_ZCS. P USD-SOFR-COMPOUND C REC 2.92% 2024 OCT 17	100,000	(1,598)
CCP_ZCS. P USD-SOFR-COMPOUND C REC 2.99% 2024 OCT 13	100,000	(1,526)
CCP_ZCS. P USD-SOFR-COMPOUND C REC 3.02% 2024 NOV 08	700,000	(11,085)
CCP_ZCS. P USD-SOFR-COMPOUND C REC 3.65% 2024 DEC 05	200,000	(2,163)
CCP_ZCS. R USD-SOFR-COMPOUND C PAY 4.23% 2025 AUG 30	2,500,000	(12,042)
CCS USD P US3ML MYC +29.75 MYC 2030 OCT 14	143,680	(31,883)
CCS USD P US3ML-AUD3MBBSW+29 2031 JAN 04	527,380	(78,258)
CCS USD P US3ML-AUD3MBBSW+42 2029 JUL 31	552,000	(87,773)
CDS. BP UL REPUBLIC OF INDONES P 100BPS 2024 JUN 20	1,500,000	(5,877)
CDS. BP UL REPUBLIC OF KOREA P 100BPS 2028 DEC 20	300,000	(9,967)
CDS. BP UL REPUBLIC OF THE PHI P 100BPS 2024 DEC 20	2,700,000	(21,844)
COM FWD JETCO 1Q24 2024 MAR 31	3,000	(7,994)
COMMIT TO PUR FNMA SF MTG 4.000% 02/01/54 DD 02/01/24	2,300,000	(119,941)
COMMIT TO PUR FNMA SF MTG 4.500% 02/01/54 DD 02/01/24	1,810,000	(52,320)
COMMIT TO PUR FNMA SF MTG 5.000% 01/01/54 DD 01/01/24	1,700,000	(16,336)
COMMIT TO PUR FNMA SF MTG 5.500% 01/01/54 DD 01/01/24	300,000	(1,523)
IRS R 0.451% P EUR006M PUT MAY 25 000.451 ED 05/23/25	200,000	(76,361)
IRS. R MYR-KLIBOR 3M P 4.0% 2034 MAR 20	2,970,000	(8,096)
IRS_P US3ML/AUD3MBBSW+42.2 2029 AUG 27	473,620	(479,265)
TRS EL BCOMAG INDEX P 0% 15BPS 2024 FEB 15	66,309	(373)
TRS EL BCOMF1NTC INDEX P 0% 2024 FEB 15	7,333,287	(5,097)
TRS EL JMABNICS5 INDEX P 0% 2024 FEB 15	3,934,371	(1,530)
TRS EL PIMCODB INDEX P 0% 2024 FEB 15	4,285,606	(8,595)
TWD/USD SPOT OPTION 2024 PUT MAR 24 031.000 ED 03/01/24	311,000	(8,863)
TWD/USD SPOT OPTION 2024 PUT MAR 24 031.000 ED 03/04/24	34,000	(1,044)
Total Derivative Liabilities		$(4,318,534)
Total Investment Liabilities (at fair value)		$(4,318,534)
Total Investment Assets less Investment Liabilities		$11,142,779,232
*Notes Receivable from Participants with interest rates ranging from 3.25% to 6.50% with maturities up to 10 years		$28,726,082
Total Investments, net		$11,171,505,314

*	Denotes party-in-interest

Note:	Par value is reflected in the underlying currency of the security, where applicable.

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
Securities Purchased Under Agreements to Resell
BARCLAYS CAPITAL REV REPO 5.290% 11/24/23 DD 11/22/23	70,700,000	$70,700,000
BARCLAYS CAPITAL REV REPO 5.300% 12/14/23 DD 12/13/23	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.300% 12/20/23 DD 12/19/23	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.320% 12/18/23 DD 12/15/23	62,600,000	62,600,000
BARCLAYS CAPITAL REV REPO 5.340% 10/26/23 DD 10/25/23	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.340% 11/24/23 DD 11/22/23	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.340% 12/08/23 DD 12/07/23	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.340% 12/21/23 DD 12/20/23	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.340% 12/22/23 DD 12/21/23	65,500,000	65,500,000
BARCLAYS CAPITAL REV REPO 5.350% 11/22/23 DD 11/21/23	69,400,000	69,400,000
BARCLAYS CAPITAL REV REPO 5.350% 12/20/23 DD 12/19/23	57,800,000	57,800,000
BARCLAYS CAPITAL REV REPO 5.370% 12/05/23 DD 12/04/23	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.370% 12/06/23 DD 12/05/23	62,200,000	62,200,000
BARCLAYS CAPITAL REV REPO 5.370% 12/13/23 DD 12/12/23	63,400,000	63,400,000
BARCLAYS CAPITAL REV REPO 5.380% 12/04/23 DD 12/01/23	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.390% 11/17/23 DD 11/16/23	72,100,000	72,100,000
BARCLAYS CAPITAL REV REPO 5.400% 11/03/23 DD 11/02/23	62,000,000	62,000,000
BARCLAYS CAPITAL REV REPO 5.440% 12/29/23 DD 12/28/23	65,500,000	65,500,000
BARCLAYS CAPITAL REV REPO 5.450% 12/28/23 DD 12/27/23	64,500,000	64,500,000
BNP PARIBAS REV REPO 4.220% 01/13/23 DD 01/12/23	98,000,000	98,000,000
BNP PARIBAS REV REPO 4.220% 01/20/23 DD 01/19/23	108,800,000	108,800,000
BNP PARIBAS REV REPO 4.230% 01/04/23 DD 01/03/23	101,600,000	101,600,000
BNP PARIBAS REV REPO 4.240% 01/06/23 DD 01/05/23	92,900,000	92,900,000
BNP PARIBAS REV REPO 4.240% 01/18/23 DD 01/17/23	101,800,000	101,800,000
BNP PARIBAS REV REPO 4.240% 01/30/23 DD 01/27/23	103,600,000	103,600,000
BNP PARIBAS REV REPO 4.270% 02/02/23 DD 02/01/23	101,300,000	101,300,000
BNP PARIBAS REV REPO 4.280% 02/01/23 DD 01/31/23	101,200,000	101,200,000
BNP PARIBAS REV REPO 4.320% 01/23/23 DD 01/20/23	104,500,000	104,500,000
BNP PARIBAS REV REPO 4.330% 01/10/23 DD 01/09/23	7,600,000	7,600,000
BNP PARIBAS REV REPO 4.330% 01/17/23 DD 01/13/23	100,400,000	100,400,000
BNP PARIBAS REV REPO 4.340% 01/19/23 DD 01/18/23	103,500,000	103,500,000
BNP PARIBAS REV REPO 4.340% 01/25/23 DD 01/24/23	105,700,000	105,700,000
BNP PARIBAS REV REPO 4.340% 01/27/23 DD 01/26/23	6,600,000	6,600,000
BNP PARIBAS REV REPO 4.350% 01/09/23 DD 01/06/23	95,300,000	95,300,000
BNP PARIBAS REV REPO 4.510% 02/24/23 DD 02/23/23	12,400,000	12,400,000
BNP PARIBAS REV REPO 4.510% 03/13/23 DD 03/10/23	88,600,000	88,600,000
BNP PARIBAS REV REPO 4.520% 02/23/23 DD 02/22/23	86,000,000	86,000,000
BNP PARIBAS REV REPO 4.520% 02/24/23 DD 02/23/23	86,600,000	86,600,000
BNP PARIBAS REV REPO 4.520% 02/27/23 DD 02/24/23	84,400,000	84,400,000
BNP PARIBAS REV REPO 4.520% 03/06/23 DD 03/03/23	104,300,000	104,300,000
BNP PARIBAS REV REPO 4.520% 03/08/23 DD 03/07/23	107,100,000	107,100,000
BNP PARIBAS REV REPO 4.520% 03/09/23 DD 03/08/23	99,500,000	99,500,000
BNP PARIBAS REV REPO 4.520% 03/10/23 DD 03/09/23	89,600,000	89,600,000
BNP PARIBAS REV REPO 4.530% 02/08/23 DD 02/07/23	83,700,000	83,700,000
BNP PARIBAS REV REPO 4.530% 02/09/23 DD 02/08/23	83,900,000	83,900,000
BNP PARIBAS REV REPO 4.530% 02/22/23 DD 02/21/23	5,500,000	5,500,000
BNP PARIBAS REV REPO 4.530% 02/23/23 DD 02/22/23	14,900,000	14,900,000
BNP PARIBAS REV REPO 4.530% 02/28/23 DD 02/27/23	85,500,000	85,500,000
BNP PARIBAS REV REPO 4.530% 03/03/23 DD 03/02/23	100,000	100,000
BNP PARIBAS REV REPO 4.530% 03/07/23 DD 03/06/23	16,600,000	16,600,000
BNP PARIBAS REV REPO 4.530% 03/14/23 DD 03/13/23	87,700,000	87,700,000
BNP PARIBAS REV REPO 4.540% 02/13/23 DD 02/10/23	87,200,000	87,200,000
BNP PARIBAS REV REPO 4.540% 02/15/23 DD 02/14/23	89,000,000	89,000,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
BNP PARIBAS REV REPO 4.540% 03/01/23 DD 02/28/23	100,200,000	100,200,000
BNP PARIBAS REV REPO 4.540% 03/02/23 DD 03/01/23	92,700,000	92,700,000
BNP PARIBAS REV REPO 4.540% 03/21/23 DD 03/20/23	68,800,000	68,800,000
BNP PARIBAS REV REPO 4.540% 03/22/23 DD 03/21/23	100,500,000	100,500,000
BNP PARIBAS REV REPO 4.540% 03/23/23 DD 03/22/23	93,300,000	93,300,000
BNP PARIBAS REV REPO 4.550% 02/17/23 DD 02/16/23	14,700,000	14,700,000
BNP PARIBAS REV REPO 4.550% 02/21/23 DD 02/17/23	84,800,000	84,800,000
BNP PARIBAS REV REPO 4.550% 03/15/23 DD 03/14/23	88,000,000	88,000,000
BNP PARIBAS REV REPO 4.550% 03/20/23 DD 03/17/23	12,300,000	12,300,000
BNP PARIBAS REV REPO 4.560% 02/27/23 DD 02/24/23	15,100,000	15,100,000
BNP PARIBAS REV REPO 4.560% 02/28/23 DD 02/27/23	14,800,000	14,800,000
BNP PARIBAS REV REPO 4.560% 03/09/23 DD 03/08/23	13,400,000	13,400,000
BNP PARIBAS REV REPO 4.560% 03/10/23 DD 03/09/23	14,200,000	14,200,000
BNP PARIBAS REV REPO 4.560% 03/13/23 DD 03/10/23	13,900,000	13,900,000
BNP PARIBAS REV REPO 4.560% 03/20/23 DD 03/17/23	67,900,000	67,900,000
BNP PARIBAS REV REPO 4.570% 02/06/23 DD 02/03/23	100,600,000	100,600,000
BNP PARIBAS REV REPO 4.570% 02/07/23 DD 02/06/23	98,000,000	98,000,000
BNP PARIBAS REV REPO 4.570% 02/22/23 DD 02/21/23	14,500,000	14,500,000
BNP PARIBAS REV REPO 4.570% 03/07/23 DD 03/06/23	88,600,000	88,600,000
BNP PARIBAS REV REPO 4.580% 02/09/23 DD 02/08/23	14,500,000	14,500,000
BNP PARIBAS REV REPO 4.580% 02/10/23 DD 02/09/23	86,600,000	86,600,000
BNP PARIBAS REV REPO 4.580% 02/15/23 DD 02/14/23	15,300,000	15,300,000
BNP PARIBAS REV REPO 4.580% 02/21/23 DD 02/17/23	14,300,000	14,300,000
BNP PARIBAS REV REPO 4.580% 03/02/23 DD 03/01/23	100,000	100,000
BNP PARIBAS REV REPO 4.580% 03/03/23 DD 03/02/23	86,300,000	86,300,000
BNP PARIBAS REV REPO 4.580% 03/16/23 DD 03/15/23	86,100,000	86,100,000
BNP PARIBAS REV REPO 4.580% 03/23/23 DD 03/22/23	8,300,000	8,300,000
BNP PARIBAS REV REPO 4.590% 02/03/23 DD 02/02/23	99,500,000	99,500,000
BNP PARIBAS REV REPO 4.590% 02/08/23 DD 02/07/23	14,500,000	14,500,000
BNP PARIBAS REV REPO 4.590% 02/16/23 DD 02/15/23	88,900,000	88,900,000
BNP PARIBAS REV REPO 4.590% 03/15/23 DD 03/14/23	13,300,000	13,300,000
BNP PARIBAS REV REPO 4.600% 02/16/23 DD 02/15/23	15,100,000	15,100,000
BNP PARIBAS REV REPO 4.620% 03/17/23 DD 03/16/23	8,800,000	8,800,000
BNP PARIBAS REV REPO 4.760% 04/21/23 DD 04/20/23	97,600,000	97,600,000
BNP PARIBAS REV REPO 4.760% 04/24/23 DD 04/21/23	84,500,000	84,500,000
BNP PARIBAS REV REPO 4.770% 04/13/23 DD 04/12/23	6,700,000	6,700,000
BNP PARIBAS REV REPO 4.770% 04/25/23 DD 04/24/23	88,900,000	88,900,000
BNP PARIBAS REV REPO 4.770% 04/26/23 DD 04/25/23	82,000,000	82,000,000
BNP PARIBAS REV REPO 4.780% 04/14/23 DD 04/13/23	87,100,000	87,100,000
BNP PARIBAS REV REPO 4.780% 04/18/23 DD 04/17/23	100,000	100,000
BNP PARIBAS REV REPO 4.780% 04/21/23 DD 04/20/23	200,000	200,000
BNP PARIBAS REV REPO 4.780% 05/02/23 DD 05/01/23	80,200,000	80,200,000
BNP PARIBAS REV REPO 4.790% 04/17/23 DD 04/14/23	108,800,000	108,800,000
BNP PARIBAS REV REPO 4.790% 04/24/23 DD 04/21/23	19,600,000	19,600,000
BNP PARIBAS REV REPO 4.800% 03/27/23 DD 03/24/23	82,000,000	82,000,000
BNP PARIBAS REV REPO 4.800% 03/28/23 DD 03/27/23	81,500,000	81,500,000
BNP PARIBAS REV REPO 4.800% 04/12/23 DD 04/11/23	86,900,000	86,900,000
BNP PARIBAS REV REPO 4.800% 04/18/23 DD 04/17/23	95,200,000	95,200,000
BNP PARIBAS REV REPO 4.800% 04/27/23 DD 04/26/23	74,400,000	74,400,000
BNP PARIBAS REV REPO 4.800% 04/28/23 DD 04/27/23	82,600,000	82,600,000
BNP PARIBAS REV REPO 4.800% 05/03/23 DD 05/02/23	80,500,000	80,500,000
BNP PARIBAS REV REPO 4.810% 04/13/23 DD 04/12/23	14,600,000	14,600,000
BNP PARIBAS REV REPO 4.810% 04/19/23 DD 04/18/23	95,400,000	95,400,000
BNP PARIBAS REV REPO 4.820% 04/11/23 DD 04/10/23	86,500,000	86,500,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
BNP PARIBAS REV REPO 4.820% 04/20/23 DD 04/19/23	16,400,000	16,400,000
BNP PARIBAS REV REPO 4.830% 03/28/23 DD 03/27/23	13,300,000	13,300,000
BNP PARIBAS REV REPO 4.830% 04/25/23 DD 04/24/23	15,800,000	15,800,000
BNP PARIBAS REV REPO 4.830% 05/01/23 DD 04/28/23	79,800,000	79,800,000
BNP PARIBAS REV REPO 4.830% 05/04/23 DD 05/03/23	78,700,000	78,700,000
BNP PARIBAS REV REPO 4.840% 03/31/23 DD 03/30/23	98,500,000	98,500,000
BNP PARIBAS REV REPO 4.840% 04/04/23 DD 04/03/23	84,100,000	84,100,000
BNP PARIBAS REV REPO 4.840% 04/06/23 DD 04/05/23	88,100,000	88,100,000
BNP PARIBAS REV REPO 4.840% 04/27/23 DD 04/26/23	200,000	200,000
BNP PARIBAS REV REPO 4.850% 03/30/23 DD 03/29/23	83,100,000	83,100,000
BNP PARIBAS REV REPO 4.850% 04/19/23 DD 04/18/23	13,800,000	13,800,000
BNP PARIBAS REV REPO 4.860% 03/29/23 DD 03/28/23	80,900,000	80,900,000
BNP PARIBAS REV REPO 4.860% 04/03/23 DD 03/31/23	7,400,000	7,400,000
BNP PARIBAS REV REPO 4.860% 04/05/23 DD 04/04/23	13,200,000	13,200,000
BNP PARIBAS REV REPO 4.860% 04/10/23 DD 04/06/23	13,900,000	13,900,000
BNP PARIBAS REV REPO 4.860% 04/11/23 DD 04/10/23	15,200,000	15,200,000
BNP PARIBAS REV REPO 4.860% 04/28/23 DD 04/27/23	10,600,000	10,600,000
BNP PARIBAS REV REPO 4.860% 05/02/23 DD 05/01/23	13,500,000	13,500,000
BNP PARIBAS REV REPO 4.860% 05/03/23 DD 05/02/23	11,600,000	11,600,000
BNP PARIBAS REV REPO 4.870% 04/06/23 DD 04/05/23	14,200,000	14,200,000
BNP PARIBAS REV REPO 4.870% 05/01/23 DD 04/28/23	14,100,000	14,100,000
BNP PARIBAS REV REPO 4.880% 03/30/23 DD 03/29/23	13,700,000	13,700,000
BNP PARIBAS REV REPO 4.890% 04/04/23 DD 04/03/23	14,300,000	14,300,000
BNP PARIBAS REV REPO 4.900% 04/06/23 DD 04/05/23	100,000	100,000
BNP PARIBAS REV REPO 4.910% 04/03/23 DD 03/31/23	84,100,000	84,100,000
BNP PARIBAS REV REPO 4.920% 03/29/23 DD 03/28/23	13,900,000	13,900,000
BNP PARIBAS REV REPO 4.920% 04/03/23 DD 03/31/23	14,100,000	14,100,000
BNP PARIBAS REV REPO 5.020% 05/15/23 DD 05/12/23	100,000	100,000
BNP PARIBAS REV REPO 5.020% 05/23/23 DD 05/22/23	100,000	100,000
BNP PARIBAS REV REPO 5.020% 05/24/23 DD 05/23/23	77,200,000	77,200,000
BNP PARIBAS REV REPO 5.020% 06/13/23 DD 06/12/23	75,800,000	75,800,000
BNP PARIBAS REV REPO 5.030% 05/12/23 DD 05/11/23	76,600,000	76,600,000
BNP PARIBAS REV REPO 5.030% 05/22/23 DD 05/19/23	78,200,000	78,200,000
BNP PARIBAS REV REPO 5.030% 06/09/23 DD 06/08/23	75,500,000	75,500,000
BNP PARIBAS REV REPO 5.030% 06/12/23 DD 06/09/23	75,900,000	75,900,000
BNP PARIBAS REV REPO 5.030% 06/22/23 DD 06/21/23	79,900,000	79,900,000
BNP PARIBAS REV REPO 5.030% 06/23/23 DD 06/22/23	77,200,000	77,200,000
BNP PARIBAS REV REPO 5.030% 07/14/23 DD 07/13/23	77,100,000	77,100,000
BNP PARIBAS REV REPO 5.030% 07/17/23 DD 07/14/23	100,000	100,000
BNP PARIBAS REV REPO 5.030% 07/24/23 DD 07/21/23	79,200,000	79,200,000
BNP PARIBAS REV REPO 5.040% 05/15/23 DD 05/12/23	77,700,000	77,700,000
BNP PARIBAS REV REPO 5.040% 05/16/23 DD 05/15/23	75,900,000	75,900,000
BNP PARIBAS REV REPO 5.040% 05/19/23 DD 05/18/23	67,200,000	67,200,000
BNP PARIBAS REV REPO 5.040% 05/22/23 DD 05/19/23	12,800,000	12,800,000
BNP PARIBAS REV REPO 5.040% 06/08/23 DD 06/07/23	76,000,000	76,000,000
BNP PARIBAS REV REPO 5.040% 06/09/23 DD 06/08/23	13,200,000	13,200,000
BNP PARIBAS REV REPO 5.040% 06/21/23 DD 06/20/23	78,200,000	78,200,000
BNP PARIBAS REV REPO 5.040% 06/26/23 DD 06/23/23	78,500,000	78,500,000
BNP PARIBAS REV REPO 5.040% 07/13/23 DD 07/12/23	12,300,000	12,300,000
BNP PARIBAS REV REPO 5.040% 07/20/23 DD 07/19/23	78,900,000	78,900,000
BNP PARIBAS REV REPO 5.050% 05/11/23 DD 05/10/23	9,000,000	9,000,000
BNP PARIBAS REV REPO 5.050% 05/15/23 DD 05/12/23	9,100,000	9,100,000
BNP PARIBAS REV REPO 5.050% 05/25/23 DD 05/24/23	77,200,000	77,200,000
BNP PARIBAS REV REPO 5.050% 06/08/23 DD 06/07/23	7,700,000	7,700,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
BNP PARIBAS REV REPO 5.050% 06/14/23 DD 06/13/23	75,200,000	75,200,000
BNP PARIBAS REV REPO 5.050% 06/15/23 DD 06/14/23	72,800,000	72,800,000
BNP PARIBAS REV REPO 5.050% 06/27/23 DD 06/26/23	75,900,000	75,900,000
BNP PARIBAS REV REPO 5.050% 06/30/23 DD 06/29/23	74,900,000	74,900,000
BNP PARIBAS REV REPO 5.050% 07/12/23 DD 07/11/23	82,300,000	82,300,000
BNP PARIBAS REV REPO 5.050% 07/14/23 DD 07/13/23	100,000	100,000
BNP PARIBAS REV REPO 5.050% 07/17/23 DD 07/14/23	77,100,000	77,100,000
BNP PARIBAS REV REPO 5.050% 07/19/23 DD 07/18/23	78,100,000	78,100,000
BNP PARIBAS REV REPO 5.050% 07/21/23 DD 07/20/23	80,200,000	80,200,000
BNP PARIBAS REV REPO 5.050% 07/26/23 DD 07/25/23	79,500,000	79,500,000
BNP PARIBAS REV REPO 5.060% 05/18/23 DD 05/17/23	66,900,000	66,900,000
BNP PARIBAS REV REPO 5.060% 05/26/23 DD 05/25/23	42,800,000	42,800,000
BNP PARIBAS REV REPO 5.060% 06/16/23 DD 06/15/23	74,800,000	74,800,000
BNP PARIBAS REV REPO 5.060% 06/28/23 DD 06/27/23	25,500,000	25,500,000
BNP PARIBAS REV REPO 5.060% 06/29/23 DD 06/28/23	76,600,000	76,600,000
BNP PARIBAS REV REPO 5.060% 07/05/23 DD 07/03/23	74,000,000	74,000,000
BNP PARIBAS REV REPO 5.060% 07/11/23 DD 07/10/23	75,500,000	75,500,000
BNP PARIBAS REV REPO 5.060% 07/13/23 DD 07/12/23	76,300,000	76,300,000
BNP PARIBAS REV REPO 5.060% 07/18/23 DD 07/17/23	78,500,000	78,500,000
BNP PARIBAS REV REPO 5.060% 07/27/23 DD 07/26/23	7,700,000	7,700,000
BNP PARIBAS REV REPO 5.070% 05/09/23 DD 05/08/23	100,000	100,000
BNP PARIBAS REV REPO 5.070% 05/17/23 DD 05/16/23	75,800,000	75,800,000
BNP PARIBAS REV REPO 5.070% 06/20/23 DD 06/16/23	74,400,000	74,400,000
BNP PARIBAS REV REPO 5.070% 06/28/23 DD 06/27/23	71,600,000	71,600,000
BNP PARIBAS REV REPO 5.070% 06/29/23 DD 06/28/23	11,100,000	11,100,000
BNP PARIBAS REV REPO 5.070% 07/07/23 DD 07/06/23	74,100,000	74,100,000
BNP PARIBAS REV REPO 5.070% 07/10/23 DD 07/07/23	75,500,000	75,500,000
BNP PARIBAS REV REPO 5.070% 07/11/23 DD 07/10/23	12,300,000	12,300,000
BNP PARIBAS REV REPO 5.070% 07/27/23 DD 07/26/23	83,200,000	83,200,000
BNP PARIBAS REV REPO 5.080% 05/05/23 DD 05/04/23	76,000,000	76,000,000
BNP PARIBAS REV REPO 5.080% 05/11/23 DD 05/10/23	78,100,000	78,100,000
BNP PARIBAS REV REPO 5.080% 05/23/23 DD 05/22/23	12,600,000	12,600,000
BNP PARIBAS REV REPO 5.080% 05/24/23 DD 05/23/23	13,100,000	13,100,000
BNP PARIBAS REV REPO 5.080% 06/06/23 DD 06/05/23	73,200,000	73,200,000
BNP PARIBAS REV REPO 5.080% 06/07/23 DD 06/06/23	75,000,000	75,000,000
BNP PARIBAS REV REPO 5.080% 06/13/23 DD 06/12/23	12,100,000	12,100,000
BNP PARIBAS REV REPO 5.080% 06/14/23 DD 06/13/23	10,000,000	10,000,000
BNP PARIBAS REV REPO 5.080% 06/15/23 DD 06/14/23	12,500,000	12,500,000
BNP PARIBAS REV REPO 5.080% 07/14/23 DD 07/13/23	18,600,000	18,600,000
BNP PARIBAS REV REPO 5.080% 07/24/23 DD 07/21/23	12,700,000	12,700,000
BNP PARIBAS REV REPO 5.080% 07/25/23 DD 07/24/23	13,900,000	13,900,000
BNP PARIBAS REV REPO 5.090% 05/08/23 DD 05/05/23	74,000,000	74,000,000
BNP PARIBAS REV REPO 5.090% 05/09/23 DD 05/08/23	73,800,000	73,800,000
BNP PARIBAS REV REPO 5.090% 05/18/23 DD 05/17/23	11,300,000	11,300,000
BNP PARIBAS REV REPO 5.090% 05/19/23 DD 05/18/23	11,300,000	11,300,000
BNP PARIBAS REV REPO 5.090% 05/31/23 DD 05/30/23	54,000,000	54,000,000
BNP PARIBAS REV REPO 5.090% 06/21/23 DD 06/20/23	13,300,000	13,300,000
BNP PARIBAS REV REPO 5.090% 06/22/23 DD 06/21/23	10,400,000	10,400,000
BNP PARIBAS REV REPO 5.090% 07/07/23 DD 07/06/23	12,900,000	12,900,000
BNP PARIBAS REV REPO 5.090% 07/19/23 DD 07/18/23	11,700,000	11,700,000
BNP PARIBAS REV REPO 5.090% 07/20/23 DD 07/19/23	11,600,000	11,600,000
BNP PARIBAS REV REPO 5.090% 07/21/23 DD 07/20/23	12,500,000	12,500,000
BNP PARIBAS REV REPO 5.100% 05/17/23 DD 05/16/23	12,600,000	12,600,000
BNP PARIBAS REV REPO 5.100% 05/25/23 DD 05/24/23	12,600,000	12,600,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
BNP PARIBAS REV REPO 5.100% 05/31/23 DD 05/30/23	13,100,000	13,100,000
BNP PARIBAS REV REPO 5.100% 06/20/23 DD 06/16/23	12,300,000	12,300,000
BNP PARIBAS REV REPO 5.100% 06/27/23 DD 06/26/23	13,300,000	13,300,000
BNP PARIBAS REV REPO 5.100% 07/18/23 DD 07/17/23	12,900,000	12,900,000
BNP PARIBAS REV REPO 5.100% 07/20/23 DD 07/19/23	1,600,000	1,600,000
BNP PARIBAS REV REPO 5.100% 07/26/23 DD 07/25/23	15,200,000	15,200,000
BNP PARIBAS REV REPO 5.110% 06/01/23 DD 05/31/23	77,100,000	77,100,000
BNP PARIBAS REV REPO 5.110% 06/16/23 DD 06/15/23	11,900,000	11,900,000
BNP PARIBAS REV REPO 5.110% 07/12/23 DD 07/11/23	12,900,000	12,900,000
BNP PARIBAS REV REPO 5.110% 07/27/23 DD 07/26/23	13,800,000	13,800,000
BNP PARIBAS REV REPO 5.120% 05/05/23 DD 05/04/23	10,700,000	10,700,000
BNP PARIBAS REV REPO 5.120% 05/10/23 DD 05/09/23	13,200,000	13,200,000
BNP PARIBAS REV REPO 5.120% 05/11/23 DD 05/10/23	100,000	100,000
BNP PARIBAS REV REPO 5.120% 06/06/23 DD 06/05/23	12,100,000	12,100,000
BNP PARIBAS REV REPO 5.120% 07/03/23 DD 06/30/23	75,300,000	75,300,000
BNP PARIBAS REV REPO 5.130% 05/08/23 DD 05/05/23	12,400,000	12,400,000
BNP PARIBAS REV REPO 5.130% 05/30/23 DD 05/26/23	78,000,000	78,000,000
BNP PARIBAS REV REPO 5.130% 07/05/23 DD 07/03/23	12,700,000	12,700,000
BNP PARIBAS REV REPO 5.130% 07/06/23 DD 07/05/23	11,600,000	11,600,000
BNP PARIBAS REV REPO 5.130% 07/10/23 DD 07/07/23	12,800,000	12,800,000
BNP PARIBAS REV REPO 5.140% 06/05/23 DD 06/02/23	14,900,000	14,900,000
BNP PARIBAS REV REPO 5.140% 06/30/23 DD 06/29/23	13,200,000	13,200,000
BNP PARIBAS REV REPO 5.150% 06/01/23 DD 05/31/23	100,000	100,000
BNP PARIBAS REV REPO 5.150% 06/05/23 DD 06/02/23	77,600,000	77,600,000
BNP PARIBAS REV REPO 5.160% 05/30/23 DD 05/26/23	11,100,000	11,100,000
BNP PARIBAS REV REPO 5.160% 07/03/23 DD 06/30/23	11,200,000	11,200,000
BNP PARIBAS REV REPO 5.180% 06/02/23 DD 06/01/23	11,600,000	11,600,000
BNP PARIBAS REV REPO 5.260% 08/22/23 DD 08/21/23	21,100,000	21,100,000
BNP PARIBAS REV REPO 5.270% 08/09/23 DD 08/08/23	80,800,000	80,800,000
BNP PARIBAS REV REPO 5.270% 08/10/23 DD 08/09/23	80,500,000	80,500,000
BNP PARIBAS REV REPO 5.270% 08/15/23 DD 08/14/23	100,000	100,000
BNP PARIBAS REV REPO 5.270% 08/22/23 DD 08/21/23	77,600,000	77,600,000
BNP PARIBAS REV REPO 5.270% 08/24/23 DD 08/23/23	75,000,000	75,000,000
BNP PARIBAS REV REPO 5.270% 08/25/23 DD 08/24/23	75,000,000	75,000,000
BNP PARIBAS REV REPO 5.280% 08/07/23 DD 08/04/23	87,600,000	87,600,000
BNP PARIBAS REV REPO 5.280% 08/08/23 DD 08/07/23	79,800,000	79,800,000
BNP PARIBAS REV REPO 5.280% 08/11/23 DD 08/10/23	80,700,000	80,700,000
BNP PARIBAS REV REPO 5.280% 08/14/23 DD 08/11/23	82,000,000	82,000,000
BNP PARIBAS REV REPO 5.280% 08/17/23 DD 08/16/23	100,000	100,000
BNP PARIBAS REV REPO 5.280% 08/18/23 DD 08/17/23	20,100,000	20,100,000
BNP PARIBAS REV REPO 5.280% 08/31/23 DD 08/30/23	75,300,000	75,300,000
BNP PARIBAS REV REPO 5.280% 09/01/23 DD 08/31/23	100,000	100,000
BNP PARIBAS REV REPO 5.280% 09/14/23 DD 09/13/23	28,700,000	28,700,000
BNP PARIBAS REV REPO 5.280% 10/25/23 DD 10/24/23	87,700,000	87,700,000
BNP PARIBAS REV REPO 5.280% 12/15/23 DD 12/14/23	9,800,000	9,800,000
BNP PARIBAS REV REPO 5.290% 08/04/23 DD 08/03/23	100,900,000	100,900,000
BNP PARIBAS REV REPO 5.290% 08/15/23 DD 08/14/23	14,200,000	14,200,000
BNP PARIBAS REV REPO 5.290% 08/18/23 DD 08/17/23	83,000,000	83,000,000
BNP PARIBAS REV REPO 5.290% 08/25/23 DD 08/24/23	7,900,000	7,900,000
BNP PARIBAS REV REPO 5.290% 08/28/23 DD 08/25/23	100,000	100,000
BNP PARIBAS REV REPO 5.290% 09/05/23 DD 09/01/23	75,000,000	75,000,000
BNP PARIBAS REV REPO 5.290% 09/07/23 DD 09/06/23	77,300,000	77,300,000
BNP PARIBAS REV REPO 5.290% 10/20/23 DD 10/19/23	71,100,000	71,100,000
BNP PARIBAS REV REPO 5.300% 08/03/23 DD 08/02/23	94,900,000	94,900,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
BNP PARIBAS REV REPO 5.300% 08/09/23 DD 08/08/23	13,400,000	13,400,000
BNP PARIBAS REV REPO 5.300% 08/16/23 DD 08/15/23	81,600,000	81,600,000
BNP PARIBAS REV REPO 5.300% 08/17/23 DD 08/16/23	80,700,000	80,700,000
BNP PARIBAS REV REPO 5.300% 08/28/23 DD 08/25/23	74,800,000	74,800,000
BNP PARIBAS REV REPO 5.300% 08/29/23 DD 08/28/23	74,900,000	74,900,000
BNP PARIBAS REV REPO 5.300% 08/31/23 DD 08/30/23	100,000	100,000
BNP PARIBAS REV REPO 5.300% 09/07/23 DD 09/06/23	13,600,000	13,600,000
BNP PARIBAS REV REPO 5.300% 09/08/23 DD 09/07/23	78,500,000	78,500,000
BNP PARIBAS REV REPO 5.300% 09/12/23 DD 09/11/23	79,100,000	79,100,000
BNP PARIBAS REV REPO 5.300% 09/13/23 DD 09/12/23	79,100,000	79,100,000
BNP PARIBAS REV REPO 5.300% 09/21/23 DD 09/20/23	91,000,000	91,000,000
BNP PARIBAS REV REPO 5.300% 09/22/23 DD 09/21/23	82,500,000	82,500,000
BNP PARIBAS REV REPO 5.300% 09/25/23 DD 09/22/23	81,000,000	81,000,000
BNP PARIBAS REV REPO 5.300% 10/26/23 DD 10/25/23	75,100,000	75,100,000
BNP PARIBAS REV REPO 5.300% 12/21/23 DD 12/20/23	60,400,000	60,400,000
BNP PARIBAS REV REPO 5.310% 07/28/23 DD 07/27/23	104,100,000	104,100,000
BNP PARIBAS REV REPO 5.310% 07/31/23 DD 07/28/23	7,600,000	7,600,000
BNP PARIBAS REV REPO 5.310% 08/08/23 DD 08/07/23	13,200,000	13,200,000
BNP PARIBAS REV REPO 5.310% 08/23/23 DD 08/22/23	12,800,000	12,800,000
BNP PARIBAS REV REPO 5.310% 08/29/23 DD 08/28/23	12,600,000	12,600,000
BNP PARIBAS REV REPO 5.310% 08/30/23 DD 08/29/23	75,800,000	75,800,000
BNP PARIBAS REV REPO 5.310% 09/01/23 DD 08/31/23	8,400,000	8,400,000
BNP PARIBAS REV REPO 5.310% 09/06/23 DD 09/05/23	76,300,000	76,300,000
BNP PARIBAS REV REPO 5.310% 09/11/23 DD 09/08/23	79,100,000	79,100,000
BNP PARIBAS REV REPO 5.310% 09/18/23 DD 09/15/23	80,500,000	80,500,000
BNP PARIBAS REV REPO 5.310% 09/25/23 DD 09/22/23	14,200,000	14,200,000
BNP PARIBAS REV REPO 5.310% 09/26/23 DD 09/25/23	81,400,000	81,400,000
BNP PARIBAS REV REPO 5.310% 10/02/23 DD 09/29/23	82,300,000	82,300,000
BNP PARIBAS REV REPO 5.310% 10/27/23 DD 10/26/23	73,700,000	73,700,000
BNP PARIBAS REV REPO 5.310% 10/30/23 DD 10/27/23	74,800,000	74,800,000
BNP PARIBAS REV REPO 5.310% 10/31/23 DD 10/30/23	86,300,000	86,300,000
BNP PARIBAS REV REPO 5.310% 12/14/23 DD 12/13/23	64,100,000	64,100,000
BNP PARIBAS REV REPO 5.320% 08/07/23 DD 08/04/23	13,000,000	13,000,000
BNP PARIBAS REV REPO 5.320% 08/10/23 DD 08/09/23	13,900,000	13,900,000
BNP PARIBAS REV REPO 5.320% 08/24/23 DD 08/23/23	12,800,000	12,800,000
BNP PARIBAS REV REPO 5.320% 09/19/23 DD 09/18/23	82,700,000	82,700,000
BNP PARIBAS REV REPO 5.320% 09/20/23 DD 09/19/23	91,500,000	91,500,000
BNP PARIBAS REV REPO 5.320% 10/19/23 DD 10/18/23	71,100,000	71,100,000
BNP PARIBAS REV REPO 5.320% 10/20/23 DD 10/19/23	11,900,000	11,900,000
BNP PARIBAS REV REPO 5.320% 10/24/23 DD 10/23/23	77,100,000	77,100,000
BNP PARIBAS REV REPO 5.320% 11/21/23 DD 11/20/23	10,700,000	10,700,000
BNP PARIBAS REV REPO 5.320% 11/27/23 DD 11/24/23	71,200,000	71,200,000
BNP PARIBAS REV REPO 5.320% 12/12/23 DD 12/11/23	62,800,000	62,800,000
BNP PARIBAS REV REPO 5.320% 12/26/23 DD 12/22/23	100,000	100,000
BNP PARIBAS REV REPO 5.330% 08/11/23 DD 08/10/23	13,800,000	13,800,000
BNP PARIBAS REV REPO 5.330% 08/15/23 DD 08/14/23	81,200,000	81,200,000
BNP PARIBAS REV REPO 5.330% 08/25/23 DD 08/24/23	12,500,000	12,500,000
BNP PARIBAS REV REPO 5.330% 09/27/23 DD 09/26/23	81,000,000	81,000,000
BNP PARIBAS REV REPO 5.330% 10/03/23 DD 10/02/23	81,500,000	81,500,000
BNP PARIBAS REV REPO 5.330% 10/11/23 DD 10/10/23	73,300,000	73,300,000
BNP PARIBAS REV REPO 5.330% 10/23/23 DD 10/20/23	87,600,000	87,600,000
BNP PARIBAS REV REPO 5.330% 11/01/23 DD 10/31/23	75,100,000	75,100,000
BNP PARIBAS REV REPO 5.330% 11/09/23 DD 11/08/23	73,600,000	73,600,000
BNP PARIBAS REV REPO 5.330% 11/10/23 DD 11/09/23	71,300,000	71,300,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
BNP PARIBAS REV REPO 5.330% 11/13/23 DD 11/10/23	12,200,000	12,200,000
BNP PARIBAS REV REPO 5.330% 11/14/23 DD 11/13/23	70,300,000	70,300,000
BNP PARIBAS REV REPO 5.330% 11/21/23 DD 11/20/23	62,300,000	62,300,000
BNP PARIBAS REV REPO 5.330% 11/27/23 DD 11/24/23	11,500,000	11,500,000
BNP PARIBAS REV REPO 5.330% 12/18/23 DD 12/15/23	100,000	100,000
BNP PARIBAS REV REPO 5.330% 12/19/23 DD 12/18/23	75,300,000	75,300,000
BNP PARIBAS REV REPO 5.330% 12/21/23 DD 12/20/23	9,000,000	9,000,000
BNP PARIBAS REV REPO 5.330% 12/22/23 DD 12/21/23	11,000,000	11,000,000
BNP PARIBAS REV REPO 5.340% 08/17/23 DD 08/16/23	10,400,000	10,400,000
BNP PARIBAS REV REPO 5.340% 08/31/23 DD 08/30/23	12,600,000	12,600,000
BNP PARIBAS REV REPO 5.340% 09/08/23 DD 09/07/23	13,700,000	13,700,000
BNP PARIBAS REV REPO 5.340% 09/11/23 DD 09/08/23	13,400,000	13,400,000
BNP PARIBAS REV REPO 5.340% 09/12/23 DD 09/11/23	12,700,000	12,700,000
BNP PARIBAS REV REPO 5.340% 09/13/23 DD 09/12/23	13,700,000	13,700,000
BNP PARIBAS REV REPO 5.340% 09/14/23 DD 09/13/23	13,800,000	13,800,000
BNP PARIBAS REV REPO 5.340% 09/15/23 DD 09/14/23	94,600,000	94,600,000
BNP PARIBAS REV REPO 5.340% 09/21/23 DD 09/20/23	5,600,000	5,600,000
BNP PARIBAS REV REPO 5.340% 09/28/23 DD 09/27/23	95,100,000	95,100,000
BNP PARIBAS REV REPO 5.340% 09/29/23 DD 09/28/23	81,300,000	81,300,000
BNP PARIBAS REV REPO 5.340% 10/05/23 DD 10/04/23	13,400,000	13,400,000
BNP PARIBAS REV REPO 5.340% 10/06/23 DD 10/05/23	8,100,000	8,100,000
BNP PARIBAS REV REPO 5.340% 10/10/23 DD 10/06/23	74,400,000	74,400,000
BNP PARIBAS REV REPO 5.340% 10/18/23 DD 10/17/23	75,900,000	75,900,000
BNP PARIBAS REV REPO 5.340% 11/02/23 DD 11/01/23	72,500,000	72,500,000
BNP PARIBAS REV REPO 5.340% 11/07/23 DD 11/06/23	73,500,000	73,500,000
BNP PARIBAS REV REPO 5.340% 11/15/23 DD 11/14/23	70,800,000	70,800,000
BNP PARIBAS REV REPO 5.340% 11/16/23 DD 11/15/23	12,300,000	12,300,000
BNP PARIBAS REV REPO 5.340% 12/11/23 DD 12/08/23	65,200,000	65,200,000
BNP PARIBAS REV REPO 5.340% 12/20/23 DD 12/19/23	10,500,000	10,500,000
BNP PARIBAS REV REPO 5.350% 08/02/23 DD 08/01/23	13,900,000	13,900,000
BNP PARIBAS REV REPO 5.350% 08/30/23 DD 08/29/23	13,000,000	13,000,000
BNP PARIBAS REV REPO 5.350% 09/01/23 DD 08/31/23	12,400,000	12,400,000
BNP PARIBAS REV REPO 5.350% 09/05/23 DD 09/01/23	12,600,000	12,600,000
BNP PARIBAS REV REPO 5.350% 09/06/23 DD 09/05/23	11,900,000	11,900,000
BNP PARIBAS REV REPO 5.350% 09/11/23 DD 09/08/23	100,000	100,000
BNP PARIBAS REV REPO 5.350% 09/20/23 DD 09/19/23	15,100,000	15,100,000
BNP PARIBAS REV REPO 5.350% 10/04/23 DD 10/03/23	81,000,000	81,000,000
BNP PARIBAS REV REPO 5.350% 10/05/23 DD 10/04/23	79,000,000	79,000,000
BNP PARIBAS REV REPO 5.350% 10/12/23 DD 10/11/23	72,300,000	72,300,000
BNP PARIBAS REV REPO 5.350% 10/13/23 DD 10/12/23	75,200,000	75,200,000
BNP PARIBAS REV REPO 5.350% 10/16/23 DD 10/13/23	74,100,000	74,100,000
BNP PARIBAS REV REPO 5.350% 10/17/23 DD 10/16/23	73,800,000	73,800,000
BNP PARIBAS REV REPO 5.350% 10/19/23 DD 10/18/23	12,100,000	12,100,000
BNP PARIBAS REV REPO 5.350% 11/02/23 DD 11/01/23	6,800,000	6,800,000
BNP PARIBAS REV REPO 5.350% 11/20/23 DD 11/17/23	65,500,000	65,500,000
BNP PARIBAS REV REPO 5.350% 11/22/23 DD 11/21/23	8,900,000	8,900,000
BNP PARIBAS REV REPO 5.350% 11/24/23 DD 11/22/23	9,000,000	9,000,000
BNP PARIBAS REV REPO 5.350% 11/28/23 DD 11/27/23	70,700,000	70,700,000
BNP PARIBAS REV REPO 5.350% 11/30/23 DD 11/29/23	67,900,000	67,900,000
BNP PARIBAS REV REPO 5.350% 12/08/23 DD 12/07/23	64,900,000	64,900,000
BNP PARIBAS REV REPO 5.350% 12/13/23 DD 12/12/23	11,500,000	11,500,000
BNP PARIBAS REV REPO 5.360% 08/01/23 DD 07/31/23	14,200,000	14,200,000
BNP PARIBAS REV REPO 5.360% 09/19/23 DD 09/18/23	13,600,000	13,600,000
BNP PARIBAS REV REPO 5.360% 09/26/23 DD 09/25/23	13,400,000	13,400,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
BNP PARIBAS REV REPO 5.360% 10/02/23 DD 09/29/23	13,400,000	–
BNP PARIBAS REV REPO 5.360% 11/03/23 DD 11/02/23	10,400,000	–
BNP PARIBAS REV REPO 5.360% 12/27/23 DD 12/26/23	64,700,000	64,700,000
BNP PARIBAS REV REPO 5.370% 10/10/23 DD 10/06/23	11,700,000	11,700,000
BNP PARIBAS REV REPO 5.370% 10/18/23 DD 10/17/23	12,700,000	12,700,000
BNP PARIBAS REV REPO 5.370% 11/01/23 DD 10/31/23	10,300,000	10,300,000
BNP PARIBAS REV REPO 5.370% 11/08/23 DD 11/07/23	12,600,000	12,600,000
BNP PARIBAS REV REPO 5.370% 11/09/23 DD 11/08/23	10,400,000	10,400,000
BNP PARIBAS REV REPO 5.370% 11/10/23 DD 11/09/23	10,400,000	10,400,000
BNP PARIBAS REV REPO 5.370% 11/13/23 DD 11/10/23	100,000	100,000
BNP PARIBAS REV REPO 5.370% 11/21/23 DD 11/20/23	100,000	100,000
BNP PARIBAS REV REPO 5.370% 12/01/23 DD 11/30/23	69,500,000	69,500,000
BNP PARIBAS REV REPO 5.370% 12/26/23 DD 12/22/23	10,600,000	–
BNP PARIBAS REV REPO 5.380% 10/06/23 DD 10/05/23	78,900,000	–
BNP PARIBAS REV REPO 5.380% 10/11/23 DD 10/10/23	11,900,000	–
BNP PARIBAS REV REPO 5.380% 10/12/23 DD 10/11/23	13,400,000	13,400,000
BNP PARIBAS REV REPO 5.380% 10/13/23 DD 10/12/23	11,500,000	–
BNP PARIBAS REV REPO 5.380% 10/16/23 DD 10/13/23	12,300,000	–
BNP PARIBAS REV REPO 5.380% 10/18/23 DD 10/17/23	100,000	–
BNP PARIBAS REV REPO 5.380% 11/14/23 DD 11/13/23	12,000,000	12,000,000
BNP PARIBAS REV REPO 5.380% 12/04/23 DD 12/01/23	69,700,000	69,700,000
BNP PARIBAS REV REPO 5.380% 12/05/23 DD 12/04/23	68,500,000	–
BNP PARIBAS REV REPO 5.380% 12/06/23 DD 12/05/23	13,300,000	13,300,000
BNP PARIBAS REV REPO 5.380% 12/07/23 DD 12/06/23	64,400,000	64,400,000
BNP PARIBAS REV REPO 5.380% 12/12/23 DD 12/11/23	11,000,000	11,000,000
BNP PARIBAS REV REPO 5.380% 12/18/23 DD 12/15/23	10,000,000	10,000,000
BNP PARIBAS REV REPO 5.390% 09/27/23 DD 09/26/23	13,800,000	13,800,000
BNP PARIBAS REV REPO 5.390% 10/04/23 DD 10/03/23	11,500,000	11,500,000
BNP PARIBAS REV REPO 5.390% 11/02/23 DD 11/01/23	12,100,000	12,100,000
BNP PARIBAS REV REPO 5.390% 11/03/23 DD 11/02/23	12,400,000	12,400,000
BNP PARIBAS REV REPO 5.390% 11/06/23 DD 11/03/23	12,200,000	12,200,000
BNP PARIBAS REV REPO 5.390% 11/17/23 DD 11/16/23	11,600,000	11,600,000
BNP PARIBAS REV REPO 5.390% 11/20/23 DD 11/17/23	7,200,000	7,200,000
BNP PARIBAS REV REPO 5.390% 11/28/23 DD 11/27/23	9,600,000	9,600,000
BNP PARIBAS REV REPO 5.390% 11/29/23 DD 11/28/23	10,600,000	10,600,000
BNP PARIBAS REV REPO 5.400% 12/05/23 DD 12/04/23	8,200,000	8,200,000
BNP PARIBAS REV REPO 5.410% 12/07/23 DD 12/06/23	11,300,000	11,300,000
BNP PARIBAS REV REPO 5.410% 12/28/23 DD 12/27/23	100,000	100,000
BNP PARIBAS REV REPO 5.420% 12/01/23 DD 11/30/23	11,500,000	11,500,000
BNP PARIBAS REV REPO 5.420% 12/04/23 DD 12/01/23	10,700,000	10,700,000
BNP PARIBAS REV REPO 5.440% 12/27/23 DD 12/26/23	10,700,000	10,700,000
BNP PARIBAS REV REPO 5.450% 12/28/23 DD 12/27/23	10,800,000	10,800,000
BNP PARIBAS REV REPO 5.550% 12/29/23 DD 12/28/23	10,300,000	10,300,000
CITIGROUP GLOBAL REV REPO 4.310% 02/02/23 DD 02/01/23	4,000,000	4,000,000
CITIGROUP GLOBAL REV REPO 4.500% 03/13/23 DD 03/10/23	8,800,000	8,800,000
CITIGROUP GLOBAL REV REPO 4.510% 02/08/23 DD 02/07/23	5,200,000	5,200,000
CITIGROUP GLOBAL REV REPO 4.520% 02/14/23 DD 02/13/23	5,100,000	5,100,000
CITIGROUP GLOBAL REV REPO 4.530% 02/17/23 DD 02/16/23	5,300,000	5,300,000
CITIGROUP GLOBAL REV REPO 4.530% 03/10/23 DD 03/09/23	8,300,000	8,300,000
CITIGROUP GLOBAL REV REPO 4.540% 02/07/23 DD 02/06/23	5,200,000	5,200,000
CITIGROUP GLOBAL REV REPO 4.550% 03/01/23 DD 02/28/23	6,700,000	6,700,000
CITIGROUP GLOBAL REV REPO 4.550% 03/21/23 DD 03/20/23	8,100,000	8,100,000
CITIGROUP GLOBAL REV REPO 4.560% 02/16/23 DD 02/15/23	5,300,000	5,300,000
CITIGROUP GLOBAL REV REPO 4.570% 03/17/23 DD 03/16/23	8,500,000	8,500,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
CITIGROUP GLOBAL REV REPO 4.580% 02/10/23 DD 02/09/23	5,700,000	5,700,000
CITIGROUP GLOBAL REV REPO 4.590% 03/20/23 DD 03/17/23	8,700,000	8,700,000
CITIGROUP GLOBAL REV REPO 4.600% 03/16/23 DD 03/15/23	8,500,000	8,500,000
CITIGROUP GLOBAL REV REPO 4.790% 03/27/23 DD 03/24/23	7,600,000	7,600,000
CITIGROUP GLOBAL REV REPO 4.790% 04/20/23 DD 04/19/23	7,800,000	7,800,000
CITIGROUP GLOBAL REV REPO 4.800% 04/24/23 DD 04/21/23	7,900,000	7,900,000
CITIGROUP GLOBAL REV REPO 4.800% 05/02/23 DD 05/01/23	8,600,000	8,600,000
CITIGROUP GLOBAL REV REPO 4.810% 04/27/23 DD 04/26/23	7,900,000	7,900,000
CITIGROUP GLOBAL REV REPO 4.810% 05/04/23 DD 05/03/23	8,200,000	8,200,000
CITIGROUP GLOBAL REV REPO 4.820% 04/12/23 DD 04/11/23	6,600,000	6,600,000
CITIGROUP GLOBAL REV REPO 4.840% 03/28/23 DD 03/27/23	7,700,000	7,700,000
CITIGROUP GLOBAL REV REPO 4.840% 04/05/23 DD 04/04/23	7,200,000	7,200,000
CITIGROUP GLOBAL REV REPO 4.840% 05/01/23 DD 04/28/23	8,200,000	8,200,000
CITIGROUP GLOBAL REV REPO 4.850% 04/28/23 DD 04/27/23	7,700,000	7,700,000
CITIGROUP GLOBAL REV REPO 4.860% 03/30/23 DD 03/29/23	7,000,000	7,000,000
CITIGROUP GLOBAL REV REPO 4.860% 04/10/23 DD 04/06/23	6,700,000	6,700,000
CITIGROUP GLOBAL REV REPO 4.860% 04/11/23 DD 04/10/23	6,600,000	6,600,000
CITIGROUP GLOBAL REV REPO 4.880% 03/31/23 DD 03/30/23	7,300,000	7,300,000
CITIGROUP GLOBAL REV REPO 5.020% 06/13/23 DD 06/12/23	7,600,000	7,600,000
CITIGROUP GLOBAL REV REPO 5.020% 07/13/23 DD 07/12/23	6,100,000	6,100,000
CITIGROUP GLOBAL REV REPO 5.030% 05/19/23 DD 05/18/23	9,400,000	9,400,000
CITIGROUP GLOBAL REV REPO 5.030% 05/24/23 DD 05/23/23	9,600,000	9,600,000
CITIGROUP GLOBAL REV REPO 5.030% 06/07/23 DD 06/06/23	7,900,000	7,900,000
CITIGROUP GLOBAL REV REPO 5.030% 06/22/23 DD 06/21/23	7,300,000	7,300,000
CITIGROUP GLOBAL REV REPO 5.030% 06/23/23 DD 06/22/23	7,300,000	7,300,000
CITIGROUP GLOBAL REV REPO 5.030% 07/21/23 DD 07/20/23	6,400,000	6,400,000
CITIGROUP GLOBAL REV REPO 5.040% 05/18/23 DD 05/17/23	9,500,000	9,500,000
CITIGROUP GLOBAL REV REPO 5.040% 07/18/23 DD 07/17/23	6,000,000	6,000,000
CITIGROUP GLOBAL REV REPO 5.050% 05/16/23 DD 05/15/23	9,400,000	9,400,000
CITIGROUP GLOBAL REV REPO 5.050% 05/23/23 DD 05/22/23	9,700,000	9,700,000
CITIGROUP GLOBAL REV REPO 5.050% 06/09/23 DD 06/08/23	7,600,000	7,600,000
CITIGROUP GLOBAL REV REPO 5.050% 06/14/23 DD 06/13/23	7,500,000	7,500,000
CITIGROUP GLOBAL REV REPO 5.050% 06/15/23 DD 06/14/23	7,400,000	7,400,000
CITIGROUP GLOBAL REV REPO 5.060% 06/06/23 DD 06/05/23	7,900,000	7,900,000
CITIGROUP GLOBAL REV REPO 5.060% 06/21/23 DD 06/20/23	7,400,000	7,400,000
CITIGROUP GLOBAL REV REPO 5.060% 07/17/23 DD 07/14/23	6,200,000	6,200,000
CITIGROUP GLOBAL REV REPO 5.070% 05/08/23 DD 05/05/23	8,100,000	8,100,000
CITIGROUP GLOBAL REV REPO 5.070% 06/26/23 DD 06/23/23	7,300,000	7,300,000
CITIGROUP GLOBAL REV REPO 5.070% 06/27/23 DD 06/26/23	7,200,000	7,200,000
CITIGROUP GLOBAL REV REPO 5.080% 05/26/23 DD 05/25/23	7,800,000	7,800,000
CITIGROUP GLOBAL REV REPO 5.080% 05/31/23 DD 05/30/23	7,400,000	7,400,000
CITIGROUP GLOBAL REV REPO 5.080% 06/12/23 DD 06/09/23	7,700,000	7,700,000
CITIGROUP GLOBAL REV REPO 5.090% 05/09/23 DD 05/08/23	9,200,000	9,200,000
CITIGROUP GLOBAL REV REPO 5.090% 07/11/23 DD 07/10/23	6,300,000	6,300,000
CITIGROUP GLOBAL REV REPO 5.100% 06/01/23 DD 05/31/23	7,500,000	7,500,000
CITIGROUP GLOBAL REV REPO 5.100% 06/29/23 DD 06/28/23	7,100,000	7,100,000
CITIGROUP GLOBAL REV REPO 5.110% 06/30/23 DD 06/29/23	7,100,000	7,100,000
CITIGROUP GLOBAL REV REPO 5.120% 07/10/23 DD 07/07/23	1,900,000	1,900,000
CITIGROUP GLOBAL REV REPO 5.150% 06/02/23 DD 06/01/23	7,600,000	7,600,000
CITIGROUP GLOBAL REV REPO 5.250% 10/24/23 DD 10/23/23	7,400,000	7,400,000
CITIGROUP GLOBAL REV REPO 5.280% 08/17/23 DD 08/16/23	7,600,000	7,600,000
CITIGROUP GLOBAL REV REPO 5.280% 08/21/23 DD 08/18/23	7,500,000	7,500,000
CITIGROUP GLOBAL REV REPO 5.280% 08/28/23 DD 08/25/23	8,100,000	8,100,000
CITIGROUP GLOBAL REV REPO 5.280% 09/11/23 DD 09/08/23	8,100,000	8,100,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
CITIGROUP GLOBAL REV REPO 5.280% 09/12/23 DD 09/11/23	8,100,000	8,100,000
CITIGROUP GLOBAL REV REPO 5.280% 09/13/23 DD 09/12/23	8,000,000	8,000,000
CITIGROUP GLOBAL REV REPO 5.280% 09/15/23 DD 09/14/23	7,600,000	7,600,000
CITIGROUP GLOBAL REV REPO 5.290% 08/24/23 DD 08/23/23	7,600,000	7,600,000
CITIGROUP GLOBAL REV REPO 5.290% 08/30/23 DD 08/29/23	8,300,000	8,300,000
CITIGROUP GLOBAL REV REPO 5.290% 09/20/23 DD 09/19/23	7,300,000	7,300,000
CITIGROUP GLOBAL REV REPO 5.290% 10/25/23 DD 10/24/23	6,400,000	6,400,000
CITIGROUP GLOBAL REV REPO 5.300% 11/21/23 DD 11/20/23	4,800,000	4,800,000
CITIGROUP GLOBAL REV REPO 5.310% 08/31/23 DD 08/30/23	8,600,000	8,600,000
CITIGROUP GLOBAL REV REPO 5.310% 09/07/23 DD 09/06/23	8,000,000	8,000,000
CITIGROUP GLOBAL REV REPO 5.310% 09/08/23 DD 09/07/23	8,100,000	8,100,000
CITIGROUP GLOBAL REV REPO 5.310% 09/14/23 DD 09/13/23	7,600,000	7,600,000
CITIGROUP GLOBAL REV REPO 5.310% 11/13/23 DD 11/10/23	5,600,000	5,600,000
CITIGROUP GLOBAL REV REPO 5.310% 12/11/23 DD 12/08/23	5,200,000	5,200,000
CITIGROUP GLOBAL REV REPO 5.310% 12/12/23 DD 12/11/23	5,100,000	5,100,000
CITIGROUP GLOBAL REV REPO 5.320% 09/06/23 DD 09/05/23	8,200,000	8,200,000
CITIGROUP GLOBAL REV REPO 5.320% 10/30/23 DD 10/27/23	6,600,000	6,600,000
CITIGROUP GLOBAL REV REPO 5.320% 11/15/23 DD 11/14/23	4,900,000	4,900,000
CITIGROUP GLOBAL REV REPO 5.320% 11/24/23 DD 11/22/23	4,500,000	4,500,000
CITIGROUP GLOBAL REV REPO 5.320% 12/08/23 DD 12/07/23	5,200,000	5,200,000
CITIGROUP GLOBAL REV REPO 5.330% 09/26/23 DD 09/25/23	7,200,000	7,200,000
CITIGROUP GLOBAL REV REPO 5.330% 12/13/23 DD 12/12/23	5,100,000	5,100,000
CITIGROUP GLOBAL REV REPO 5.340% 08/14/23 DD 08/11/23	10,000,000	10,000,000
CITIGROUP GLOBAL REV REPO 5.340% 08/29/23 DD 08/28/23	8,100,000	8,100,000
CITIGROUP GLOBAL REV REPO 5.340% 10/10/23 DD 10/06/23	7,400,000	7,400,000
CITIGROUP GLOBAL REV REPO 5.340% 11/01/23 DD 10/31/23	6,600,000	6,600,000
CITIGROUP GLOBAL REV REPO 5.340% 11/27/23 DD 11/24/23	4,600,000	4,600,000
CITIGROUP GLOBAL REV REPO 5.350% 09/25/23 DD 09/22/23	7,100,000	7,100,000
CITIGROUP GLOBAL REV REPO 5.350% 10/11/23 DD 10/10/23	7,100,000	7,100,000
CITIGROUP GLOBAL REV REPO 5.350% 10/12/23 DD 10/11/23	7,100,000	7,100,000
CITIGROUP GLOBAL REV REPO 5.350% 10/13/23 DD 10/12/23	7,500,000	7,500,000
CITIGROUP GLOBAL REV REPO 5.350% 10/16/23 DD 10/13/23	7,500,000	7,500,000
CITIGROUP GLOBAL REV REPO 5.350% 10/31/23 DD 10/30/23	6,700,000	6,700,000
CITIGROUP GLOBAL REV REPO 5.350% 11/07/23 DD 11/06/23	5,500,000	5,500,000
CITIGROUP GLOBAL REV REPO 5.350% 11/14/23 DD 11/13/23	5,200,000	5,200,000
CITIGROUP GLOBAL REV REPO 5.350% 11/20/23 DD 11/17/23	5,000,000	5,000,000
CITIGROUP GLOBAL REV REPO 5.350% 12/07/23 DD 12/06/23	5,000,000	5,000,000
CITIGROUP GLOBAL REV REPO 5.360% 09/18/23 DD 09/15/23	7,700,000	7,700,000
CITIGROUP GLOBAL REV REPO 5.360% 11/03/23 DD 11/02/23	5,500,000	5,500,000
CITIGROUP GLOBAL REV REPO 5.360% 11/28/23 DD 11/27/23	5,100,000	5,100,000
CITIGROUP GLOBAL REV REPO 5.370% 10/18/23 DD 10/17/23	7,500,000	7,500,000
CITIGROUP GLOBAL REV REPO 5.370% 11/10/23 DD 11/09/23	5,500,000	5,500,000
CITIGROUP GLOBAL REV REPO 5.380% 09/28/23 DD 09/27/23	7,100,000	7,100,000
CITIGROUP GLOBAL REV REPO 5.380% 10/05/23 DD 10/04/23	7,200,000	7,200,000
CITIGROUP GLOBAL REV REPO 5.380% 10/17/23 DD 10/16/23	7,500,000	7,500,000
CITIGROUP GLOBAL REV REPO 5.390% 11/29/23 DD 11/28/23	5,000,000	5,000,000
CITIGROUP GLOBAL REV REPO 5.390% 12/01/23 DD 11/30/23	4,900,000	4,900,000
CITIGROUP GLOBAL REV REPO 5.430% 12/04/23 DD 12/01/23	5,000,000	5,000,000
DEUTSCHE BANK FINL REV REPO 4.270% 01/24/23 DD 01/23/23	4,700,000	4,700,000
DEUTSCHE BANK FINL REV REPO 4.280% 01/23/23 DD 01/20/23	4,900,000	4,900,000
DEUTSCHE BANK FINL REV REPO 4.280% 01/30/23 DD 01/27/23	6,000,000	6,000,000
DEUTSCHE BANK FINL REV REPO 4.290% 01/04/23 DD 01/03/23	7,300,000	7,300,000
DEUTSCHE BANK FINL REV REPO 4.290% 01/11/23 DD 01/10/23	8,000,000	8,000,000
DEUTSCHE BANK FINL REV REPO 4.290% 01/12/23 DD 01/11/23	8,500,000	8,500,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
DEUTSCHE BANK FINL REV REPO 4.290% 01/17/23 DD 01/13/23	8,500,000	8,500,000
DEUTSCHE BANK FINL REV REPO 4.290% 01/20/23 DD 01/19/23	5,200,000	5,200,000
DEUTSCHE BANK FINL REV REPO 4.290% 01/26/23 DD 01/25/23	5,200,000	5,200,000
DEUTSCHE BANK FINL REV REPO 4.290% 01/27/23 DD 01/26/23	5,400,000	5,400,000
DEUTSCHE BANK FINL REV REPO 4.290% 01/31/23 DD 01/30/23	5,800,000	5,800,000
DEUTSCHE BANK FINL REV REPO 4.300% 01/05/23 DD 01/04/23	6,800,000	6,800,000
DEUTSCHE BANK FINL REV REPO 4.300% 01/09/23 DD 01/06/23	7,300,000	7,300,000
DEUTSCHE BANK FINL REV REPO 4.300% 01/19/23 DD 01/18/23	4,400,000	4,400,000
DEUTSCHE BANK FINL REV REPO 4.300% 01/25/23 DD 01/24/23	4,900,000	4,900,000
DEUTSCHE BANK FINL REV REPO 4.310% 01/18/23 DD 01/17/23	5,200,000	5,200,000
DEUTSCHE BANK FINL REV REPO 4.310% 02/01/23 DD 01/31/23	5,600,000	5,600,000
DEUTSCHE BANK FINL REV REPO 4.510% 02/24/23 DD 02/23/23	5,700,000	5,700,000
DEUTSCHE BANK FINL REV REPO 4.510% 03/08/23 DD 03/07/23	7,800,000	7,800,000
DEUTSCHE BANK FINL REV REPO 4.520% 02/27/23 DD 02/24/23	6,000,000	6,000,000
DEUTSCHE BANK FINL REV REPO 4.530% 02/06/23 DD 02/03/23	5,100,000	5,100,000
DEUTSCHE BANK FINL REV REPO 4.530% 02/21/23 DD 02/17/23	5,800,000	5,800,000
DEUTSCHE BANK FINL REV REPO 4.530% 02/23/23 DD 02/22/23	5,400,000	5,400,000
DEUTSCHE BANK FINL REV REPO 4.530% 03/03/23 DD 03/02/23	8,000,000	8,000,000
DEUTSCHE BANK FINL REV REPO 4.530% 03/07/23 DD 03/06/23	7,700,000	7,700,000
DEUTSCHE BANK FINL REV REPO 4.540% 02/09/23 DD 02/08/23	5,800,000	5,800,000
DEUTSCHE BANK FINL REV REPO 4.540% 02/15/23 DD 02/14/23	5,000,000	5,000,000
DEUTSCHE BANK FINL REV REPO 4.540% 03/14/23 DD 03/13/23	8,800,000	8,800,000
DEUTSCHE BANK FINL REV REPO 4.550% 02/03/23 DD 02/02/23	5,200,000	5,200,000
DEUTSCHE BANK FINL REV REPO 4.790% 03/24/23 DD 03/23/23	8,100,000	8,100,000
DEUTSCHE BANK FINL REV REPO 4.800% 04/25/23 DD 04/24/23	8,100,000	8,100,000
DEUTSCHE BANK FINL REV REPO 4.800% 04/26/23 DD 04/25/23	7,800,000	7,800,000
DEUTSCHE BANK FINL REV REPO 4.820% 05/03/23 DD 05/02/23	8,000,000	8,000,000
DEUTSCHE BANK FINL REV REPO 4.850% 04/04/23 DD 04/03/23	7,700,000	7,700,000
DEUTSCHE BANK FINL REV REPO 4.900% 03/29/23 DD 03/28/23	7,200,000	7,200,000
DEUTSCHE BANK FINL REV REPO 5.040% 05/12/23 DD 05/11/23	9,100,000	9,100,000
DEUTSCHE BANK FINL REV REPO 5.040% 05/22/23 DD 05/19/23	9,700,000	9,700,000
DEUTSCHE BANK FINL REV REPO 5.050% 07/24/23 DD 07/21/23	7,000,000	7,000,000
DEUTSCHE BANK FINL REV REPO 5.050% 07/25/23 DD 07/24/23	8,400,000	8,400,000
DEUTSCHE BANK FINL REV REPO 5.060% 05/25/23 DD 05/24/23	7,900,000	7,900,000
DEUTSCHE BANK FINL REV REPO 5.060% 06/20/23 DD 06/16/23	7,000,000	7,000,000
DEUTSCHE BANK FINL REV REPO 5.060% 07/20/23 DD 07/19/23	6,100,000	6,100,000
DEUTSCHE BANK FINL REV REPO 5.060% 07/26/23 DD 07/25/23	7,900,000	7,900,000
DEUTSCHE BANK FINL REV REPO 5.070% 05/10/23 DD 05/09/23	8,900,000	8,900,000
DEUTSCHE BANK FINL REV REPO 5.070% 06/16/23 DD 06/15/23	7,100,000	7,100,000
DEUTSCHE BANK FINL REV REPO 5.080% 05/05/23 DD 05/04/23	8,300,000	8,300,000
DEUTSCHE BANK FINL REV REPO 5.090% 07/06/23 DD 07/05/23	6,300,000	6,300,000
DEUTSCHE BANK FINL REV REPO 5.090% 07/07/23 DD 07/06/23	6,500,000	6,500,000
DEUTSCHE BANK FINL REV REPO 5.100% 07/05/23 DD 07/03/23	7,200,000	7,200,000
DEUTSCHE BANK FINL REV REPO 5.120% 05/30/23 DD 05/26/23	7,300,000	7,300,000
DEUTSCHE BANK FINL REV REPO 5.270% 08/09/23 DD 08/08/23	9,900,000	9,900,000
DEUTSCHE BANK FINL REV REPO 5.280% 08/08/23 DD 08/07/23	9,800,000	9,800,000
DEUTSCHE BANK FINL REV REPO 5.280% 08/10/23 DD 08/09/23	9,900,000	9,900,000
DEUTSCHE BANK FINL REV REPO 5.280% 08/23/23 DD 08/22/23	7,600,000	7,600,000
DEUTSCHE BANK FINL REV REPO 5.300% 08/15/23 DD 08/14/23	7,900,000	7,900,000
DEUTSCHE BANK FINL REV REPO 5.300% 10/20/23 DD 10/19/23	7,400,000	7,400,000
DEUTSCHE BANK FINL REV REPO 5.310% 08/02/23 DD 08/01/23	8,700,000	8,700,000
DEUTSCHE BANK FINL REV REPO 5.310% 08/03/23 DD 08/02/23	8,400,000	8,400,000
DEUTSCHE BANK FINL REV REPO 5.310% 08/16/23 DD 08/15/23	7,700,000	7,700,000
DEUTSCHE BANK FINL REV REPO 5.310% 09/21/23 DD 09/20/23	7,400,000	7,400,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
DEUTSCHE BANK FINL REV REPO 5.310% 09/22/23 DD 09/21/23	7,200,000	7,200,000
DEUTSCHE BANK FINL REV REPO 5.320% 08/01/23 DD 07/31/23	8,600,000	8,600,000
DEUTSCHE BANK FINL REV REPO 5.320% 10/19/23 DD 10/18/23	7,400,000	7,400,000
DEUTSCHE BANK FINL REV REPO 5.320% 10/26/23 DD 10/25/23	6,500,000	6,500,000
DEUTSCHE BANK FINL REV REPO 5.330% 09/19/23 DD 09/18/23	7,900,000	7,900,000
DEUTSCHE BANK FINL REV REPO 5.330% 09/29/23 DD 09/28/23	1,100,000	1,100,000
DEUTSCHE BANK FINL REV REPO 5.330% 10/27/23 DD 10/26/23	6,500,000	6,500,000
DEUTSCHE BANK FINL REV REPO 5.340% 11/09/23 DD 11/08/23	5,400,000	5,400,000
DEUTSCHE BANK FINL REV REPO 5.350% 10/06/23 DD 10/05/23	7,400,000	7,400,000
DEUTSCHE BANK FINL REV REPO 5.360% 09/27/23 DD 09/26/23	6,900,000	6,900,000
DEUTSCHE BANK FINL REV REPO 5.360% 11/17/23 DD 11/16/23	5,000,000	5,000,000
DEUTSCHE BANK FINL REV REPO 5.370% 11/06/23 DD 11/03/23	5,700,000	5,700,000
DEUTSCHE BANK FINL REV REPO 5.390% 12/06/23 DD 12/05/23	4,400,000	4,400,000
DEUTSCHE BANK FINL REV REPO 5.400% 12/05/23 DD 12/04/23	4,000,000	4,000,000
J P MORGAN CHASE REV REPO 4.560% 03/09/23 DD 03/08/23	100,000	100,000
J P MORGAN CHASE REV REPO 4.560% 03/13/23 DD 03/10/23	100,000	100,000
J P MORGAN CHASE REV REPO 4.570% 03/03/23 DD 03/02/23	800,000	800,000
J P MORGAN CHASE REV REPO 4.580% 03/22/23 DD 03/21/23	100,000	100,000
J P MORGAN CHASE REV REPO 4.590% 03/15/23 DD 03/14/23	8,300,000	8,300,000
J P MORGAN CHASE REV REPO 4.590% 03/21/23 DD 03/20/23	100,000	100,000
J P MORGAN CHASE REV REPO 4.790% 04/21/23 DD 04/20/23	7,800,000	7,800,000
J P MORGAN CHASE REV REPO 4.820% 04/14/23 DD 04/13/23	21,500,000	21,500,000
J P MORGAN CHASE REV REPO 4.830% 04/25/23 DD 04/24/23	100,000	100,000
J P MORGAN CHASE REV REPO 4.840% 04/20/23 DD 04/19/23	98,000,000	98,000,000
J P MORGAN CHASE REV REPO 4.870% 04/06/23 DD 04/05/23	7,200,000	7,200,000
J P MORGAN CHASE REV REPO 4.870% 05/04/23 DD 05/03/23	100,000	100,000
J P MORGAN CHASE REV REPO 4.900% 04/05/23 DD 04/04/23	85,500,000	85,500,000
J P MORGAN CHASE REV REPO 5.090% 05/17/23 DD 05/16/23	9,500,000	9,500,000
J P MORGAN CHASE REV REPO 5.090% 06/12/23 DD 06/09/23	300,000	300,000
J P MORGAN CHASE REV REPO 5.090% 07/17/23 DD 07/14/23	13,100,000	13,100,000
J P MORGAN CHASE REV REPO 5.090% 07/19/23 DD 07/18/23	6,100,000	6,100,000
J P MORGAN CHASE REV REPO 5.100% 05/12/23 DD 05/11/23	200,000	200,000
J P MORGAN CHASE REV REPO 5.100% 05/16/23 DD 05/15/23	12,800,000	12,800,000
J P MORGAN CHASE REV REPO 5.100% 06/08/23 DD 06/07/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.110% 05/11/23 DD 05/10/23	12,300,000	12,300,000
J P MORGAN CHASE REV REPO 5.120% 05/09/23 DD 05/08/23	13,300,000	13,300,000
J P MORGAN CHASE REV REPO 5.120% 05/10/23 DD 05/09/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.120% 05/26/23 DD 05/25/23	34,200,000	34,200,000
J P MORGAN CHASE REV REPO 5.120% 06/07/23 DD 06/06/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.120% 07/10/23 DD 07/07/23	4,600,000	4,600,000
J P MORGAN CHASE REV REPO 5.120% 07/11/23 DD 07/10/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.130% 06/06/23 DD 06/05/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.140% 07/06/23 DD 07/05/23	75,000,000	75,000,000
J P MORGAN CHASE REV REPO 5.160% 07/03/23 DD 06/30/23	7,200,000	7,200,000
J P MORGAN CHASE REV REPO 5.170% 06/02/23 DD 06/01/23	74,100,000	74,100,000
J P MORGAN CHASE REV REPO 5.310% 08/21/23 DD 08/18/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.310% 10/24/23 DD 10/23/23	10,700,000	10,700,000
J P MORGAN CHASE REV REPO 5.320% 10/23/23 DD 10/20/23	7,200,000	7,200,000
J P MORGAN CHASE REV REPO 5.340% 08/28/23 DD 08/25/23	12,700,000	12,700,000
J P MORGAN CHASE REV REPO 5.340% 09/14/23 DD 09/13/23	51,400,000	51,400,000
J P MORGAN CHASE REV REPO 5.340% 12/14/23 DD 12/13/23	8,400,000	8,400,000
J P MORGAN CHASE REV REPO 5.350% 08/01/23 DD 07/31/23	81,500,000	81,500,000
J P MORGAN CHASE REV REPO 5.350% 08/02/23 DD 08/01/23	81,700,000	81,700,000
J P MORGAN CHASE REV REPO 5.350% 09/01/23 DD 08/31/23	75,300,000	75,300,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
J P MORGAN CHASE REV REPO 5.350% 09/05/23 DD 09/01/23	8,400,000	8,400,000
J P MORGAN CHASE REV REPO 5.350% 10/27/23 DD 10/26/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.350% 11/22/23 DD 11/21/23	4,600,000	4,600,000
J P MORGAN CHASE REV REPO 5.350% 12/15/23 DD 12/14/23	63,300,000	63,300,000
J P MORGAN CHASE REV REPO 5.360% 12/26/23 DD 12/22/23	65,100,000	65,100,000
J P MORGAN CHASE REV REPO 5.370% 11/08/23 DD 11/07/23	5,600,000	5,600,000
J P MORGAN CHASE REV REPO 5.370% 11/13/23 DD 11/10/23	69,900,000	69,900,000
J P MORGAN CHASE REV REPO 5.370% 12/11/23 DD 12/08/23	8,900,000	8,900,000
J P MORGAN CHASE REV REPO 5.380% 09/29/23 DD 09/28/23	5,600,000	5,600,000
J P MORGAN CHASE REV REPO 5.380% 11/15/23 DD 11/14/23	11,700,000	11,700,000
J P MORGAN CHASE REV REPO 5.380% 11/16/23 DD 11/15/23	76,800,000	76,800,000
J P MORGAN CHASE REV REPO 5.380% 12/08/23 DD 12/07/23	7,800,000	7,800,000
J P MORGAN CHASE REV REPO 5.390% 10/04/23 DD 10/03/23	7,700,000	7,700,000
J P MORGAN CHASE REV REPO 5.390% 10/16/23 DD 10/13/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.390% 11/20/23 DD 11/17/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.390% 11/28/23 DD 11/27/23	100,000	100,000
J P MORGAN CHASE REV REPO 5.390% 11/30/23 DD 11/29/23	4,400,000	4,400,000
J P MORGAN CHASE REV REPO 5.400% 11/29/23 DD 11/28/23	68,800,000	68,800,000
J P MORGAN CHASE REV REPO 5.420% 12/07/23 DD 12/06/23	100,000	100,000
MERRILL LYNCH REV REPO 4.550% 03/21/23 DD 03/20/23	10,900,000	10,900,000
MERRILL LYNCH REV REPO 4.570% 02/16/23 DD 02/15/23	100,000	100,000
MERRILL LYNCH REV REPO 4.570% 02/22/23 DD 02/21/23	84,700,000	84,700,000
MERRILL LYNCH REV REPO 4.570% 03/07/23 DD 03/06/23	100,000	100,000
MERRILL LYNCH REV REPO 4.570% 03/14/23 DD 03/13/23	100,000	100,000
MERRILL LYNCH REV REPO 4.590% 02/17/23 DD 02/16/23	88,500,000	88,500,000
MERRILL LYNCH REV REPO 4.640% 03/17/23 DD 03/16/23	84,300,000	84,300,000
MERRILL LYNCH REV REPO 4.650% 03/16/23 DD 03/15/23	12,600,000	12,600,000
MERRILL LYNCH REV REPO 4.820% 04/13/23 DD 04/12/23	86,100,000	86,100,000
MERRILL LYNCH REV REPO 4.820% 04/18/23 DD 04/17/23	15,000,000	15,000,000
MERRILL LYNCH REV REPO 4.830% 03/24/23 DD 03/23/23	80,800,000	80,800,000
MERRILL LYNCH REV REPO 4.830% 04/12/23 DD 04/11/23	14,000,000	14,000,000
MERRILL LYNCH REV REPO 4.840% 04/28/23 DD 04/27/23	100,000	100,000
MERRILL LYNCH REV REPO 4.870% 04/10/23 DD 04/06/23	87,300,000	87,300,000
MERRILL LYNCH REV REPO 5.060% 06/12/23 DD 06/09/23	12,400,000	12,400,000
MERRILL LYNCH REV REPO 5.070% 06/08/23 DD 06/07/23	12,300,000	12,300,000
MERRILL LYNCH REV REPO 5.070% 06/23/23 DD 06/22/23	12,800,000	12,800,000
MERRILL LYNCH REV REPO 5.080% 05/15/23 DD 05/12/23	11,000,000	11,000,000
MERRILL LYNCH REV REPO 5.080% 05/23/23 DD 05/22/23	77,700,000	77,700,000
MERRILL LYNCH REV REPO 5.090% 07/25/23 DD 07/24/23	78,300,000	78,300,000
MERRILL LYNCH REV REPO 5.100% 07/18/23 DD 07/17/23	100,000	100,000
MERRILL LYNCH REV REPO 5.110% 05/17/23 DD 05/16/23	100,000	100,000
MERRILL LYNCH REV REPO 5.120% 05/10/23 DD 05/09/23	77,100,000	77,100,000
MERRILL LYNCH REV REPO 5.120% 05/31/23 DD 05/30/23	22,100,000	22,100,000
MERRILL LYNCH REV REPO 5.130% 07/06/23 DD 07/05/23	100,000	100,000
MERRILL LYNCH REV REPO 5.140% 06/01/23 DD 05/31/23	9,500,000	9,500,000
MERRILL LYNCH REV REPO 5.170% 07/03/23 DD 06/30/23	100,000	100,000
MERRILL LYNCH REV REPO 5.180% 06/05/23 DD 06/02/23	100,000	100,000
MERRILL LYNCH REV REPO 5.280% 08/21/23 DD 08/18/23	9,200,000	9,200,000
MERRILL LYNCH REV REPO 5.300% 08/14/23 DD 08/11/23	13,200,000	13,200,000
MERRILL LYNCH REV REPO 5.310% 08/21/23 DD 08/18/23	81,600,000	81,600,000
MERRILL LYNCH REV REPO 5.310% 08/23/23 DD 08/22/23	77,700,000	77,700,000
MERRILL LYNCH REV REPO 5.320% 08/16/23 DD 08/15/23	12,800,000	12,800,000
MERRILL LYNCH REV REPO 5.320% 10/24/23 DD 10/23/23	100,000	100,000
MERRILL LYNCH REV REPO 5.320% 10/25/23 DD 10/24/23	100,000	100,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
MERRILL LYNCH REV REPO 5.330% 08/29/23 DD 08/28/23	100,000	100,000
MERRILL LYNCH REV REPO 5.340% 08/16/23 DD 08/15/23	100,000	100,000
MERRILL LYNCH REV REPO 5.350% 09/05/23 DD 09/01/23	100,000	100,000
MERRILL LYNCH REV REPO 5.350% 10/03/23 DD 10/02/23	12,900,000	12,900,000
MERRILL LYNCH REV REPO 5.350% 11/07/23 DD 11/06/23	13,100,000	13,100,000
MERRILL LYNCH REV REPO 5.370% 11/08/23 DD 11/07/23	74,100,000	74,100,000
MERRILL LYNCH REV REPO 5.380% 10/17/23 DD 10/16/23	11,300,000	11,300,000
MERRILL LYNCH REV REPO 5.380% 11/15/23 DD 11/14/23	100,000	100,000
MERRILL LYNCH REV REPO 5.390% 11/06/23 DD 11/03/23	72,500,000	72,500,000
MERRILL LYNCH REV REPO 5.390% 11/30/23 DD 11/29/23	100,000	100,000
SCOTIABANK INC REV REPO 4.280% 01/13/23 DD 01/12/23	8,700,000	8,700,000
SCOTIABANK INC REV REPO 4.500% 02/28/23 DD 02/27/23	6,300,000	6,300,000
SCOTIABANK INC REV REPO 4.510% 03/06/23 DD 03/03/23	7,900,000	7,900,000
SCOTIABANK INC REV REPO 4.520% 02/13/23 DD 02/10/23	5,700,000	5,700,000
SCOTIABANK INC REV REPO 5.300% 08/11/23 DD 08/10/23	10,000,000	10,000,000
SCOTIABANK INC REV REPO 5.340% 10/02/23 DD 09/29/23	6,700,000	6,700,000
SCOTIABANK INC REV REPO 5.350% 10/03/23 DD 10/02/23	7,700,000	7,700,000
SOCIETE GENERALE REV REPO 4.280% 01/24/23 DD 01/23/23	104,400,000	104,400,000
SOCIETE GENERALE REV REPO 4.300% 01/10/23 DD 01/09/23	95,600,000	95,600,000
SOCIETE GENERALE REV REPO 4.300% 01/11/23 DD 01/10/23	96,200,000	96,200,000
SOCIETE GENERALE REV REPO 4.300% 01/12/23 DD 01/11/23	97,900,000	97,900,000
SOCIETE GENERALE REV REPO 4.300% 01/26/23 DD 01/25/23	104,700,000	104,700,000
SOCIETE GENERALE REV REPO 4.300% 01/27/23 DD 01/26/23	99,900,000	99,900,000
SOCIETE GENERALE REV REPO 4.310% 01/05/23 DD 01/04/23	98,800,000	98,800,000
SOCIETE GENERALE REV REPO 4.520% 03/03/23 DD 03/02/23	16,000,000	16,000,000
SOCIETE GENERALE REV REPO 4.540% 02/14/23 DD 02/13/23	102,600,000	102,600,000
SOCIETE GENERALE REV REPO 4.550% 02/13/23 DD 02/10/23	15,000,000	15,000,000
SOCIETE GENERALE REV REPO 4.790% 04/27/23 DD 04/26/23	22,100,000	22,100,000
SOCIETE GENERALE REV REPO 4.800% 04/26/23 DD 04/25/23	15,000,000	15,000,000
SOCIETE GENERALE REV REPO 5.010% 05/12/23 DD 05/11/23	14,200,000	14,200,000
SOCIETE GENERALE REV REPO 5.050% 06/07/23 DD 06/06/23	13,400,000	13,400,000
SOCIETE GENERALE REV REPO 5.100% 05/26/23 DD 05/25/23	13,200,000	13,200,000
SOCIETE GENERALE REV REPO 5.320% 07/31/23 DD 07/28/23	96,800,000	96,800,000
SOCIETE GENERALE REV REPO 5.360% 11/30/23 DD 11/29/23	11,300,000	11,300,000
TORONTO DOMINION REV REPO 4.330% 01/31/23 DD 01/30/23	102,700,000	102,700,000
TORONTO DOMINION REV REPO 4.580% 02/10/23 DD 02/09/23	14,800,000	14,800,000
TORONTO DOMINION REV REPO 4.580% 03/02/23 DD 03/01/23	14,300,000	14,300,000
TORONTO DOMINION REV REPO 4.580% 03/14/23 DD 03/13/23	14,400,000	14,400,000
TORONTO DOMINION REV REPO 4.830% 03/24/23 DD 03/23/23	14,000,000	14,000,000
TORONTO DOMINION REV REPO 4.850% 03/27/23 DD 03/24/23	13,300,000	13,300,000
TORONTO DOMINION REV REPO 4.870% 05/04/23 DD 05/03/23	7,900,000	7,900,000
TORONTO DOMINION REV REPO 5.080% 07/25/23 DD 07/24/23	100,000	100,000
TORONTO DOMINION REV REPO 5.090% 06/07/23 DD 06/06/23	200,000	200,000
TORONTO DOMINION REV REPO 5.100% 06/26/23 DD 06/23/23	10,700,000	10,700,000
TORONTO DOMINION REV REPO 5.120% 06/06/23 DD 06/05/23	700,000	700,000
TORONTO DOMINION REV REPO 5.340% 09/22/23 DD 09/21/23	12,400,000	12,400,000
TORONTO DOMINION REV REPO 5.340% 10/26/23 DD 10/25/23	11,000,000	11,000,000
TORONTO DOMINION REV REPO 5.350% 10/27/23 DD 10/26/23	12,500,000	12,500,000
TORONTO DOMINION REV REPO 5.350% 10/30/23 DD 10/27/23	11,200,000	11,200,000
TORONTO DOMINION REV REPO 5.360% 09/18/23 DD 09/15/23	13,800,000	13,800,000
TORONTO DOMINION REV REPO 5.370% 09/29/23 DD 09/28/23	14,400,000	14,400,000
Total Securities Purchased Under Agreements to Resell		$24,340,400,000

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
Fixed Income Securities
BANCO SANTANDER SA	147,339	$544,537
GOVERNMENT OF CANADA 1.500% 01-JUN-2031 BD SER M276	711,000	464,573
GOVERNMENT OF CANADA 1.750% 01-DEC-2053 BD SER M680	690,000	366,040
GOVERNMENT OF CANADA 2.000% 01-JUN-2032 SER N597	100,000	65,014
GOVERNMENT OF CANADA 2.750% 01-JUN-2033 SER Q236	570,000	408,687
IRS. R MYR-KLIBOR 3M P 3.5% 2028 MAR 15	5,657,000	14,979
IRS. R MYR-KLIBOR 3M P 3.5% 2028 SEP 20	6,160,000	2,940
IRS. R MYR-KLIBOR 3M P 3.5% 2033 MAR 15	2,880,000	14,144
IRS. R MYR-KLIBOR 3M VAR RT 2033 SEP 20	3,050,000	3,485
IRS._R MYR-KLIBOR 3M 3.500% 2028 SEP 20	6,160,000	–
IRS._R MYR-KLIBOR 3M P 3.5% 2028 MAR 15	5,657,000	–
IRS._R MYR-KLIBOR 3M P 3.5% 2033 MAR 15	2,880,000	–
IRS._R MYR-KLIBOR 3M P 3.75% 2033 SEP 20	3,050,000	–
NORTHERN TERRITORY TREASU REGS 2.000% 04/21/31	200,000	109,270
TESCO PROPERTY FINANCE 6 REGS 5.411% 07/13/44	–	(5,593)
VIRGIN MEDIA SECURED FINA REGS 5.000% 04/15/27	100,000	105,535
Total Fixed Income Securities		$2,093,611
Common Stock
AP MOLLER - MAERSK A/S	67	$122,828
CAPITALAND ASCOTT TRUST	12,645	10,064
CRH PLC	2,880	162,407
DNB BANK ASA	18,148	328,716
INTERNATIONAL CONSOLIDATED AIR	284,932	572,886
JD SPORTS FASHION PLC	419,305	809,789
KYUSHU ELECTRIC POWER CO INC	71,000	452,931
MINEBEA MITSUMI INC	21,000	349,432
MTU AERO ENGINES AG	1,234	258,336
NEWCREST MINING LTD	4,958	88,217
NORDEA BANK ABP	21,626	255,266
SANDOZ GROUP AG	8,233	245,192
TAYLOR WIMPEY PLC	436,541	614,387
WHITBREAD PLC	17,553	733,390
Total Common Stock		$5,003,841
Derivatives
ALUMINUM HG FUTURE (LME) EXP JAN 23	15	$(56,055)
ALUMINUM HG FUTURE (LME) EXP JAN 24	18	(111)
AT&T INC VAR RT 12/31/49	–	8,976
AUST 10Y BOND FUT (SFE) EXP SEP 23	16	12,630
AUSTRALIAN 10YR BOND FUT (SFE) EXP DEC 23	17	18,628
AUSTRALIAN 10YR BOND FUT (SFE) EXP JUN 23	12	21,489
BRENT CRUDE FUTURE (ICE) EXP AUG 23	14	(51,910)
BRENT CRUDE FUTURE (ICE) EXP JAN 24	6	(33,751)
BRENT CRUDE FUTURE (ICE) EXP NOV 23	18	113,220
BRENT CRUDE OIL (ICE) EXP OCT 23	22	20,792
BRENT CRUDE OIL FUT (ICE) EXP JUL 23	33	(173,716)
BRENT CRUDE OIL FUTURE (ICE) EXP FEB 24	4	(19,025)
BRT/DUBAI 1ST LN FUT (ICE) EXP DEC 22	15	(1,920)
BRT/DUBAI 1ST LN FUT (ICE) EXP MAR 23	13	21,638
CAL CARB ALLOW V2023 (IFE) CALL DEC 23 040.000 ED 12/15/23	5	(117)
CAN 10YR BOND FUTURE (MSE) EXP DEC 23	1	(733)
CAN 10YR BOND FUTURE (MSE) EXP JUN 23	10	30,472

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
CANADA 10YR BOND FUTURE (MSE) EXP SEP 23	1	(3,497)
CCP OIS R SOFR P 3.42000% PUT FEB 23 003.420 ED 02/13/23	100,000	(25)
CCP OIS R SOFR P 3.66000% PUT FEB 23 003.660 ED 02/13/23	100,000	(7)
CCP_CDX. BP UL ITRAXX EUROPE S PAY 100BPS 2033 JUN 20	1,900,000	18,125
CCP_CDX. SP UL ITRAXX-EUROPES3 REC 100BPS 2027 DEC 20	900,000	1,733
CCP_CDX._BP UL ITRAXX EUROPE S PAY 100BPS 2033 JUN 20	1,900,000	–
CCP_CDX._SP UL ITRAXX-EUROPES3 REC 100BPS 2027 DEC 20	900,000	–
CCP_IRS. P AUD-BBR-BBSW 6M CME REC 4.75% 2033 DEC 20	5,500,000	–
CCP_IRS. P EUR-EURIBOR-REUTERS REC 3.0% 2028 SEP 20	7,800,000	–
CCP_IRS. P EUR-EURIBOR-REUTERS REC 3.0% 2033 SEP 20	8,400,000	–
CCP_IRS. P EUR-EURIBOR-REUTERS REC 3.5% 2025 SEP 20	3,500,000	–
CCP_IRS. P GBP-SONIA-COMPOUND REC 3.5% 2033 SEP 20	4,800,000	–
CCP_IRS. P GBP-SONIA-COMPOUND REC 4.0% 2025 SEP 20	300,000	–
CCP_IRS. P GBP-SONIA-COMPOUND REC 3.25% 2053 SEP 20	100,000	–
CCP_IRS. P GBP-SONIA-COMPOUND REC 3.75% 2028 SEP 20	800,000	–
CCP_IRS. P KRW-CD 91D 3M CME REC 3.0% 2028 MAR 15	318,650,000	–
CCP_IRS. P KRW-CD 91D 3M CME REC 3.5% 2028 MAR 15	1,497,554,000	14,918
CCP_IRS. P KRW-CD 91D 3M CME REC 3.5% 2028 SEP 20	4,375,200,000	61,264
CCP_IRS. P KRW-CD-KSDA-BLOOMBE REC 3.25% 2028 MAR 15	7,782,255,000	21,660
CCP_IRS. P KRW-CD-KSDA-BLOOMBE REC 3.25% 2033 MAR 15	549,435,000	–
CCP_IRS. P SGD-SORA-COMPOUND C REC 3.5% 2028 MAR 15	352,000	1,623
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.0% 2033 JUN 21	200,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.1% 2032 NOV 15	1,700,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.2% 2053 OCT 05	100,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.3% 2027 MAY 31	1,600,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.4% 2027 MAY 31	1,200,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.4% 2033 FEB 23	200,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.8% 2028 SEP 05	800,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.16% 2053 OCT 03	100,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.24% 2053 OCT 03	100,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.25% 2028 JUN 21	500,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.25% 2053 DEC 20	400,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.29% 2053 OCT 10	100,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.31% 2027 MAY 31	900,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.35% 2027 MAY 31	800,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.36% 2027 MAY 31	100,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.37% 2033 MAR 01	400,000	4,981
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.37% 2053 JUL 12	100,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.43% 2033 FEB 27	400,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.65% 2033 JUL 10	100,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.75% 2028 OCT 03	400,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.76% 2033 AUG 23	100,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.81% 2028 OCT 05	400,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.85% 2028 OCT 03	400,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.95% 2033 SEP 13	600,000	–
CCP_IRS. P USD-SOFR-COMPOUND C REC 4.05% 2028 OCT 10	400,000	2,018
CCP_IRS. R CNY-CNREPOFIX=CFXS- PAY 2.5% 2027 DEC 21	105,400,000	42,721
CCP_IRS. R CNY-CNREPOFIX=CFXS- PAY 2.5% 2028 SEP 20	58,720,000	–
CCP_IRS. R CNY-CNREPOFIX=CFXS- PAY 3.0% 2028 MAR 15	5,600,000	–
CCP_IRS. R CNY-FIXING REPO RAT PAY 2.75% 2028 JUN 21	7,300,000	–
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 2.5% 2053 SEP 20	2,700,000	188,772
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 3.5% 2026 MAR 20	5,100,000	–
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 3.25% 2033 NOV 06	100,000	–
CCP_IRS. R EUR-EURIBOR-REUTERS PAY 3.27% 2028 NOV 08	100,000	–

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
CCP_IRS. R KRW-CD-KSDA-BLOOMBE PAY 3.25% 2033 SEP 20	568,720,000	5,903
CCP_IRS. R SGD-SORA-COMPOUND C PAY 3.25% 2028 SEP 20	700,000	–
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.0% 2033 JUN 21	3,060,000	151,771
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.1% 2032 NOV 15	1,800,000	48,126
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.5% 2033 DEC 20	600,000	–
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.44% 2038 OCT 03	300,000	28,497
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.49% 2038 OCT 05	300,000	27,471
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.53% 2038 OCT 03	300,000	26,540
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.64% 2038 OCT 10	300,000	22,329
CCP_IRS._P AUD-BBR-BBSW 6M CME REC 4.75% 2033 DEC 20	5,500,000	–
CCP_IRS._P EUR-EURIBOR-REUTERS REC 3.0% 2028 SEP 20	7,800,000	(90,676)
CCP_IRS._P EUR-EURIBOR-REUTERS REC 3.0% 2033 SEP 20	8,400,000	(131,640)
CCP_IRS._P EUR-EURIBOR-REUTERS REC 3.5% 2025 SEP 20	3,500,000	(16,242)
CCP_IRS._P GBP-SONIA-COMPOUND REC 3.5% 2033 SEP 20	4,800,000	(385,994)
CCP_IRS._P GBP-SONIA-COMPOUND REC 4.0% 2025 SEP 20	300,000	(9,304)
CCP_IRS._P GBP-SONIA-COMPOUND REC 3.25% 2053 SEP 20	100,000	(17,032)
CCP_IRS._P GBP-SONIA-COMPOUND REC 3.75% 2028 SEP 20	800,000	(40,507)
CCP_IRS._P KRW-CD 91D 3M CME REC 3.0% 2028 MAR 15	318,650,000	(977)
CCP_IRS._P KRW-CD 91D 3M CME REC 3.5% 2028 MAR 15	1,497,554,000	–
CCP_IRS._P KRW-CD 91D 3M CME REC 3.5% 2028 SEP 20	4,375,200,000	–
CCP_IRS._P KRW-CD-KSDA-BLOOMBE REC 3.25% 2028 MAR 15	7,782,255,000	(53,805)
CCP_IRS._P KRW-CD-KSDA-BLOOMBE REC 3.25% 2033 MAR 15	549,435,000	(5,377)
CCP_IRS._P SGD-SORA-COMPOUND C REC 3.5% 2028 MAR 15	352,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.0% 2033 JUN 21	200,000	(4,180)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.1% 2032 NOV 15	1,700,000	(46,015)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.2% 2053 OCT 05	100,000	(5,593)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.3% 2027 MAY 31	1,600,000	(25,924)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.4% 2027 MAY 31	1,200,000	(14,739)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.4% 2033 FEB 23	200,000	(633)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.8% 2028 SEP 05	800,000	(15,351)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.16% 2053 OCT 03	100,000	(5,736)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.24% 2053 OCT 03	100,000	(18,559)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.25% 2028 JUN 21	500,000	(6,644)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.25% 2053 DEC 20	400,000	(17,636)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.29% 2053 OCT 10	100,000	(17,722)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.31% 2027 MAY 31	900,000	(14,090)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.35% 2027 MAY 31	800,000	(11,485)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.36% 2027 MAY 31	100,000	(1,381)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.37% 2033 MAR 01	400,000	–
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.37% 2053 JUL 12	100,000	(16,462)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.43% 2033 FEB 27	400,000	(278)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.65% 2033 JUL 10	100,000	(76)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.75% 2028 OCT 03	400,000	(3,427)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.76% 2033 AUG 23	100,000	(414)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.81% 2028 OCT 05	400,000	(2,358)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.85% 2028 OCT 03	400,000	(1,687)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.95% 2033 SEP 13	600,000	(22,761)
CCP_IRS._P USD-SOFR-COMPOUND C REC 4.05% 2028 OCT 10	400,000	–
CCP_IRS._R CNY-CNREPOFIX=CFXS- PAY 2.5% 2027 DEC 21	105,400,000	(30,633)
CCP_IRS._R CNY-CNREPOFIX=CFXS- PAY 2.5% 2028 SEP 20	58,720,000	(15,792)
CCP_IRS._R CNY-CNREPOFIX=CFXS- PAY 3.0% 2028 MAR 15	5,600,000	(18,301)
CCP_IRS._R CNY-FIXING REPO RAT PAY 2.75% 2028 JUN 21	7,300,000	(13,545)
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 2.5% 2053 SEP 20	2,700,000	–
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 3.5% 2026 MAR 20	5,100,000	(16,551)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 3.25% 2033 NOV 06	100,000	(1,456)
CCP_IRS._R EUR-EURIBOR-REUTERS PAY 3.27% 2028 NOV 08	100,000	(860)
CCP_IRS._R KRW-CD-KSDA-BLOOMBE PAY 3.25% 2033 SEP 20	568,720,000	–
CCP_IRS._R SGD-SORA-COMPOUND C PAY 3.25% 2028 SEP 20	700,000	(13,484)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.0% 2033 JUN 21	3,060,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.1% 2032 NOV 15	1,800,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.5% 2033 DEC 20	600,000	(5,512)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.44% 2038 OCT 03	300,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.49% 2038 OCT 05	300,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.53% 2038 OCT 03	300,000	–
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.64% 2038 OCT 10	300,000	–
CCP_OIS. P INR-FBIL-MIBOR-OIS- REC 6.5% 2028 MAR 15	83,716,000	18,684
CCP_OIS. R INR-FBIL-MIBOR-OIS- PAY 6.5% 2027 SEP 21	28,700,000	–
CCP_OIS. R INR-FBIL-MIBOR-OIS- PAY 6.25% 2028 MAR 15	129,360,000	4,636
CCP_OIS. R THB-THOR-OIS COMPOU PAY 2.25% 2028 MAR 15	107,520,000	12,419
CCP_OIS._P INR-FBIL-MIBOR-OIS- REC 6.5% 2028 MAR 15	83,716,000	–
CCP_OIS._R INR-FBIL-MIBOR-OIS- PAY 6.5% 2027 SEP 21	28,700,000	(3,244)
CCP_OIS._R INR-FBIL-MIBOR-OIS- PAY 6.25% 2028 MAR 15	129,360,000	(8,137)
CCP_OIS._R THB-THOR-OIS COMPOU PAY 2.25% 2028 MAR 15	107,520,000	(10,764)
COCOA FUTURE (NYB) EXP DEC 23	6	10,416
COCOA FUTURE (NYB) EXP JUL 23	6	11,535
COCOA FUTURE (NYB) EXP MAY 23	6	7,628
COCOA FUTURE (NYB) EXP SEP 23	5	18,630
COFFEE ‘C’ FUTURE (NYB) EXP DEC 23	11	12,228
COFFEE ‘C’ FUTURE (NYB) EXP JUL 24	1	(7,025)
COFFEE ‘C’ FUTURE (NYB) EXP MAY 23	3	(19,616)
COFFEE ‘C’ FUTURE (NYB) EXP MAY 24	3	(29,329)
COFFEE ‘C’ FUTURE (NYB) EXP SEP 23	6	13,971
COMMITMENT TO PURCHASE FNMA SI CALL JAN 24 2500.000 ED 01/04/24	1,200	(4,800)
COPPER FUTURE (CMX) EXP DEC 23	4	(10,822)
COPPER FUTURE (CMX) EXP JUL 23	5	(15,344)
COPPER FUTURE (CMX) EXP MAR 14	4	14,305
COPPER FUTURE (CMX) EXP MAR 23	–	(10,944)
COPPER FUTURE (CMX) EXP MAY 23	4	7,985
COPPER FUTURE (CMX) EXP SEP 23	5	(2,663)
COPPER FUTURE (LME) EXP MAR 24	2	(12)
CORN FUT (CBT) JUL 23 PUT JUL 23 600.000 ED 06/23/23	8	(5,273)
CORN FUTURE (CBT) EXP DEC 24	3	4,980
CORN FUTURE (CBT) EXP JUL 23	68	78,352
CORN FUTURE (CBT) EXP MAY 23	61	89,526
CORN FUTURE (CBT) EXP MAY 24	12	4,414
CORN FUTURE (CBT) EXP SEP 23	38	(13,842)
COTTON NO 2 FUTURE (NYB) EXP DEC 23	8	1,547
COTTON NO 2 FUTURE (NYB) EXP MAY 24	1	(2,075)
CRUDE OIL FUT JUL 23 CALL JUL 23 080.000 ED 06/14/23	2	(125)
CRUDE OIL FUTURE (NYM) PUT DEC 23 060.000 ED 11/15/23	3	(11,605)
ECX EMISSION (EDX) EXP DEC 23	9	(24,440)
EURO-BOBL FUTURE (EUX) EXP DEC 23	30	35,467
EURO-BOBL FUTURE (EUX) EXP JUN 23	30	(11,933)
EURO-BOBL FUTURE (EUX) EXP SEP 23	32	39,577
EURO-BTP FUTURE (EUX) EXP DEC 23	27	101,810
EURO-BTP FUTURE (EUX) EXP JUN 23	11	56,480
EURO-BTP FUTURE (EUX) EXP SEP 23	11	6,117
EURO-BUND FUTURE (EUX) EXP DEC 23	2	1,467

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
EURO-BUND FUTURE (EUX) EXP JUN 23	9	(5,323)
EURO-BUND FUTURE (EUX) EXP SEP 23	9	22,720
EURO-BUXL 30Y BND FUTURE (EUX) EXP DEC 23	2	(6,371)
EURO-BUXL 30Y BND FUTURE (EUX) EXP JUN 23	2	8,891
EURO-BUXL 30Y BND FUTURE (EUX) EXP SEP 23	2	(5,728)
EURO-OAT FUTURE (EUX) EXP DEC 23	26	(17,507)
EURO-OAT FUTURE (EUX) EXP JUN 23	24	(105,856)
EURO-OAT FUTURE (EUX) EXP SEP 23	25	65,554
EURO-SCHATZ FUTURE (EUX) EXP DEC 23	45	13,964
EURO-SCHATZ FUTURE (EUX) EXP SEP 23	45	2,686
FED FUND 30 DAY FUTURE (CBT) EXP OCT 23	19	(1,927)
GASOLINE RBOB FUT (NYM) EXP NOV 23	42	(106,754)
GASOLINE RBOB FUT (NYM) EXP OCT 23	6	118,639
GASOLINE RBOB FUTURE (NYM) EXP APR 23	1	7,857
GASOLINE RBOB FUTURE (NYM) EXP APR 24	3	(13,390)
GASOLINE RBOB FUTURE (NYM) EXP AUG 23	2	3,913
GASOLINE RBOB FUTURE (NYM) EXP DEC 24	1	9,025
GASOLINE RBOB FUTURE (NYM) EXP FEB 24	1	(12,108)
GASOLINE RBOB FUTURE (NYM) EXP JAN 24	8	16,251
GASOLINE RBOB FUTURE (NYM) EXP SEP 23	10	(206,984)
GLOBEX NATURL GAS FUTURE (NYM) EXP DEC 23	7	17,463
GLOBEX NATURL GAS FUTURE (NYM) EXP JUN 23	5	(627)
GLOBEX NATURL GAS FUTURE (NYM) EXP MAY 23	6	(9,003)
GOLD 100 OZ FUTURE (CMX) CALL OCT 23 2000.000 ED 10/26/23	8	(26,993)
GOLD 100 OZ FUTURE (CMX) EXP APR 24	–	(846)
GOLD 100 OZ FUTURE (CMX) EXP DEC 23	154	(31,168)
GOLD 100 OZ FUTURE (CMX) EXP JUN 23	136	(1,411,724)
IRON ORE 62% (SGX) EXP JAN 24	62	90,920
IRON ORE 62% (SGX) EXP JUL 23	65	(148,035)
IRON ORE 62% (SGX) EXP MAY 23	59	7,250
IRON ORE 62% (SGX) EXP NOV 23	38	33,910
IRON ORE 62% (SGX) EXP SEP 23	40	55,795
IRS. R THB-THOR-OIS COMPOUND 1 P 1.75% 2025 MAR 15	23,417,000	2,580
IRS. R THB-THOR-OIS COMPOUND 1 P 2.25% 2028 MAR 15	35,594,000	–
IRS._R THB-THOR-OIS COMPOUND 1 P 1.75% 2025 MAR 15	5,075,000	–
IRS._R THB-THOR-OIS COMPOUND 1 P 2.25% 2028 MAR 15	42,413,000	(3,328)
JAPAN 10YR BOND FUTURE (OSE) EXP SEP 23	4	(27,364)
JPN 10Y BOND FUTURE (OSE) EXP DEC 23	3	(7,128)
JPN 10Y BOND FUTURE (OSE) EXP JUN 23	4	94,162
KC HRW WHEAT FUTURE (CBT) EXP DEC 23	–	10,364
KC HRW WHEAT FUTURE (CBT) EXP MAY 23	7	6,835
KC HRW WHEAT FUTURE (CBT) EXP MAY 24	8	12,704
KC HRW WHEAT FUTURE (CBT) EXP SEP 23	5	(8,114)
LEAD FUTURE (LME) EXP JAN 23	9	(48,358)
LEAD FUTURE (LME) EXP JAN 24	1	(49)
LEAD FUTURE (LME) EXP JUL 23	9	2,551
LEAD FUTURE (LME) EXP MAY 23	9	16,794
LEAD FUTURE (LME) EXP NOV 23	–	(3,138)
LEAD FUTURE (LME) EXP SEP 23	8	(2,653)
LEAN HOGS FUTURE (CME) EXP AUG 23	11	75,477
LEAN HOGS FUTURE (CME) EXP DEC 23	10	24,484
LEAN HOGS FUTURE (CME) EXP JUL 23	13	36,466
LEAN HOGS FUTURE (CME) EXP JUN 23	14	69,740
LEAN HOGS FUTURE (CME) EXP OCT 23	16	(18,487)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
LIVE CATTLE FUTURE (CME) EXP AUG 23	3	(17,546)
LIVE CATTLE FUTURE (CME) EXP DEC 23	2	12,282
LIVE CATTLE FUTURE (CME) EXP JUN 23	6	5,507
LIVE CATTLE FUTURE (CME) EXP OCT 23	6	7,868
LONDON GOLD MARKET FIXING LTD CALL JAN 24 2500.000 ED 01/24/24	100	(400)
LONG GILT FUTURE (ICF) EXP DEC 23	13	(5,424)
LONG GILT FUTURE (ICF) EXP JUN 23	5	26,462
LONG GILT FUTURE (ICF) EXP SEP 23	5	16,577
LOW SU GASOIL G FUTURE (ICE) EXP AUG 23	4	59,591
LOW SU GASOIL G FUTURE (ICE) EXP FEB 24	40	(23,280)
LOW SU GASOIL G FUTURE (ICE) EXP JAN 24	49	(40,362)
LOW SU GASOIL G FUTURE (ICE) EXP JUL 23	8	(26,720)
LOW SU GASOIL G FUTURE (ICE) EXP MAY 23	2	(110,982)
LOW SU GASOIL G FUTURE (ICE) EXP NOV 23	31	242,621
LOW SU GASOIL G FUTURE (ICE) EXP OCT 23	48	(852,409)
MILL WHEAT EURO FUTURE (EOP) EXP DEC 23	45	(44,806)
MILL WHEAT EURO FUTURE (EOP) EXP MAY 23	18	(26,973)
MILL WHEAT EURO FUTURE (EOP) EXP SEP 23	17	3,177
NATURAL GAS EUR FUTURE DEC 23 PUT DEC 19 003.500 ED 11/27/23	3	(21,180)
NATURAL GAS EUR FUTURE FEB 23 CALL FEB 23 004.500 ED 01/26/23	5	(77,800)
NATURAL GAS EUR OPT FUT (NYM) DEC 2 PUT NOV 23 003.000 ED 11/27/23	2	(4,120)
NATURAL GAS EUR OPT FUT (NYM) DEC 2 PUT NOV 23 003.200 ED 11/27/23	2	(8,120)
NATURAL GAS EUR OPT FUT DEC 23 PUT DEC 23 003.100 ED 11/27/23	1	(3,060)
NATURAL GAS FUTURE (ICE) EXP AUG 23	10	(8,040)
NATURAL GAS FUTURE (NYM) EXP JUN 23	34	9,768
NATURAL GAS FUTURE (NYM) EXP NOV 23	17	(5,705)
NICKEL FUTURE (LME) EXP JAN 23	4	(9,975)
NICKEL FUTURE (LME) EXP JAN 24	3	(18)
NICKEL FUTURE (LME) EXP JUL 23	3	10,860
NICKEL FUTURE (LME) EXP MAY 23	3	49,443
NICKEL FUTURE (LME) EXP NOV 23	1	5,741
NICKEL FUTURE (LME) EXP SEP 23	2	8,406
NY HARB ULSD FUTURE (NYM) EXP AUG 23	2	(1,872)
NY HARB ULSD FUTURE (NYM) EXP FEB 24	5	8,139
NY HARB ULSD FUTURE (NYM) EXP JAN 24	9	(40,923)
NY HARB ULSD FUTURE (NYM) EXP NOV 23	25	127,082
NY HARB ULSD FUTURE (NYM) EXP OCT 23	2	(121,241)
NY HARB ULSD FUTURE (NYM) EXP SEP 23	3	5,551
PALLADIUM FUTURE (NYM) EXP DEC 23	3	(1,237)
PALLADIUM FUTURE (NYM) EXP JUN 23	1	5,991
PALLADIUM FUTURE (NYM) EXP MAR 24	1	13,158
PALLADIUM FUTURE (NYM) EXP SEP 23	1	12,935
PLATINUM FUTURE (NYM) EXP APR 24	4	(21,868)
PLATINUM FUTURE (NYM) EXP JAN 24	6	(411)
PLATINUM FUTURE (NYM) EXP JUL 23	3	(6,939)
PLATINUM FUTURE (NYM) EXP OCT 23	3	(5,141)
PRI ALUM FUTURE (LME) EXP MAY 23	15	76,776
PRI ALUMINUM FUTURE (LME) EXP JUL 23	16	18,408
PRI ALUMINUM FUTURE (LME) EXP NOV 23	14	(5,194)
PRI ALUMINUM FUTURE (LME) EXP SEP 23	14	34,496
SHORT EURO-BTP FUTURE (EUX) EXP JUN 23	21	(25,219)
SHORT EURO-BTP FUTURE (EUX) EXP SEP 23	20	13,377
SILVER FUTURE (CMX) EXP DEC 23	9	18,544
SILVER FUTURE (CMX) EXP JUL 23	9	(1,890)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
SILVER FUTURE (CMX) EXP MAY 23	4	30,698
SILVER FUTURE (CMX) EXP SEP 23	7	8,460
SNG GSOIL V LOW SU (ISF) EXP JAN 23	1	15,841
SOYBEAN FUTURE (CBT) EXP JAN 24	13	2,511
SOYBEAN FUTURE (CBT) EXP MAY 23	13	(20,195)
SOYBEAN FUTURE (CBT) EXP MAY 24	3	(7,456)
SOYBEAN MEAL FUTURE (CBT) EXP DEC 23	43	20,906
SOYBEAN MEAL FUTURE (CBT) EXP JAN 24	34	151,554
SOYBEAN MEAL FUTURE (CBT) EXP MAY 23	30	34,200
SOYBEAN MEAL FUTURE (CBT) EXP MAY 24	3	(20,650)
SOYBEAN MEAL FUTURE (CBT) EXP OCT 23	4	2,773
SOYBEAN OIL FUTURE (CBT) EXP DEC 23	13	(7,549)
SOYBEAN OIL FUTURE (CBT) EXP JAN 24	9	(3,396)
SOYBEAN OIL FUTURE (CBT) EXP MAY 23	4	11,180
SOYBEAN OIL FUTURE (CBT) EXP MAY 24	5	4,897
SOYBEAN OIL FUTURE (CBT) EXP OCT 23	4	(355)
SUGAR #11 WORLD FUTURE (NYB) EXP MAY 24	–	3,905
SUGAR #11 WORLD FUTURE (NYB) EXP OCT 23	11	78,682
TTF NATURAL GAS F FUTURE (EDX) EXP AUG 23	10	(44,193)
TTF NATURAL GAS F FUTURE (EDX) EXP DEC 23	27	(278,125)
TTF NATURAL GAS F FUTURE (EDX) EXP FEB 24	1	33,295
TTF NATURAL GAS F FUTURE (EDX) EXP JAN 24	10	(57,096)
TTF NATURAL GAS F FUTURE (EDX) EXP JUL 23	5	42,344
TTF NATURAL GAS F FUTURE (EDX) EXP JUN 23	5	(9,218)
TTF NATURAL GAS F FUTURE (EDX) EXP NOV 23	13	(137,939)
TTF NATURAL GAS F FUTURE (EDX) EXP OCT 23	13	(192,822)
TTF NATURAL GAS F FUTURE (EDX) EXP SEP 23	9	(45,589)
UBS GROUP AG REGS VAR RT 03/01/29	100,000	125,046
US 10 YR TREAS NTS FUT (CBT) EXP JUN 23	111	86,691
US 10YR NOTE FUTURE (CBT) EXP DEC 23	61	(51,452)
US 10YR NOTE FUTURE (CBT) EXP SEP 23	187	(248,266)
US 10YR NOTE FUTURE JUN 23 CALL MAY 23 119.000 ED 04/21/23	2	(80)
US 10YR NOTE FUTURE JUN 23 PUT MAY 23 112.000 ED 04/21/23	2	(34)
US 10YR ULTRA FUTURE (CBT) EXP DEC 23	7	13,519
US 10YR ULTRA FUTURE (CBT) EXP JUN 23	4	25,584
US 10YR ULTRA FUTURE (CBT) EXP SEP 23	7	39,720
US 2YR NOTE FUTURE (CBT) EXP JUN 23	155	81,407
US 2YR NOTE FUTURE (CBT) EXP SEP 23	188	(520,112)
US 2YR TREAS NTS FUT (CBT) EXP DEC 23	161	(28,515)
US 5YR NOTE FUTURE (CBT) EXP DEC 23	86	15,780
US 5YR NOTE FUTURE (CBT) EXP JUN 23	51	62,348
US 5YR TREAS NTS FUTURE (CBT) EXP SEP 23	23	(17,050)
US LONG BOND FUTURE (CBT) EXP JUN 23	26	(37,859)
US LONG BOND FUTURE (CBT) EXP SEP 23	30	210,804
US TREAS BD FUTURE (CBT) EXP DEC 23	32	72,867
US ULTRA BOND (CBT) EXP DEC 23	9	(53,138)
US ULTRA BOND (CBT) EXP SEP 23	3	(41,441)
US ULTRA BOND FUT (CBT) EXP JUN 23	2	55,018
WHEAT FUTURE (CBT) DEC 23 CALL DEC 23 800.000 ED 11/24/23	5	(719)
WHEAT FUTURE (CBT) EXP DEC 23	13	139,410
WHEAT FUTURE (CBT) EXP MAY 23	3	(44,950)
WHEAT FUTURE (CBT) EXP MAY 24	6	(3,654)
WHEAT FUTURE (CBT) EXP SEP 23	22	(21,960)
WTI CRUDE FUT (NYM) EXP MAY 23 CALL APR 23 090.000 ED 04/17/23	2	(105)

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

December 31, 2023

Identity of issue, borrower, lessor, or similar party, including maturity date, rate of interest, collateral, par or maturity value	Shares / Par Value	Proceeds of Dispositions
WTI CRUDE FUT DEC 23 CALL DEC 23 085.000 ED 11/15/23	3	(7,698)
WTI CRUDE FUTURE (ICE) EXP AUG 23	4	25,634
WTI CRUDE FUTURE (ICE) EXP JUL 23	3	16,819
WTI CRUDE FUTURE (ICE) EXP SEP 23	2	21,033
WTI CRUDE FUTURE (NYM) EXP APR 23	1	(2,053)
WTI CRUDE FUTURE (NYM) EXP AUG 23	26	11,050
WTI CRUDE FUTURE (NYM) EXP JAN 24	17	(54,607)
WTI CRUDE FUTURE (NYM) EXP JUL 23	30	218,518
WTI CRUDE FUTURE (NYM) EXP MAY 23	3	(21,412)
WTI CRUDE FUTURE (NYM) EXP NOV 23	13	(193,730)
WTI CRUDE FUTURE (NYM) EXP OCT 23	19	(86,982)
WTI CRUDE FUTURE (NYM) FEB 24 PUT JAN 24 065.000 ED 01/17/24	6	3,877
WTI CRUDE FUTURE JUN 23 CALL JUN 23 85.00 ED 05/17/23	3	(217)
WTI CRUDE FUTURE JUN 23 CALL JUN 23 86.00 ED 05/17/23	3	(247)
WTI CRUDE FUTURE OCT 23 CALL OCT 23 85.00 ED 09/15/23	2	(840)
ZINC FUTURE (LME) EXP JAN 23	3	(7,163)
ZINC FUTURE (LME) EXP JAN 24	3	(31)
ZINC FUTURE (LME) EXP JUL 23	3	28,875
ZINC FUTURE (LME) EXP MAY 23	4	37,190
ZINC FUTURE (LME) EXP NOV 23	1	(5,481)
ZINC FUTURE (LME) EXP SEP 23	3	4,331
Total Derivatives		$(2,850,903)
Total Acquired and Disposed of Within the Year		$24,344,646,549

Note: Par value is reflected in the underlying currency of the security, where applicable.

THE GOLDMAN SACHS 401(k) PLAN

Schedule H, Line 4j – Schedule of Reportable Transactions

December 31, 2023

Identity of issue, borrower, lessor or similar party	Purchase price	Number of transactions (purchases)	Selling price	Number of transactions (sales)	Cost	Current value of asset on transaction date	Net gain or (loss)
Series of Transactions
DREYFUS INS RSRV PR MONEY 6546	$–	–	$1,360,850,269	1,556	$1,360,850,269	$1,360,850,269	$–
DREYFUS INS RSRV PR MONEY 6546	1,378,079,382	1,730	–	–	–	1,378,079,382	–

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee (or other persons who administer the employee benefit plan) has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS 401(k) PLAN

Members of the Administrative Committee

By:	/s/	Nita Birla
Name:		Nita Birla

By:	/s/	Katie Gulasey
Name:		Katie Gulasey

By:	/s/	Doug Naumann
Name:		Doug Naumann

Date: June 17, 2024

INDEX TO EXHIBITS

Exhibit No.	Description

23	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm